Exhibit 10.1
EXECUTION COPY
AMENDMENT AND RESTATEMENT
AMENDMENT AND RESTATEMENT AGREEMENT, dated as of May 13, 2011 (this “Amendment and Restatement”), to the Revolving Credit Agreement, dated as of December 3, 2009 (as amended, supplemented or otherwise modified from time to time and in effect as of the date hereof, the “Credit Agreement”), among Easton-Bell Sports, Inc., a Delaware corporation (the “Company”), 4078624 Canada Inc., All-American Sports (Canada) Ltd., Bell Sports Canada Inc., and Easton Sports Canada, Inc., each organized under the laws of Canada (collectively, the “Canadian Borrowers”, and together with the Company, the “Borrowers”), the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, the “Collateral Agent”), JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrowers;
WHEREAS, the Borrowers have requested that the Lenders make certain modifications to the Credit Agreement as described herein; and
WHEREAS, the Lenders are willing to agree to this Amendment and Restatement set forth on the terms herein;
NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:
SECTION 1. Definitions. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
SECTION 2. Amendment and Restatement.
(a) The Credit Agreement (excluding the Schedules and Exhibits thereto to the extent not expressly amended and restated herein) is hereby amended and restated, effective as of the Amendment and Restatement Effective Date (as defined below), to read as set forth in Annex 1.
(b) The Credit Agreement is hereby further amended, effective as of the Amendment and Restatement Effective Date, by amending and restating Exhibit D to read as set forth in Exhibit D.
(c) The Credit Agreement is hereby further amended, effective as of the Amendment and Restatement Effective Date, by amending and restating Schedule 1.01A to read as set forth in Schedule 1.01A and by reallocating each Lender’s Revolving Credit Exposure in accordance with Schedule 1.01A, as amended and restated.
SECTION 3. Effectiveness. This Amendment and Restatement shall become effective as of the date (the “Amendment and Restatement Effective Date”) on which the following conditions have been satisfied:
(a) The Administrative Agent (or its counsel) shall have received duly executed and completed counterparts hereof (in the form provided and specified by the Administrative Agent) that, when taken together, bear the signatures of each Loan Party, the Administrative Agent and each Lender.

(b) The Administrative Agent shall have received all fees that are required to be paid to it under the Credit Agreement or the Engagement Letter, dated as of March 29, 2011, between the Borrowers and the Administrative Agent on or before the Amendment and Restatement Effective Date.
(c) The Administrative Agent shall have received payment from the Company, for the account of each Lender that executes and delivers a counterpart signature page to this Amendment and Restatement prior to 5:00 P.M., New York City time, on May 13, 2011 (the “Consent Deadline”), a non-refundable upfront fee payable in Dollars in an amount equal to 0.25% of the aggregate principal amount of the Commitment of such Lender outstanding or in effect, as applicable, as of the Consent Deadline.
(d) The Administrative Agent (or its counsel) shall have received:
(i) a certificate of each Loan Party, dated the Amendment and Restatement Effective Date and executed by its Secretary or Assistant Secretary, certifying (A) to the effect that (x) attached thereto is a true and complete copy of the certificate or articles of incorporation or organization of such Loan Party certified as of a recent date by the relevant authority of the jurisdiction of its organization and that such certificate or articles are in full force and effect, or in the alternative, certifying that such certificates or articles of incorporation or organization have not been amended since December 3, 2009 (y) attached thereto is a true and complete copy of the by-laws or operating agreements of each Loan Party as in effect on the Amendment and Restatement Effective Date, or in the alternative, certifying that such by-laws or operating agreements have not been amended since December 3, 2009, and (z) attached thereto is a true and complete copy of resolutions duly adopted by the board of directors, board of managers, member or other body, as the case may be, of each Loan Party authorizing the execution, delivery and performance of this Amendment and Restatement and the Credit Agreement as amended hereby, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (B) as to the incumbency and specimen signature of each officer or other authorized person executing this Amendment and Restatement or documents related thereto on behalf of any Loan Party and signed by another officer of such Loan Party as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate, or otherwise in such form as the Administrative Agent shall reasonably agree;
(ii) a certificate as to the good standing/compliance/status (as applicable) of each Loan Party as of a recent date, from the relevant authority of the jurisdiction of its organization; and
(iii) an opinion of (A) Ropes & Gray LLP, counsel for the Loan Parties, and (B) each local counsel for the Loan Parties listed on Schedule 1 hereto, in each case, dated as of the Amendment and Restatement Effective Date and in form and substance reasonably satisfactory to the Administrative Agent.
(e) To the extent invoiced, the Administrative Agent shall have received payment or reimbursement of its reasonable out-of-pocket expenses in connection with this Amendment and Restatement and any other out-of-pocket expenses of the Administrative Agent required to be paid or reimbursed pursuant to the Credit Agreement on or prior to the Amendment and Restatement Effective Date, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.
(f) No Default or Event of Default shall have occurred and be continuing under the Credit Agreement.

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(g) All representations and warranties set forth in Article III of the Credit Agreement shall be true and correct in all material respects, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).
SECTION 4. Representations and Warranties. Each of the Borrowers represents and warrants to each of the Lenders and the Administrative Agent that as of the Amendment and Restatement Effective Date:
4.1. This Amendment and Restatement has been duly authorized, executed and delivered by it and this Amendment and Restatement and the Credit Agreement, as amended and restated hereby, constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and with respect to the Canadian Borrowers, subject to applicable mandatory Canadian law provisions.
4.2. Each of the representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of the Amendment and Restatement Effective Date with the same effect as though made on and as of the Amendment and Restatement Effective Date; provided that to the extent that such representations and warranties expressly relate to an earlier date, they shall be true and correct in all material respects as of such earlier date, or, in the case of any representation and warranty qualified by materiality, in all respects as of such earlier date.
SECTION 5. Effect of Amendment and Restatement.
5.1. Except as expressly set forth herein, this Amendment and Restatement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and affect. Except as expressly set forth herein, nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.
5.2. Each Loan Party agrees that (a) all of its obligations, liabilities and indebtedness under each Loan Document, including guarantee obligations, shall remain in full force and effect, in accordance with applicable law, on a continuous basis after giving effect to this Amendment and Restatement and (b) except as are otherwise being reconfirmed, amended, restated or otherwise modified in connection with this Amendment and Restatement, all of the Liens and security interests created and arising under such Loan Documents remain in full force and effect on a continuous basis in accordance with applicable law, and the perfected status and priority of each such Lien and security interest continues in full force and effect, in accordance with applicable law, on a continuous basis, unimpaired, uninterrupted and undischarged, after giving effect to this Amendment and Restatement as collateral security for its obligations, liabilities and indebtedness under the Credit Agreement and under its guarantees in the Loan Documents.

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5.3. For the avoidance of doubt, the Lenders hereby authorize the Administrative Agent and the Collateral Agent to take such steps and to execute and deliver such documents as such Agents deem reasonably necessary or advisable to ensure or document the effectiveness, perfection and priority of such Liens and security interests.
5.4. On and after the Amendment and Restatement Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed a reference to the Credit Agreement as amended hereby. This Amendment and Restatement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
SECTION 6. General.
6.1. GOVERNING LAW. THIS AMENDMENT AND RESTATMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AND RESTATEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
6.2. Costs and Expenses. The Borrowers agree to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment and Restatement, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.
6.3. Counterparts. This Amendment and Restatement may be executed by one or more of the parties to this Amendment and Restatement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment and Restatement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
6.4. Headings. The headings of this Amendment and Restatement are used for convenience of reference only, are not part of this Amendment and Restatement and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment and Restatement.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Restatement to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

EASTON-BELL SPORTS, INC.
By	/s/ Mark A. Tripp
	Name:	Mark A. Tripp
	Title:	Chief Financial Officer

4078624 CANADA INC. ALL-AMERICAN SPORTS (CANADA) LTD. BELL SPORTS CANADA INC. EASTON SPORTS CANADA, INC.
By	/s/ Mark A. Tripp
	Name:	Mark A. Tripp
	Title:	Chief Financial Officer

ALL AMERICAN SPORTS CORPORATION
BELL CHINA INVESTMENTS, INC.
BELL RACING COMPANY
BELL SPORTS CORP.
BELL SPORTS, INC.
CDT NEVADA, INC.
EASTON SPORTS ASIA, INC.
EASTON SPORTS, INC.
EQUILINK LICENSING, LLC
MACMARK CORPORATION
RIDDELL, INC.
RIDDELL SPORTS GROUP, INC.
RIDMARK CORPORATION

By	/s/ Mark A. Tripp
	Name:	Mark A. Tripp
	Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent and Collateral Agent
By:	/s/ Teresa B. Keckler
	Name:	Teresa B. Keckler
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., as lender
By:	/s/ Teresa B. Keckler
	Name:	Teresa B. Keckler
	Title:	Vice President

BANK OF AMERICA, N.A.
By:	/s/ Bobby P.S. Bans
	Name:	Bobby P.S. Bans
	Title:	Vice President

U.S. BANK, NATIONAL ASSOCIATION
By:	/s/ Lynn Gosselin
	Name:	Lynn Gosselin
	Title:	Vice President

U.S. Bank National Association, Canada Branch, as a Canadian Lender
By:	/s/ Joseph Ranhala
	Name:	Joseph Ranhala
	Title:	Principal Officer

Union Bank, N.A., as a Lender
By:	/s/ Peter Ehlinger
	Name:	Peter Ehlinger
	Title:	Vice President

Union Bank, Canada Branch, as a Lender
By:	/s/ Anne Collins
	Name:	Anne Collins
	Title:	Vice President

SIEMENS FINANCIAL SERVICES, INC., as a Lender
By:	/s/ Michael Kunst
	Name:	Michael Kunst
	Title:	Vice President

By:	/s/ Christine Padula
	Name:	Christine Padula
	Title:	VP & Controller

PNC BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Robin L. Arriola
	Name:	Robin L. Arriola
	Title:	Senior Vice President

PNC BANK CANADA BRANCH, as a Canadian Lender
By:	/s/ Mike Danby
	Name:	Mike Danby
	Title:	Assistant Vice President

CAPITAL ONE LEVERAGE FINANCE CORPORATION
By:	/s/ Ron Walker
	Name:	Ron Walker
	Title:	SVP

WELLS FARGO CAPITAL FINANCE, LLC
By:	/s/ Krista Wade
	Name:	Krista Wade
	Title:	Vice President

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA
By:	/s/ Domenic Cosentino
	Name:	Domenic Cosentino
	Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ Rebecca L. Bruch
	Name:	Rebecca L. Bruch
	Title:	Duly Authorized Signatory

SCHEDULE 1
List of Local Counsel Opinions to be Delivered on the Amendment and Restatement Effective Date
1.	Andrews Kurth LLP — Texas Counsel

2.	Borden Ladner Gervais LLP — Canadian Counsel

3.	DLA Piper LLP — Illinois Counsel

4.	McDonald Carano Wilson LLP — Nevada Counsel

ANNEX 1
[Blackline of Conformed Credit Agreement]

ANNEX 1
AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
dated as of
May 13, 2011
among
EASTON-BELL SPORTS, INC.,
as U.S. Borrower,
4078624 CANADA INC.
ALL-AMERICAN SPORTS (CANADA) LTD.
BELL SPORTS CANADA INC.
EASTON SPORTS CANADA, INC.
as Canadian Borrowers,
The Subsidiary Guarantors Party Hereto,
The Lenders Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
JPMORGAN CHASE BANK, N.A.,
as Collateral Agent,
J.P. MORGAN SECURITIES INC., AND
WELLS FARGO CAPITAL FINANCE, LLC,
as Joint Bookrunners and Lead Arrangers,
BANK OF AMERICA, N.A., AND
WELLS FARGO CAPITAL FINANCE, LLC,
as Co-Syndication Agents
and
U.S. BANK, NATIONAL ASSOCIATION,
as Documentation Agent

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SCHEDULES:

Schedule 1.01A	— Commitment Schedule
Schedule 1.01B	— Excluded Domestic Subsidiaries
Schedule 2.01	— Existing Letters of Credit
Schedule 3.05(a)	— Owned Properties
Schedule 3.05(b)	— Leased Properties
Schedule 3.05(c)	— Intellectual Property
Schedule 3.06	— Disclosed Matters
Schedule 3.09	— Taxes
Schedule 3.13	— Indebtedness and Liens
Schedule 3.16	— Insurance
Schedule 3.17	— Capitalization and Subsidiaries
Schedule 3.20	— Affiliate Transactions
Schedule 3.22	— Canadian Pension Plans and Benefits Plans
Schedule 4.01(l)	— Pledged Stock
Schedule 5.01(g)	— Borrowing Base Supplemental Documentation
Schedule 6.01	— Existing Indebtedness
Schedule 6.02	— Existing Liens
Schedule 6.04(b)	— Existing Investments
Schedule 6.09	— Transactions with Affiliates
Schedule 6.10	— Existing Restrictions

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B	— Form of Legal Opinion
Exhibit C-1	— Form of Aggregate Borrowing Base Certificate
Exhibit C-2	— Form of U.S. Borrowing Base Certificate
Exhibit C-3	— Form of Canadian Borrowing Base Certificate
Exhibit D	— Form of Compliance Certificate
Exhibit E	— Joinder Agreement
Exhibit F	— Form of Borrowing Request
Exhibit G	— Form of Interest Election Request
Exhibit H	— Form of Intercreditor Agreement
Exhibit I	— Form of U.S. Tax Compliance Certificate

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This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of May 13, 2011 (as it may be amended, supplemented or otherwise modified from time to time, this “Agreement”), among EASTON-BELL SPORTS, INC., a Delaware corporation (the “Company”), 4078624 CANADA INC., ALL-AMERICAN SPORTS (CANADA) LTD., BELL SPORTS CANADA INC., and EASTON SPORTS CANADA, INC., each organized under the laws of Canada (collectively, the “Canadian Borrowers”, and together with the Company, the “Borrowers”), the subsidiary guarantors from time to time party hereto, the lenders from time to time party hereto, JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity, the “Collateral Agent”), JPMORGAN CHASE BANK, N.A., as Administrative Agent, J.P. MORGAN SECURITIES INC. and WELLS FARGO CAPITAL FINANCE, LLC, as Joint Lead Arrangers, WELLS FARGO CAPITAL FINANCE, LLC and BANK OF AMERICA, N.A., as Co-Syndication Agents and U.S. BANK, NATIONAL ASSOCIATION, as Documentation Agent.
The parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABL First Priority Collateral” means the portion of the Collateral as to which the Lenders have a first-priority Lien, including, cash and cash equivalents, deposit accounts, inventory, accounts receivable, other personal property relating to such inventory and all proceeds of the foregoing, as more fully described in the Collateral Documents.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to (a) with respect to Loans or Borrowings denominated in Dollars, the U.S. Alternate Base Rate and (b) with respect to Loans or Borrowings denominated in Canadian Dollars, the Canadian Alternate Base Rate.
“Account” has the meaning assigned to such term in the applicable Security Agreement.
“Account Debtor” means any Person obligated on an Account.
“Accounts Reserves” means, without duplication, the Dilution Reserve and any other reserves related to Accounts which the Collateral Agent deem necessary, in their Permitted Discretion.
“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. or any of its offices and affiliates (including, without limitation, JPMorgan Chase Bank, N.A., Toronto Branch), in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Availability” means, with respect to the Borrowers, at any time, an amount equal to (a) the lesser of (i) the Total Commitment and (ii) the Aggregate Borrowing Base minus (b) the Aggregate Credit Exposure.
“Aggregate Borrowing Base” means the aggregate amount of the U.S. Borrowing Base and the Canadian Borrowing Base; provided that the maximum amount of the Canadian Borrowing Base which may be included as part of the Aggregate Borrowing Base is the Canadian Facility Commitment.
“Aggregate Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Company, in substantially the form of Exhibit C-1 or another form which is acceptable to the Collateral Agent in its sole discretion.
“Aggregate Canadian Facility Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Canadian Facility Lenders.
“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.
“Aggregate Gross Availability” means, with respect to the Borrowers, at any time, an amount equal to (a) the lesser of (i) the Total Commitment and (ii) the Aggregate Gross Borrowing Base minus (b) the Aggregate Credit Exposure.
“Aggregate Gross Borrowing Base” means the aggregate amount of the U.S. Gross Borrowing Base and the Canadian Gross Borrowing Base; provided that the maximum amount of the Canadian Gross Borrowing Base which may be included as part of the Aggregate Gross Borrowing Base is the Canadian Facility Commitment.
“Aggregate U.S. Facility Credit Exposure” means, at any time, the aggregate Credit Exposure of all the U.S. Facility Lenders.
“Agreement” has the meaning assigned to such term in the preamble hereto.
“All-American Sports (Canada) Ltd.” means All-American Sports (Canada) Ltd., a corporation organized under the laws of Canada.

“All-American Sports Corporation” means All-American Sports Corporation, a corporation organized under the laws of Delaware.
“Amendment and Restatement Effective Date” has the meaning set forth in the Amendment and Restatement Agreement, dated as of May 13, 2011, among the Borrowers, the Administrative Agent and the Lenders party thereto.
“Applicable Commitment Fee Rate” means, for any day, with respect to the commitment fees payable hereunder, (a) 0.75% per annum until the completion of two full fiscal quarters after the Effective Date and (b) thereafter, the applicable rate per annum set forth below, based upon the daily average Commitment Utilization Percentage during the most recent fiscal quarter of the Company:

		Applicable
	Commitment Utilization	Commitment
Level	Percentage	Fee Rate

I	> 50%	0.375%
II	< 50%	0.50%
For purposes of the foregoing, the Applicable Commitment Fee Rate shall be determined as of the end of each fiscal month of the Company; provided that the Commitment Utilization Percentage shall be deemed to be in Level II (A) at any time that a Specified Event of Default (other than a Specified Event of Default triggered by non-compliance with the requirements of Section 5.01(g)) has occurred and is continuing or (B) upon prior written notice to the Company, at the option of the Administrative Agent or at the request of the Required Lenders if the Company fails to deliver the annual, quarterly or monthly consolidated financial statements required to be delivered by it pursuant to Section 5.01(a), (b) or (c), as applicable, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.
“Applicable Canadian Facility Percentage” means, with respect to any Canadian Facility Lender, the percentage of the Total Canadian Facility Commitment represented by such Canadian Facility Lender’s Canadian Facility Commitment; provided, that if the Canadian Facility Commitments have terminated or expired, the Applicable Canadian Facility Percentages shall be determined based upon the Total Canadian Facility Commitment most recently in effect, after giving effect to any assignments.
“Applicable Percentage” means, at any time with respect to any Lender, a percentage equal to a fraction, the numerator of which is such Lender’s Commitment and the denominator of which is the Total Commitment, in each case at such time; provided that for purposes of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Total Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If, however, the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Total Commitment most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day with respect to any ABR Loan, Eurocurrency Loan or CDOR Rate Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurocurrency Spread/CDOR Spread”, as the case may be, based upon the Total Leverage Ratio of the Company; provided that until delivery of the financial statements for the quarter ended July 2, 2011 and the related Compliance Certificate, the Applicable Rate for each Eurocurrency Loan, CDOR Rate Loan and ABR Loan shall be 200 bps and 100 bps, respectively:

Eurocurrency
Spread/CDOR
Level	Total Leverage Ratio	Rate Spread	ABR Spread
I	< 2.75x	150 bps	50 bps
II	> 2.75x but < 3.25x	175 bps	75 bps
III	> 3.25x but < 4.0x	200 bps	100 bps
IV	> 4.0x but < 4.5x	225 bps	125 bps
V	> 4.5x	250 bps	150 bps
For purposes of the foregoing, the Applicable Rate shall be determined as of the end of each fiscal quarter of the Company based upon the Compliance Certificate that is delivered from time to time pursuant to Section 5.01(d), provided that the Total Leverage Ratio shall be deemed to be in Level V (A) at any time that a Specified Event of Default has occurred and is continuing or (B) upon prior written notice to the Company, at the option of the Administrative Agent or at the request of the Required Lenders if the Borrowers fail to deliver any Compliance Certificate that is required to be delivered by them pursuant to Section 5.01(d), as applicable, during the period from the expiration of the time for delivery thereof until each such Compliance Certificate is so delivered. Changes in the Applicable Rate resulting from changes in the Total Leverage Ratio shall become effective on the first day of the next month following the delivery of the Compliance Certificate pursuant to Section 5.01(d) and shall remain in effect until the next change to be effected pursuant to this paragraph.
“Applicable U.S. Facility Percentage” means, with respect to any U.S. Facility Lender, the percentage of the Total U.S. Facility Commitment represented by such U.S. Facility Commitment; provided, that if the U.S. Facility Commitments have terminated or expired, the Applicable U.S. Facility Percentages shall be determined based upon the Total U.S. Facility Commitment most recently in effect, after giving effect to any assignments.
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date.
“Available Commitment” means, at any time, the Total Commitment then in effect minus the Aggregate Credit Exposure at such time; provided, that in calculating the Aggregate Credit Exposure for the purpose of determining the Available Commitment pursuant to Section 2.12(a), the aggregate principal amount of Swingline Loans and Protective Advances then outstanding shall be deemed to be zero.
“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) or any similar transactions, and (d) other banking products or services requested by a Loan Party.
“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Banking Services Reserves” means all Reserves which the Collateral Agent from time to time establishes, in its Permitted Discretion, for Banking Services then provided or outstanding.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).
“Borrowers” has the meaning assigned to such term in the preamble to this Agreement.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans or CDOR Rate Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan and (c) a Protective Advance.
“Borrowing Base” means, individually and collectively, each of the Aggregate Borrowing Base, the U.S. Borrowing Base and the Canadian Borrowing Base.
“Borrowing Base Certificate” means, individually and collectively, each of the Aggregate Borrowing Base Certificate, the U.S. Borrowing Base Certificate and the Canadian Borrowing Base Certificate.
“Borrowing Base Supplemental Documentation” means the items described on Schedule 5.01(g).
“Borrowing Request” means a request by a Borrower for a Borrowing of Revolving Loans in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings (i) in Dollar deposits in the case of a Eurocurrency Loan denominated in Dollars and (ii) in Canadian Dollars in the case of a Loan denominated in Canadian Dollars, in the London interbank market and (b) when used in connection with any Canadian Facility Loan, the term “Business Day” shall also exclude any day in which commercial banks in Toronto, Canada are required or authorized by law to remain closed.
“Canadian Alternate Base Rate” means for any day, a rate per annum determined by the Administrative Agent to be the greater of (i) the Reference Rate in effect on such date and (ii) the 30-day CDOR Rate in effect on such date plus 1%. Any change in the Canadian Alternate Base Rate due to a change in the Reference Rate or the CDOR Rate shall be effective from and including the effective date of such change in the Reference Rate or CDOR Rate, respectively.
“Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party or any Subsidiary of any Loan Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.
“Canadian Borrowers” has the meaning assigned to such term in the preamble to this Agreement.
“Canadian Borrowing Base” means, at any time, an amount equal to the sum of (a) the product of (i) 85% multiplied by (ii) the Canadian Loan Parties’ Eligible Accounts at such time minus the Accounts Reserves related to the Canadian Loan Parties, plus (b) the lesser of (i) the product of (x) 70% multiplied by (y) the Canadian Loan Parties’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Collateral Agent multiplied by the Canadian Loan Parties Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, plus (c) the lesser of (i) the product of (x) 70% multiplied by (y) the Canadian Loan Parties’ Eligible Letter of Credit Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Collateral Agent multiplied by the Canadian Loan Parties Eligible Letter of Credit Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time minus without duplication of any Reserves of the Canadian Loan Parties accounted for in clause (b) above, Reserves related to the Eligible Letter of Credit Inventory of the Canadian Loan Parties, plus (d) the Canadian Loan Parties’ cash and cash equivalents (provided that such cash and cash equivalents shall be subject to special blocked account arrangements with such accounts to be held at the Administrative Agent) minus (e) without duplication, Reserves related to the Canadian Loan Parties established by the Collateral Agent in its Permitted Discretion.

The Collateral Agent may, in its Permitted Discretion, adjust Reserves related to the Canadian Loan Parties or reduce (or eliminate any restrictions it has imposed on) one or more of the other elements used in determining standards of eligibility set forth in the respective definitions of “Eligible Accounts”, “Eligible Inventory” and “Eligible Letter of Credit Inventory”, including reserves with respect to sums that the respective Canadian Loan Parties are or will be required to pay (such as sales, excise or similar taxes, assessments, insurance premiums, or, in the case of leased or subleased assets, rents or other amounts payable under such leases or subleases as applicable) and have not yet paid; provided that, the Collateral Agent shall have provided the Company five Business Days (or, during any Cash Dominion Period, three Business Days) prior written notice thereof, setting forth in reasonable detail the basis therefor; and provided, further, that (A) except in respect of taxes, the Collateral Agent may only establish or increase a reserve or impose additional restrictions to standards of eligibility after the Effective Date based on an event, condition or other circumstance arising after the Effective Date, or based on facts not known to the Collateral Agent as of the Effective Date; (B) any additional restrictions to standards of eligibility and the amount of any new or increased reserves established by the Collateral Agent shall have a reasonable relationship to the event, condition, circumstance or fact that is the basis therefor; (C) to the extent the Collateral Agent may establish additional, or revise existing, restrictions to standards of eligibility for Eligible Accounts, Eligible Inventory or Eligible Letter of Credit Inventory so as to address any such event, condition, circumstance or fact in a manner reasonably satisfactory to the Collateral Agent, the Collateral Agent shall not establish or increase a reserve for the same purpose; (D) any such establishment or increase in reserves or imposition of additional restrictions to standards of eligibility shall become effective for purposes of the first Canadian Borrowing Base Certificate that is delivered pursuant to Section 5.01(g) at least five Business Days after the date of receipt by the Company of such written notice; and (E) any such establishment or increase in reserves or imposition of additional restrictions to standards of eligibility shall be removed if the Collateral Agent has determined in its Permitted Discretion that the event, condition or other matter that is the basis for such establishment or increase in reserves or imposition of additional restrictions to standards of eligibility no longer exists. The Collateral Agent may, in its Permitted Discretion, adjust Reserves related to the Canadian Loan Parties or reduce one or more of the other elements used in computing the Canadian Borrowing Base, with any such changes to be effective five days (or, during any Cash Dominion Period, three days) after delivery of notice thereof to the Canadian Borrowers and the Lenders. The Canadian Borrowing Base shall be determined by reference to the Canadian Borrowing Base Certificate most recently delivered to the Collateral Agent pursuant to Section 5.01(g), subject to adjustments and changes made by the Collateral Agent in its Permitted Discretion as provided above. Upon the disposition of a Canadian Loan Party, or a sale of all or substantially all of the assets of a Canadian Loan Party, the Canadian Borrowers shall promptly give the Collateral Agent written notice of such disposition together with such information as shall be required for the Collateral Agent to adjust the Canadian Borrowing Base to reflect such disposition.
“Canadian Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete in all material respects by a Financial Officer of the Company, in substantially the form of Exhibit C-3 or another form which is acceptable to the Collateral Agent in its reasonable discretion.

“Canadian Collection Account” has the meaning assigned to such term in the Canadian Security Agreement.
“Canadian Dollars” refers to the lawful money of Canada.
“Canadian Dollar LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Canadian Dollar Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements in respect of Canadian Dollar Letters of Credit that have not yet been reimbursed by or on behalf of any Loan Party at such time. The Canadian Dollar LC Exposure of any Canadian Facility Lender at any time shall be its Applicable Canadian Facility Percentage of the total Canadian Dollar LC Exposure at such time.
“Canadian Dollar Letter of Credit” means Letters of Credit denominated in Canadian Dollars.
“Canadian Facility” means the Canadian Facility Commitment and the provisions herein related to the extensions of credit made thereunder.
“Canadian Facility Availability” means, at any time, the Canadian Facility Maximum minus the Aggregate Canadian Credit Exposure.
“Canadian Facility Borrowers” means the Canadian Borrowers.
“Canadian Facility Commitment” means, as to each Canadian Facility Lender, the obligation of such Canadian Facility Lender to make Revolving Loans denominated in Dollars and Canadian Dollars and to acquire participations in Canadian Dollar Letters of Credit hereunder, expressed as a Dollar amount representing the Dollar Equivalent of the maximum aggregate amount of such Lender’s Revolving Canadian Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; provided that no Lender shall be permitted to have a Canadian Facility Commitment in excess of such Lender’s U.S. Facility Commitment. The initial amount of each Lender’s Canadian Facility Commitment is set forth on the Commitment Schedule or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Canadian Facility Commitment. The initial aggregate amount of the Total Canadian Facility Commitment is $30,000,000.
“Canadian Facility Lender” means (a) on the Effective Date, the Lenders designated as having Canadian Facility Commitments on the Commitment Schedule under the heading “Canadian Facility Lenders” and (b) thereafter, the Lenders from time to time holding Loans made pursuant to Canadian Facility Commitments or holding Canadian Facility Commitments, after giving effect to any assignments thereof permitted by Section 9.04(b).
“Canadian Facility Loan” means a Revolving Loan under the Canadian Facility.
“Canadian Facility Maximum” means, at any time, the lesser of (a) the Total Canadian Facility Commitment and (b) the Canadian Borrowing Base.

“Canadian Facility Protective Advance” has the meaning assigned to such term in Section 2.04.
“Canadian Facility Swingline Exposure” means, at any time, the aggregate principal amount of all Canadian Facility Swingline Loans outstanding at such time. The Canadian Facility Swingline Exposure of any Canadian Facility Lender at any time shall be its Applicable Canadian Facility Percentage of the Canadian Facility Swingline Exposure at such time.
“Canadian Facility Swingline Loan” means a loan made under Section 2.05(a) that is denominated in Canadian Dollars.
“Canadian Gross Borrowing Base” means the Canadian Borrowing Base without a reduction for Specified Reserves related to the Canadian Loan Parties.
“Canadian Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
“Canadian Guarantor” means, individually and collectively, any Guarantor organized under the laws of the Canada.
“Canadian Insolvency Laws” shall mean each of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.
“Canadian Loan Parties” means, individually and collectively, any Loan Party organized under the laws of Canada or any province or territory thereof.
“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Loan Party or any Subsidiary of any Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.
“Canadian Security Agreement” means that certain Canadian Pledge and Security Agreement, dated as of the Effective Date, between the Loan Parties party thereto and the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties to whom Canadian Secured Obligations are owed, and any other pledge or security agreement entered into after the date of this Agreement by any other Canadian Loan Party (as required by this Agreement or any other Loan Document as the same may be amended, restated or otherwise modified from time to time).
“Canadian Secured Obligations” means all Secured Obligations of the Canadian Borrowers and any other Canadian Loan Parties.

“Canadian Subsidiary” means any Subsidiary of the Company that is organized under the laws of Canada.
“Capital Expenditures” means, for any period, the aggregate of all expenditures by the Company and its consolidated Subsidiaries for the acquisition or leasing (pursuant to Capital Lease Obligations) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Company and its consolidated Subsidiaries, but excluding any such expenditure which constitute (i) any portion of a Permitted Acquisition, (ii) a reinvestment of Net Proceeds of an asset sale, casualty, condemnation or similar event, (iii) expenditures relating to the construction or acquisition of any property which has been transferred to a Person that is not a Borrower pursuant to a sale-leaseback transaction permitted under Section 6.06, (iv) the purchase price of equipment purchased substantially simultaneously with the trade-in or sale of used or surplus existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted to the seller of such equipment (or for the net proceeds of such sale) for equipment being traded in or sold at such time, or (v) interest relating to the construction of any fixed assets to the extent such interest is required to be capitalized on the balance sheet of the Company and its Subsidiaries pursuant to GAAP.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Dominion Period” means each period when a Specified Event of Default has occurred and is continuing or the period (x) commencing at the conclusion of the third Business Day out of any period of five Business Days on which Aggregate Gross Availability is less than the greater of (i) 12.5% of the Aggregate Gross Borrowing Base (not to exceed 12.5% of the Total Commitment) and (ii) (A) during September, October and November, $20,000,000 and (B) during any other month, $25,000,000 and (y) ending on the date thereafter on which the Aggregate Gross Availability shall have been in excess of the amounts specified in Clauses (i) and (ii) above for a period of 45 consecutive days, provided further, however, that a Cash Dominion Period may be discontinued no more than twice in any period of twelve (12) consecutive months.
“CDOR Rate” means, for the relevant Interest Period, the Canadian deposit offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian dollars for the applicable Interest Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day.

“CDOR Rate Loan” means a Loan denominated in Canadian Dollars made by the Canadian Facility Lenders to the Canadian Borrowers which bears interest at a rate based on the CDOR Rate.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any “person” (as that term is used in Section 13(d)(3) of the Exchange Act and the rules of the SEC thereunder as in effect on the Effective Date), other than the Principals and their Related Parties or a Permitted Group, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Company, (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company, (ii) appointed by directors so nominated nor (iii) otherwise designated by one or more Principals, Related Parties or members of a Permitted Group, (c) a Specified Change of Control or (d) the Company shall cease to own directly or indirectly, free and clear of all Liens other than Permitted Liens, 100% of the outstanding voting Equity Interests of each Canadian Subsidiary Borrower.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, treaty, protocol, practice or concession, (b) any change in any law, rule, regulation, practice, concession or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority.
“Charges” has the meaning assigned to such term in Section 9.18.
“Chief Financial Officer” means, with respect to any Person, the chief financial officer of such Person.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all property and rights owned, leased, subleased, licensed or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents in order to secure the Secured Obligations.

“Collateral Access Agreement” means, individually and collectively, each “Collateral Access Agreement” referred to in the applicable Security Agreement.
“Collateral Agent” means, JPMCB or any of its offices and affiliates (including, without limitation, JPMorgan Chase Bank, N.A., Toronto Branch), in its capacity as collateral agent hereunder, and each of its successors and assigns in such capacity.
“Collateral Documents” means, collectively, the Security Agreements, the Deposit Account Control Agreements, the Quebec Security Documents and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations or perfecting any such Lien.
“Collection Accounts” means the U.S. Collection Account and Canadian Collection Account collectively.
“Commitment” means, with respect to each Lender, the sum of such Lender’s U.S. Facility Commitment, if any, and Canadian Facility Commitment, if any, it being understood that the Canadian Facility Commitment is a sublimit within the Total Commitment and is not incremental thereto. The initial amount of each Lender’s Commitment as of the Effective Date is set forth on the Commitment Schedule. The Total Commitment as of the Effective Date is $250,000,000.
“Commitment Schedule” means Schedule 1.01A. hereto identified as such.
“Commitment Utilization Percentage” means, on any date, the percentage equivalent to a fraction (a) the numerator of which is the Credit Exposure of all Lenders and (b) the denominator of which is the Total Commitment.
“Company” has the meaning assigned to such term in the preamble to this Agreement.
“Consolidated Income Tax Expense” for any period means the provision for taxes of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Deposit Account” has the meaning assigned to such term in the applicable Security Agreement.
“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure, and Swingline Exposure at such time, plus an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time.

“Cure Expiration Date” has the meaning specified in Section 7.02(a).
“Currency” means Dollars or Canadian Dollars.
“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit or Swingline Loan, within three Business Days of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute based on a reasonable determination under the circumstances between the Borrower and such Lender, (b) notified the Borrowers, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three Business Days after reasonable request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute based on a reasonable determination under the circumstances between the Borrower and such Lender) and participations in then outstanding Letters of Credit, Swingline Loans and Protective Advances; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (e) the Borrowers, the Administrative Agent, the Swingline Lender and each Issuing Bank shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority.

“Departing Lender” has the meaning assigned to such term in Section 2.19(b).
“Deposit Account Control Agreement” has the meaning assigned to such term in the Security Agreements.
“Designated Obligations” means all obligations of the Borrowers with respect to (a) principal of and interest on the Loans, (b) LC Disbursements and interest thereon and (c) accrued and unpaid fees under the Loan Documents.
“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits (including all volume discounts, trade discounts and rebates) that are recorded to reduce Accounts of the Loan Parties in a manner consistent with current and historical accounting practices of the Loan Parties.
“Dilution Ratio” means, at any time, the amount (expressed as a percentage), calculated in connection with the delivery of any Borrowing Base Certificate for the fiscal month most recently ended, equal to (a) the aggregate amount of the applicable Dilution Factors in respect of the Accounts of the Loan Parties for the 12 most recently ended fiscal months divided by (b) total gross sales of the Loan Parties for such 12 most recently ended fiscal months.
“Dilution Reserve” means, at any date, the product of (a) the amount by which the Dilution Ratio exceeds five percent (but in no event less than zero) multiplied by (b) the aggregate amount of Eligible Accounts at such time.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Document” has the meaning assigned to such term in the applicable Security Agreement.
“Dollar Equivalent” means, (a) with respect to any Borrowing or other extension of credit expressed in Canadian Dollars, the amount of Dollars that would be required to purchase the amount of such Canadian Dollars of such Borrowing or extension of credit on the date two Business Days prior to the date of such Borrowing or extension of credit (or, in the case of any determination made under Section 2.11(b) or redenomination under Section 2.18, or in the case of a redenomination of any other amount into Dollars as provided herein, on the date of determination or redenomination therein referred to), based upon the Spot Selling Rate, provided, that with respect to the certification to be made by the Company pursuant to Section 5.01(g), such spot selling rate shall be determined by reference to the spot selling rate set forth in the Wall Street Journal on the Business Day immediately preceding the date on which such certification is to be made and (b) with respect to any amount expressed in Dollars, such amount.
“Dollar LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Dollar Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements in respect of Dollar Letters of Credit that have not yet been reimbursed by or on behalf of any Loan Party at such time. The Dollar LC Exposure of any Lender at any time shall be its Applicable U.S. Facility Percentage of the Dollar LC Exposure of all Lenders at such time.

“Dollar Letter of Credit” means a Letter of Credit that is denominated in U.S. Dollars.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary of the Company that is organized under the laws of the United States, any State thereof or the District of Columbia.
“EBITDA” means, for any period, an amount equal to (a) the sum for such period of Net Income and, to the extent subtracted in determining such Net Income, provisions for (i) income or franchise tax expense, (ii) total interest expense and, to the extent not reflected in such total interest expense, any losses on Swap Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Swap Agreements or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, (iii) depreciation and amortization expense (including amortization of intangibles and amortization of deferred financing costs (whether or not classified as interest expense) but excluding amortization of prepaid cash expenses that were paid in a prior period), (iv) any non-recurring fees, charges or expenses paid in connection with the Refinancing within 180 days of the Effective Date, (v) restructuring charges (which, for the avoidance of doubt, shall include costs related to severance, retention, relocation, contract termination and consolidation of facilities) and other non-recurring expenses and charges, provided that the aggregate amount of such fees, charges and other expenses may not exceed (a) $5,000,000 in any twelve-month period and (b) $20,000,000 in the aggregate since the Amendment and Restatement Effective Date and provided further, that the Company may carry over and utilize in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, the amount of such fees, charges or other expenses not utilized but permitted to have been utilized in the immediately preceding twelve-month period in an amount not to exceed $5,000,000, (vi) any non-recurring fees, charges and expenses incurred in connection with the issuance of Equity Interests or Indebtedness (in either case whether or not successful), or the extinguishment of Indebtedness and any non-recurring fees, charges and expenses related to Investments (including Permitted Acquisitions), dispositions of assets or recapitalizations, (vii) any Management Fees paid or accrued to the extent permitted under Section 6.08(a)(ix) and (viii) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory) minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(iv) taken in a prior period and (ii) any non-cash items of income for such period (other than the accrual of revenue or the reversal of reserves in the ordinary course), all calculated for the Company and its Subsidiaries on a consolidated basis.
The calculation of EBITDA shall also exclude non-cash income or charges resulting from mark-to-market accounting under FAS No. 52 relating to Indebtedness denominated in foreign currencies and any unrealized net gains and losses resulting from Swap Obligations (including, without limitation, the application of SFAS No. 133 and International Accounting Standard No. 39).

“Effective Date” means the date on which the conditions specified in Section 4.01 were satisfied (or waived in accordance with Section 9.02).
“Eligible Accounts” means, each Account of any Loan Party that is eligible for inclusion in the calculation of any Borrowing Base. Without limiting the Collateral Agent’s Permitted Discretion provided herein, Eligible Accounts shall not include any Account:
(a) which is not subject to a first priority perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties);
(b) which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent (for the benefit of the Secured Parties), (ii) a Permitted Lien which does not have priority over the Lien in favor of the Collateral Agent (for the benefit of the Secured Parties) and (iii) Prior Claims that are unregistered and that secure amounts that are not yet due and payable;
(c) (A)(i) with respect to (i) invoices that have terms of Net 0 to Net 30 days, which is unpaid more than 90 days after the original invoice date or more than 60 days after the due date, (ii) with respect to invoices that have terms of Net 31 to Net 60, which is unpaid more than 120 days after the original invoice date or more than 60 days after the due date, (iii) with respect to invoices that have terms of Net 61 to Net 120, which is unpaid more than 150 days after the original invoice date or more than 60 days after the due date, (iv) with respect to invoices that have terms of Net 121 to Net 180, which is unpaid more than 180 days after the original invoice date or more than 30 days after the due date, and (v) with respect to invoices that have terms of greater than Net 180, which is unpaid more than 180 days after the original invoice, therefor or (B) which has been written off the books of the applicable Loan Party after being deemed uncollectible; provided that (C) Accounts owing by Account Debtors of each of All-American Sports Corporation and All-American Sports (Canada) Ltd. may be included in Eligible Accounts, so long as such Account is not unpaid more than 180 days after the date of the original invoice date, regardless of the payment terms attached to such invoice;
(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;
(e) (i) which is owing by an Account Debtor, other than an Investment Grade Account Debtor, to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Loan Parties exceeds 20% of the aggregate amount of Eligible Accounts of all Loan Parties, but only to the extent of such excess or (ii) which is owing by an Investment Grade Account Debtor, to the extent the aggregate amount of Accounts owing from such Investment Grade Account Debtor and its Affiliates to all Loan Parties exceeds 25% of the aggregate amount of Eligible Accounts of all Loan Parties, but only to the extent of such excess;

(f) which (i) does not arise from the sale of goods or performance of services in the applicable Loan Party’s ordinary course of business, (ii) is not evidenced by an invoice or other documentation which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold (except with respect to Accounts owing by Account Debtors of All-American Sports Corporation or All-America Sports (Canada) Ltd.), guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, (vi) relates solely to payments of interest or (vii) relates to goods which have not been shipped to the Account Debtor;
(g) with respect to which any check or other instrument of payment has been returned uncollected for any reason;
(h) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator or similar official for such Account Debtor of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any assignment, application, request or petition for liquidation, reorganization, compromise, arrangement, adjustment of debts, stay of proceedings, adjudication as bankrupt, winding-up or voluntary or involuntary case under any state or Federal bankruptcy laws or under any Canadian Insolvency Laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Collateral Agent), (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due; provided that to the extent such inability to pay applies to only a portion of the Account, only such portion shall be excluded from this definition, or (vi) ceased operation of its business;
(i) (i) which with respect to the U.S. Loan Parties, is owed by an Account Debtor which (a) does not maintain a significant executive office in the U.S. or (b) is not organized under the applicable laws of the U.S. or any state of the U.S., unless such Account is backed by a letter of credit acceptable to the Collateral Agent which is in the possession of, has been assigned to and is directly drawable by the Collateral Agent; provided, however, that with respect to U.S. Loan Parties and the calculation of the U.S. Borrowing Base, Accounts owed by Account Debtors (i) not satisfying clauses (a) or (b) of this paragraph (i) and (ii) that are organized or headquartered in Germany, the Netherlands, Norway, Switzerland, United Kingdom and Australia, in each case, shall be deemed Eligible Accounts in an aggregate amount (together with amounts included as Eligible Accounts pursuant to the proviso to clause (k) below) not to exceed $20,000,000.
(ii) which with respect to the Canadian Loan Parties, is owed by an Account Debtor which (a) does not maintain a significant executive office in Canada or (b) is not organized under the applicable laws of Canada or any province thereof, unless such Account is backed by a letter of credit acceptable to the Collateral Agent which is in the possession of, has been assigned to and is directly drawable by the Collateral Agent;
(j) which is owed in any currency (i) other than Dollars with respect to the U.S. Loan Parties, subject to the proviso in clause (l) of this definition, or (ii) other than Dollars or Canadian Dollars with respect to the Canadian Loan Parties;

(k) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. (for U.S. Loan Parties) or Canada (for Canadian Loan Parties) unless such Account is backed by a letter of credit acceptable to the Collateral Agent which is in the possession of the Collateral Agent or (ii) the government of the U.S. or Canada, or any department, agency, public corporation, or instrumentality thereof unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) or the Financial Administration Act (Canada), as amended, as applicable, and any other steps necessary to perfect the Lien of the Collateral Agent in such Account have been complied with to the Collateral Agent’s satisfaction; provided, however, that with respect to U.S. Loan Parties and the calculation of the U.S. Borrowing Base, Accounts that otherwise satisfy the criteria in this definition and are owed by the government of each of Germany, the Netherlands, Norway, Switzerland, United Kingdom and Australia, in each case, shall be deemed Eligible Accounts in an aggregate amount (together with amounts included as Eligible Accounts pursuant to the proviso to clause (i) above) not to exceed $15,000,000;
(l) which is owed by any Principal or its Affiliate, employee, officer, director, agent or stockholder, but only to the extent the value of such Account exceeds $200,000 and only for such excess;
(m) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such Indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
(n) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute, without duplication with any other reserves;
(o) which is evidenced by any promissory note, chattel paper or instrument;
(p) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction;
(q) with respect to which the applicable Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business (but only to the extent of the reduction thereof), or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;
(r) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, territorial, provincial, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board; or

(s) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than a Loan Party has or has had an ownership interest in such goods, or which indicates any party other than any of the Loan Parties as payee or remittance party.
In the event that it becomes known to a Financial Officer of the Loan Parties that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrowers shall notify the Collateral Agent thereof on and at the time of submission to the Collateral Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Collateral Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any written agreement or understanding and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account. Standards of eligibility may be made more or less restrictive from time to time by the Collateral Agent in the exercise of its Permitted Discretion after consultation with the Borrowers, with any such changes to be effective upon delivery of the next regularly scheduled Borrowing Base Certificate.
Notwithstanding the foregoing, the establishment or adjustment of any Reserve or standards of eligibility under this definition of “Eligible Accounts”shall be carried out in a manner consistent with the provisions of the second paragraph in the definition of each of “Canadian Borrowing Base” and “U.S. Borrowing Base”.
“Eligible in Transit Inventory” means, at any time, Inventory in transit from vendors and suppliers of a Loan Party, so long as (a) such Inventory has been paid for in full by such Loan Party, (b) the Collateral Agent shall have received (i) a true and correct copy of the bill of lading and other shipping documents for such Inventory, (ii) evidence of satisfactory casualty insurance naming the Collateral Agent as loss payee and which is in form and substance and issued by an insurance company acceptable to the Collateral Agent and which otherwise satisfies the insurance requirements of this Agreement and the other Loan Documents, and (iii) if the bill of lading is (A) non-negotiable and the Inventory is in transit within the U.S., lien releases and waivers have been obtained from the applicable customs broker for such Inventory and such customs broker has granted the Collateral Agent access to the Inventory or (B) negotiable, confirmation that the bill is issued in the name of the applicable Loan Party and consigned to the order of the Collateral Agent, and an acceptable agreement has been executed with such Loan Party’s customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Collateral Agent and has granted the Collateral Agent access to the Inventory, (c) such Inventory is in the possession of a common carrier that is not an Affiliate of the applicable vendor or supplier, a master of a vessel chartered exclusively by a vendor of the Borrower as a time or voyage charter, or a master of a vessel chartered exclusively by a Loan Party as a time or voyage charter (other than a bare boat charter), (d) which Inventory does not constitute Eligible Letter of Credit Inventory, and (e) such Inventory is otherwise not deemed ineligible pursuant to the terms of any of the Eligible Inventory subsections other than subsections (d) and (i).

“Eligible Inventory” means, all Inventory of any Loan Party that is eligible for inclusion in the calculation of any Borrowing Base. Without limiting the Collateral Agent’s Permitted Discretion provided herein, Eligible Inventory shall not include any Inventory:
(a) which is not subject to a first priority perfected Lien in favor of the Collateral Agent (for the benefit of the Secured Parties);
(b) which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent (for the benefit of the Secured Parties), (ii) a Permitted Lien which does not have priority over the Lien in favor of the Collateral Agent (for the benefit of the Secured Parties); provided that Inventory shall not be deemed ineligible in respect of landlords’ liens to the extent that a Rent or Collateral Access Reserve is maintained in respect thereof and (iii) Prior Claims that are unregistered and secure amounts that are not yet due and payable;
(c) which, in the Collateral Agent’s Permitted Discretion, is determined to be slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unsalable due to age, type, category and/or quantity; provided that any such determination under this paragraph (c) shall be based on the Loan Parties’ methodology for classifying such Inventory as in effect on the Effective Date;
(d) to the extent any Person other than the applicable Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;
(e) which is not finished goods or which constitutes work-in-process, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;
(f) which is not located in the U.S. or its territories (with respect to Inventory owned by any U.S. Loan Party) or Canada or its territories (with respect to Inventory owned by any Canadian Loan Party) or is with a common carrier from vendors and suppliers of any Loan Party;
(g) in excess of (x) $200,000 which is located in any location leased or subleased by/to a Loan Party or (y) $2,500,000 in the aggregate for all leased and subleased locations, unless (i) the lessor has delivered to the Collateral Agent a Collateral Access Agreement or (ii) a Rent or Collateral Access Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Collateral Agent in its Permitted Discretion;

(h) in excess of (x) $200,000 which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document or (y) $2,500,000 in the aggregate for all such warehouses or third party locations, unless (i) such warehouseman or bailee has delivered to the Collateral Agent a Collateral Access Agreement and such other documentation as the Collateral Agent may require or (ii) an appropriate Reserve has been established by the Collateral Agent in its Permitted Discretion;
(i) in excess of (x) $200,000 which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor or (y) $2,500,000 in the aggregate for all such third party locations, unless (i) such third party has delivered to the Collateral Agent a Collateral Access Agreement and such other documentation as the Collateral Agent may require or (ii) an appropriate Reserve has been established by the Collateral Agent in its Permitted Discretion;
(j) which is the subject of a consignment by a Loan Party as consignor;
(k) which is perishable;
(l) which contains or bears any intellectual property rights licensed to any Loan Party unless the Collateral Agent is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;
(m) which is not reflected in a current perpetual inventory report of any Loan Party; or
(n) for which reclamation rights have been asserted by the seller.
provided that, for purposes of determining “Eligible Inventory” in any calculation for which the Net Orderly Liquidation Value percentage is then multiplied against Eligible Inventory, paragraphs (c) and (e) shall not apply.
Notwithstanding the foregoing requirements, Eligible in Transit Inventory shall be included within Eligible Inventory for Borrowing Base purposes.
In the event that it becomes known to a Financial Officer of the Loan Parties that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrowers shall notify the Collateral Agent thereof on and at the time of submission to the Collateral Agent of the next Borrowing Base Certificate. Standards of eligibility may be made more or less restrictive from time to time by the Collateral Agent in the exercise of its Permitted Discretion after consultation with the Borrowers, with any such changes to be effective upon delivery of the next regularly scheduled Borrowing Base Certificate. Notwithstanding the foregoing, the establishment or adjustment of any Reserve or standards of eligibility under this definition of “Eligible Inventory” shall be carried out in a manner consistent with the provisions of the second paragraph in the definition of each of “Canadian Borrowing Base” and “U.S. Borrowing Base”.

“Eligible Letter of Credit Inventory” means, at any time, Inventory (a) which has not yet been delivered to any Loan Party, (b) the purchase of which is supported by a commercial Letter of Credit issued under the Facility having an expiration date within 90 days of the initial issuance of such Letter of Credit, which Letter of Credit provides that it may be drawn only after the applicable Inventory is completed and delivered to a common carrier that is not an Affiliate of any Loan Party, a master of a vessel chartered exclusively by a vendor of any Loan Party as a time or voyage charter or a master of a vessel chartered exclusively by any Loan Party as a time or voyage charter (other than a bare boat charter) in accordance with the underlying purchase order or contract, and after documents of title have been issued for such Inventory reflecting the applicable Loan Party or, if requested by the Collateral Agent, the Collateral Agent, as consignee of such Inventory, (c) which is insured against risk of loss pursuant to an insurance policy in form and substance and issued by an insurance company reasonably acceptable to the Collateral Agent, with respect to which the Collateral Agent has been named loss payee and which otherwise satisfies the insurance requirements of this Agreement and the other Loan Documents, (d) for which no documents of title have been issued and (e) which is otherwise not excluded from the definition of “Eligible Inventory”. Notwithstanding the foregoing, the establishment or adjustment of any Reserve or standards of eligibility under this definition of “Eligible Letter of Credit Inventory” shall be carried out in a manner consistent with the provisions of the second paragraph in the definition of each of “Canadian Borrowing Base” and “U.S. Borrowing Base”.
“Environmental Laws” means all treaties, statutes, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, writs, judgments, injunctions, or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to: the protection of the environment; the preservation or reclamation of natural resources; the generation, management, use, presence, release or threatened release of, or exposure to, any Hazardous Materials; or health and safety matters.
“Environmental Liability” means any liability or other obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary resulting from or based upon any actual or alleged (a) violation of any Environmental Law or permit, license or approval issued thereunder, (b) generation, use, handling, transportation, storage, treatment, disposal or arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) release or threatened release of any Hazardous Materials or (e) contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” means (a) any Reportable Event; (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by any Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (e) the receipt by any Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any withdrawal liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.
“Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on the applicable Reuters Screen (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the applicable currency in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in the relevant currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurocurrency Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits of $1,000,000, and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means the accounts listed in sub clauses (i) through (iii) of Section 5.16(b), and any other accounts the aggregate balance of which does not exceed $5,000,000 on a daily average basis over a 30-day period.
“Excluded Domestic Subsidiary” means any Subsidiary listed on Schedule 1.01B.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or any other Loan Document, (a) any Other Connection Taxes, (b) any United States federal withholding Tax (which, for the avoidance of doubt, shall include any back-up withholding) that is imposed by a Requirement of Law in effect at the time such Lender becomes a party to this Agreement other than an assignee pursuant to a request by the Borrowers under Section 2.19(b) (or designates a new lending office other than designating a new office pursuant to a request by the Borrower under Section 2.19(a)), with respect to any payment made by or on account of any obligation of the Borrowers to such Lender, except to the extent that such Lender was entitled, at the time of designation of a new lending office to receive additional amounts with respect to such withholding Tax pursuant to Section 2.17(a), (c) Taxes imposed on or measured by such recipient’s net income or profits (however denominated) and franchise (and similar) Taxes imposed on it in lieu of net income Taxes, (d) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which such recipient is located, or (e) Taxes attributable to a Lender’s failure to comply with Section 2.17(f).
“Existing Credit Agreement” means the Credit and Guaranty Agreement, dated as of March 16, 2006, among the Company, certain Canadian subsidiaries of the Company, RBG, the U.S. guarantors, the Canadian guarantors, the various lenders from time to time party thereto, Wachovia Bank, National Association, as administrative agent and collateral agent, and the other agents party thereto.
“Existing Letters of Credit” means any letters of credit which have been issued pursuant to the Existing Credit Agreement and are listed on Schedule 2.01 hereto. The Company shall be deemed to have requested the issuance of each Existing Letter of Credit for purposes hereof.
“Existing Senior Subordinated Notes” means the Company’s $140,000,000 8.375% Series Subordinated Notes due 2012.
“Facility” means the U.S. Facility or the Canadian Facility; collectively, the “Facilities.”
“Facility Commitment” shall refer, as applicable, to a U.S. Facility Commitment or a Canadian Facility Commitment.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal financial officer, treasurer, financial vice president or controller of a Loan Party.
“Fixed Charge Coverage Ratio” means, for any Test Period, the ratio, determined as of the end of such Test Period, of (a) EBITDA for such Test Period minus the sum of (i) Capital Expenditures paid in cash by the Company and its Subsidiaries during such Test Period (other than those financed with Indebtedness (other than Loans) or Net Proceeds of issuances of Equity Interests (or capital contributions in respect thereof)), (ii) cash contributions to any qualified defined benefit pension Plan in excess of the amount of such contributions that was expensed and (iii) the aggregate amount of income Taxes paid in cash by the Company and the Subsidiaries during such Test Period to (b) Fixed Charges for such Test Period, all calculated for the Company and its Subsidiaries on a consolidated basis.
“Fixed Charge Coverage Ratio Commencement Date” has the meaning assigned to such term in Section 6.12.
“Fixed Charge Coverage Ratio Trigger Termination Event” has the meaning assigned to such term in Section 6.12.
“Fixed Charges” means, with reference to any Test Period, without duplication, (i) cash Interest Expense (excluding arrangement and upfront fees and deal costs related to the Refinancing and the incurrence of Indebtedness related thereto), plus (ii) scheduled principal payments on Indebtedness for borrowed money made during such Test Period, plus (iii) Restricted Payments paid in cash and ultimately received by one or more equity holders of the ultimate Parent or paid to service interest expense on Indebtedness of a Parent plus (iv) Capital Lease Obligation payments, all calculated for the Company and its Subsidiaries on a consolidated basis.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.
“Foreign Lender” means any Lender or Issuing Bank, (a) with respect to any Borrower other than the Company and any Tax, that is treated as foreign by the jurisdiction imposing such Tax, or (b) with respect to the U.S. Borrowers, that (1) is not a “United States Person” as defined by Section 7701(a)(30) of the Code (a “U.S. Person”), or (2) is a partnership or other entity treated as a partnership for United States federal income tax purposes which is a U.S. Person, but only to the extent the beneficial owners (including indirect partners if its direct partners are partnerships or other entities treated as partnerships for United States federal income tax purposes are U.S. Persons) are not U.S. Persons.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary; provided, however, that the definition of “Foreign Subsidiary” shall not include Canadian Subsidiaries.
“Funded Debt” means, as to any Person on any Test Date, the aggregate outstanding principal amount of all Indebtedness of such Person and its Subsidiaries that is of the kind referred to in clauses (a) through (c) and clause (h) of the definition of Indebtedness, determined on a consolidated basis in accordance with GAAP; provided, however (x) in the case of Indebtedness incurred under this Agreement or under any other revolving credit facility, using the average of the aggregate outstanding principal amount of such Indebtedness as of the last day of each calendar month for the most recently ended twelve consecutive months for which internal financial statements are available and (y) in the case of any other Indebtedness, as of the last day of the most recent fiscal quarter for which internal financial statements are available.
“Funding Accounts” has the meaning assigned to such term in Section 4.01(g).
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether provincial, territorial, state, provisional, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) having jurisdiction over the Company, any Subsidiary or any Lender as the context may require.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantor” means, at any time, collectively and individually, (a) with respect to the U.S. Facility Loans, Dollar LC Exposure, U.S. Facility Swingline Loans and U.S. Facility Protective Advances outstanding at such time, the Company and each material Wholly-Owned Domestic Subsidiary that is not an Excluded Domestic Subsidiary that has executed this Agreement or has executed a Joinder Agreement and has not been released from the Loan Guaranty and (b) with respect to the Canadian Facility Loans, Canadian Dollar LC Exposure, Canadian Facility Swingline Loans and Canadian Facility Protective Advances outstanding at such time, the Canadian Facility Borrowers, each entity specified in paragraph (a) of this definition and each Wholly-Owned Subsidiary that is a Canadian Subsidiary that has executed this Agreement or has executed a Joinder Agreement and has not been released from the Loan Guaranty.
“Hazardous Materials” means all explosive or radioactive substances or wastes; and all hazardous or toxic substances, contaminants or wastes and all other pollutants, including any petroleum products or byproducts and all other hydrocarbons, radon gas, molds, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, infectious or medical wastes, odors or odor-causing substances; and all other substances or wastes that are prohibited, limited or regulated pursuant to, or that could give rise to liability under, any Environmental Law.
“Holdings” means EB Sports Corp., a Delaware corporation.
“Holdings Credit Agreement” means the Credit Agreement, dated as of December 3, 2009, among Holdings, RBG, the various lenders from time to time party thereto, Wachovia Investment Holdings, LLC, as administrative agent, and the other agents party thereto, as such agreement may be amended, supplemented or modified from time to time and any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or trustee or one or more other lenders and whether provided under the original credit agreement or one or more other credit or other agreements or indentures, in each case exclusively issued or entered into by one or more parent entities of the Company).
“Holdings Credit Facilities” means the Holdings Existing Credit Agreement and the Holdings Credit Agreement.
“Holdings Existing Credit Agreement” means the Credit Agreement, dated as of November 17, 2006 (as amended by Amendment No. 1, dated as of November 15, 2009 and Amendment No.2, dated as of November 19, 2009), among Holdings, the various lenders from time to time party thereto, Wachovia Investment Holdings, LLC, as administrative agent, and the other agents party thereto, as such agreement may be amended, supplemented or modified from time to time and any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or trustee or one or more other lenders and whether provided under the original credit agreement or one or more other credit or other agreements or indentures, in each case exclusively issued or entered into by one or more parent entities of the Company).

“Incur” means create, incur, assume, Guarantee or otherwise become responsible for, and “incurred” and “incurrence” shall have correlative meanings.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business, obligations incurred under ERISA and any earn-out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (f) all Indebtedness (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty or similar arrangements, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (l) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Information Memorandum” means the Confidential Information Memorandum dated November 5, 2009 relating to the Loan Parties and the Transactions.
“Infringe” has the meaning assigned to such term in Section 3.05(b).
“Initial Period” has the meaning assigned to such term in Section 7.02(d).
“Initial Period Minimum Availability” has the meaning assigned to such term in Section 7.02(d).
“Insolvent” with respect to any Multiemployer Plan, means the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Intellectual Property” has the meaning assigned to such term in Section 3.05(b).
“Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form of Exhibit H, between the Administrative Agent on behalf of the Secured Parties and the trustee under the Note Documents on behalf of the holders of the Senior Secured Notes, as in effect on the Effective Date, and as amended, modified, restated or supplemented from time to time.

“Interest Election Request” means a request by a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.
“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations), net of interest income, of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP. For purposes of calculating the foregoing, Interest Expense shall be determined on the basis of net payments made or received or accruals in accordance with GAAP by the Company and its Subsidiaries in respect of interest rate Swap Agreements.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each fiscal month of the Company, (b) with respect to any Eurocurrency Loan or CDOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing or a CDOR Rate Borrowing with an Interest Period of more than three months duration, each day prior to the last day of such Interest Period that occurs at intervals of three months duration after the first day of such Interest Period, (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and (d) with respect to any Loan, the Maturity Date.
“Interest Period” means (a) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or nine or twelve months if each affected Lender consents) thereafter, as the Company may elect and (b) with respect to any CDOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date which is 30, 60 or 90 days thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Inventory” has the meaning assigned to such term in the applicable Security Agreement.
“Investment” has the meaning set forth in Section 6.04.

“Investment Grade Account Debtor” means an Account Debtor that, at the time of determination, has a corporate credit rating and/or family rating, as applicable, of BBB- or higher by S&P or Baa3 or higher by Moody’s
“Issuing Bank” means JPMCB and each other Lender approved by the Administrative Agent and the Company (such approval not to be unreasonably withheld or delayed) that has agreed in its sole discretion to act as an “Issuing Bank” hereunder, in each case in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(j), in each case so long as such Person shall remain an Issuing Bank hereunder. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Banks” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“ITA” means the Income Tax Act (Canada), as amended.
“Joinder Agreement” has the meaning assigned to such term in Section 5.15.
“Joint Lead Arrangers” means J.P. Morgan Securities Inc. and Wells Fargo Capital Finance, LLC.
“Judgment Currency” has the meaning assigned to such term in Section 9.20(a).
“Judgment Currency Conversion Date” has the meaning assigned to such term in Section 9.20(a).
“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“LC Collateral Account” has the meaning assigned to such term in Section 2.06(k).
“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of the Dollar LC Exposure and the Canadian Dollar LC Exposure.
“Lenders” means (a) on the Effective Date, the Persons listed on the Commitment Schedule and (b) thereafter, any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.09, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit” means (i) any letter of credit issued pursuant to this Agreement and (ii) the Existing Letters of Credit.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided, that, in no event shall Liens be deemed to include (x) an operating lease or (y) customary rights of first refusal and tag, drag and similar rights in joint venture agreements.
“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, the Intercreditor Agreement and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Guaranty” means Article X of this Agreement.
“Loan Parties” means, individually and collectively, (i) the Borrowers, (ii) the Company’s Domestic Subsidiaries and Canadian Subsidiaries, in each case, that are Guarantors, and (iii) any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their respective successors and assigns.
“Loans” means the loans and advances made by the Lenders to the Borrowers pursuant to this Agreement, including Revolving Loans, Swingline Loans and Protective Advances.
“Management Agreement” means, collectively, (i) that certain amended and restated management advisory agreement, dated as of September 30, 2004, and as amended by Amendment No. 1 thereto, dated as of March 16, 2006, and Amendment No. 2 thereto, dated as of the Effective Date, by and among Easton-Bell Sports LLC, RBG, the other subsidiaries of RBG party thereto, and Fenway Partners, LLC and (ii) that certain management advisory agreement, dated as of September 30, 2004, and as amended by Amendment No. 1 thereto, dated as of March 16, 2006, and Amendment No. 2 thereto, dated as of the Effective Date, by and among Easton-Bell Sports LLC, RBG, the other subsidiaries of RBG party thereto and Fenway Partners Resources, Inc., in each case, as in effect on the Effective Date.
“Management Fees” means fees in respect of any Significant Transaction and out-of-pocket expenses and indemnification obligations payable under the Management Agreement (as in effect on the Effective Date) to the Principals; provided, that the aggregate amount of any fees (exclusive of any expense reimbursement or payments under indemnification obligations) paid in connection with any Significant Transaction shall not exceed the greater of (i) $1,000,000.00 and (ii) 1.5% of the gross transaction value of such Significant Transaction.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) any Collateral in excess of $5,000,000, or the Administrative Agent’s Liens (on behalf of itself and the Secured Parties) on Collateral in excess of $5,000,000 or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, any Issuing Bank or the Lenders thereunder.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate outstanding principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means (a) May 13, 2016 or (b) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof; provided, however, if the Holdings Credit Agreement has not been repaid or refinanced with a New Holdings Credit Agreement prior to July 1, 2015, the “Maturity Date” shall be July 1, 2015.
“Maximum Liability” has the meaning assigned to such term in Section 10.09.
“Maximum Rate” has the meaning assigned to such term in Section 9.18.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Funded Debt” means, with respect to any specific Person on any Test Date, (i) the aggregate outstanding principal amount of Funded Debt of such Person minus (ii) the aggregate amount of Unrestricted Cash and Cash Equivalents of such Person.
“Net Income” means, for any Test Period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary, (d) any gains or losses realized upon the sale or disposition of assets that are not sold or otherwise disposed of in the ordinary course of business, (e) any extraordinary gain or loss, (f) any impairment charge or asset write-off pursuant to FAS 142 and FAS 144 and the amortization of intangibles arising pursuant to FAS 141, (g) any increase in cost of sales as a result of the step-up in inventory valuation and any increase in amortization or depreciation or other non-cash charges resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Effective Date, and (h) so long as the specified Person and its Subsidiaries file a consolidated tax return, or are part of a consolidated group for tax purposes with a parent entity, the excess of (x) the Consolidated Income Tax Expense for such period over (y) all tax payments payable for such period by such Person and its Subsidiaries, including without duplication any such tax payments payable for such period by such Person and its Subsidiaries to such parent entity under a tax sharing agreement or arrangement.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner reasonably acceptable to the Collateral Agent by an appraiser reasonably acceptable to the Collateral Agent, net of all costs of liquidation thereof.
“Net Proceeds” means, with respect to any event, (a) the cash proceeds received by or on behalf of any Loan Party in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Company).
“New Holdings Credit Agreement” means any credit agreement or indenture pursuant to which the Holdings Credit Agreement is renewed, extended, refunded, restructured, replaced or refinanced, so long as (i) such renewal, extension, refunding, restructuring, replacement or refinancing does not result in the principal amount borrowable thereunder being in excess of the sum of (x) the then-outstanding principal amount of and accrued interest on the Holdings Credit Agreement and (y) an amount necessary to pay to unrelated third parties any fees and expenses, including premiums, related to such renewal, extension, refunding, restructuring, replacement or refinancing and (ii) the final stated maturity date of the obligations incurred under such credit agreement or indenture (without giving effect to any contingent obligations to repay, redeem or repurchase any indebtedness incurred thereunder prior to the date originally scheduled for payment thereof) is at least 91 days after the maturity date of the Senior Secured Notes.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).
“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.10.
“Note Documents” means any agreement or instrument governing or evidencing the Senior Secured Notes.
“Note Obligations” has the meaning assigned to such term in the Intercreditor Agreement.
“Note Obligations Payment Date” has the meaning assigned to such term in the Intercreditor Agreement.
“Note Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.
“Note Representative” has the meaning assigned to such term in the Intercreditor Agreement.
“Notice of Intent to Cure” has the meaning specified in Section 5.01(d).
“Obligated Party” has the meaning assigned to such term in Section 10.02.
“Obligation Currency” has the meaning assigned to such term in Section 9.20(a).
“Obligations” means all unpaid principal of and accrued and unpaid interest on (including interest accruing after the maturity of the Loans and reimbursement obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party arising under the Loan Documents.
“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).
“Offering Memorandum” means the Offering Memorandum dated as of November 20, 2009, with respect to the Senior Secured Notes.

“Operating Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of Easton-Bell Sports, LLC, dated as of December 3, 2009, by and among Easton-Bell Sports, LLC and its Members (as defined therein), as in effect on the Effective Date.
“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in any Loan or Loan Document, engaged in any other transaction pursuant to, or enforced, any Loan Documents).
“Other Taxes” means any and all present or future recording, stamp, court or documentary Taxes and any other excise, transfer, sales, property, intangible, filing or similar Taxes, charges or similar levies arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
“Parent” means any direct or indirect parent company of Company.
“Participant” has the meaning assigned to such term in Section 9.04.
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Paying Guarantor” has the meaning assigned to such term in Section 10.10.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means the purchase or other acquisition (whether by merger, amalgamation or otherwise) by the Company or any other Subsidiary of substantially all of the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any other Person; provided that (i) such purchase or acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Company or any Subsidiary, (ii) all transactions related thereto are consummated in accordance with applicable law, (iii) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.03(b), (iv) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Subsidiary or assets in order to satisfy the requirements of Section 5.15 shall have been taken (or arrangements for the taking of such actions satisfactory to the Administrative Agent shall have been made) and (v) at the time of and immediately after giving effect to any such purchase or other acquisition on a Pro Forma Basis, (A) no Default or Event of Default shall have occurred and be continuing, (B) a Cash Dominion Period shall not be continuing, (C) either (I)(x) the Fixed Charge Coverage Ratio for the Test Period then in effect shall be, pro forma for the Permitted Acquisition, not less than 1.20 to 1.00 and (y) Aggregate Gross Availability shall not have been less than 25% of the Aggregate Gross Borrowing Base at any time during the prior 90-day period or (II) Aggregate Gross Availability shall not have been less than 50% of the Aggregate Gross Borrowing Base at any time during the prior 90-day period and (D) for each Permitted Acquisition in which the Company or any Subsidiary is paying aggregate consideration exceeding $40,000,000, the Company shall have delivered to the Administrative Agent substantially concurrently with such purchase or acquisition (I) a certificate of its Chief Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (v)(C) above and (II) revised projections incorporating the effects of the Permitted Acquisition through the longer of either 12 months from the date of such purchase or acquisition or the period extending from the date of such purchase or acquisition to the Maturity Date.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment; provided that any standard of eligibility or reserve established or modified by the Collateral Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such standard of eligibility or reserve, as reasonably determined, without duplication, by the Collateral Agent in good faith.
“Permitted Encumbrances” means:
(a) Liens imposed by law for Taxes, assessments or governmental charges that are not yet due and payable, or are being contested in compliance with Section 5.04;
(b) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04, but excluding, for greater certainty, any landlord hypothecs registered in the province of Quebec;
(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or undetermined and inchoated liens (for amounts not due) in connection with such regulations;
(d) deposits to secure (A) the performance of bids, trade contracts, leases, statutory obligations, surety and customs bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (B) stay and appeal bonds;
(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;
(f) easements, survey exceptions, zoning restrictions, rights-of-way, encroachments, other minor defects or irregularities in title, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected property, secure any monetary obligations or materially interfere with the ordinary conduct of business of any of the Loan Parties or any of their Subsidiaries;

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that, except with respect to any deposit account or funds subject to the Lien of a Loan Document, such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by Loan Parties or any of their Subsidiaries in excess of those required by applicable banking regulations; and
(h) Liens arising by virtue of precautionary Uniform Commercial Code financing statement filings (or PPSA or similar filings under applicable law) regarding operating leases entered into by the Loan Parties and their Subsidiaries in the ordinary course of business;
(i) Liens in favor of customs and revenue authorities arising by operation of law to secure payment of custom duties in connection with the importation of goods;
(j) Leases, licenses, subleases or sublicenses entered into in accordance with the terms of Section 6.05 to others which do not (i) interfere in any material respect with the business of the Company and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;
(k) Any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Company or any of its Subsidiaries in the ordinary course of business which could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;
(l) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business;
(m) Liens solely on any cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(n) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) pertaining to pooled deposit and/or sweep accounts of the Company and/or any Subsidiary of the Company to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Subsidiaries of the Company;
(o) Liens on documents of title and the property covered thereby securing Indebtedness in respect of commercial letters of credit;

(p) Liens upon specific items of inventory or other goods and proceeds of the Company or any of its Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(q) reservations and exceptions contained in or implied by statute in the original disposition from a Governmental Authority of a property and grants made by a Governmental Authority of interests so reserved or excepted which are not in the aggregate materially adverse to the use, operation or value of such property; and
(r) all rights reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit, or by any statutory provisions to terminate any such lease, license, franchise, grant or permit or to require annual or periodic payments as a condition of the continuance thereof or to distrain against or to obtain a lien on any property in the event of a failure to make such annual or periodic payments, provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act and the rules of the SEC thereunder as in effect on the Effective Date), by virtue of the Operating Agreement; provided, that, no single Person (other than the Principals and their Related Parties) beneficially owns (together with its Affiliates) more of the Equity Interests representing ordinary voting power represented by the issued and outstanding Equity Interests in the Company that is beneficially owned by such group of investors than is then collectively beneficially owned by the Principals and their Related Parties in the aggregate.
“Permitted Investments” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (with respect to investments made by the Company or any Domestic Subsidiary) or Canada (with respect to investments made by any Canadian Subsidiary) (or by any agency thereof to the extent such obligations are backed by the full faith and credit of such government), in each case maturing within one year from the date of acquisition thereof;
(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America (with respect to investments made by the Company or any Domestic Subsidiary), Canada (with respect to investments made by any Canadian Subsidiary) or any state or province thereof, as applicable, in each case, which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e) money market funds that (i) (x) either comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 or (y) are money market mutual funds (as defined in National Instrument 81-102 Mutual Funds) that are reporting issuers (as defined in Ontario securities law) in the Province of Ontario, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and
(f) in the case of any Foreign Subsidiary or Canadian Subsidiary, other short-term investments that are liquid and are customarily used by companies in the jurisdiction of such Foreign Subsidiary or Canadian Subsidiary for cash management purposes.
“Permitted Liens” means Liens permitted by Section 6.02.
“Permitted Payments to Parent” means, without duplication as to amounts:
(a) payments to any Parent to permit any Parent to pay reasonable accounting, legal and administrative expenses of any Parent when due, to the extent such expenses are attributable to the ownership and operation of the Company and its Subsidiaries;
(b) for any taxable period in which the Company is a member of a group filing a consolidated, combined, unitary or similar tax return with any Parent, payments to any Parent in respect of any income Taxes that are due and payable by such group; provided that such payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any usable carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that any Parent actually owes to the appropriate taxing authority; provided, further, that any Tax payments received from the Company shall be paid over to the appropriate taxing authority within 60 days of that Parent’s receipt of such Tax Payments or shall be refunded to the Company; and
(c) payments to any Parent to permit that Parent to pay the professional fees and expenses of any unsuccessful equity or debt offerings by that Parent or to permit a Parent to pay the professional fees and expenses associated with the restructuring of its equity ownership or employee based equity incentive or equity compensation programs.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate at its principal offices in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Principals” means Fenway Partners, LLC, Ontario Teacher’s Pension Plan Board and their respective affiliated investment partnerships.
“Prior Claims” shall mean all Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior or pari passu with the Liens created by the Collateral Documents (or interests similar thereto under applicable law) including for amounts owing for employee source deductions, vacation pay, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, Quebec corporate taxes, pension fund obligations and overdue rents.
“Pro Forma Basis” means, with respect to the particular test, such test shall be calculated in accordance with Section 1.06.
“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(f)(3) of the Code.
“Protective Advance” has the meaning assigned to such term in Section 2.04.
“Quebec Security Documents” means a deed of hypothec executed by any Loan Party from time to time, and any other related documents, bonds, debentures or pledge agreements required to perfect a Lien in favour of the Administrative Agent in the Province of Quebec.
“RBG” means RBG Holdings Corp., a Delaware corporation.
“Reference Rate” means the rate of interest most recently publicly announced or established by JPMCB as its reference rate in effect for determining interest rates on Canadian Dollar denominated commercial loans made in Canada and commonly known as “prime rate”; each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Refinancing” means the issuance of the Senior Secured Notes, the Transactions, the payment in full of all obligations of under the Existing Credit Agreement and Existing Senior Subordinated Notes, the issuance by Holdings of additional Equity Interests and the use of the proceeds of such issuance to repay Indebtedness of Holdings under the Holdings Existing Credit Agreement, the exchange of certain Indebtedness of Holdings under the Holdings Existing Credit Agreement for Indebtedness under the Holdings Credit Agreement, the consummation of any other transactions in connection with the foregoing, and the payment of fees and expenses incurred in connection with any of the foregoing, each as in effect on the Effective Date, and the application of proceeds therefrom.
“Reinstated Borrower” has the meaning assigned to such term in Section 9.02(f).
“Register” has the meaning assigned to such term in Section 9.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Removed Borrower” has the meaning assigned to such term in Section 9.02(f).
“Rent or Collateral Access Reserve” means with respect to any facility, warehouse, distribution center, regional distribution center or depot where any Inventory with a book value in excess of $200,000 subject to Liens arising by operation of law is located and with respect to which no Collateral Access Agreement is in effect, a reserve equal to (a) in the case of any leased or subleased locations, three months’ rent at such facility, warehouse, distribution center, regional distribution center or depot, and (b) in the case of any other such location, an amount determined by the Collateral Agent in its Permitted Discretion in respect of the liabilities owed to the applicable bailee or warehouseman.
“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Report” means reports prepared by the Collateral Agent or another Person showing the results of appraisals, field examinations or audits with respect to the assets of any Loan Party from information furnished by or on behalf of any Loan Party, after the Collateral Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
“Reporting Frequency Increase Period” means any period (x) commencing at the conclusion of the third Business Day out of five Business Days on which Aggregate Gross Availability is less than the greater of (i) 12.5% of the Aggregate Gross Borrowing Base (not to exceed 12.5% of the Total Commitment) and (ii) (A) during September, October and November, $20,000,000 and (B) during any other month, $25,000,000 and (y) ending on the date thereafter on which the Aggregate Gross Availability has been in excess of the amounts specified in clauses (i) and (ii) above for a period of 30 consecutive days; provided, however, that a Reporting Frequency Increase Period may be discontinued no more than twice in any period of twelve (12) consecutive months.

“Reportable Event” means any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, other than those events as to which the notice requirement referred to in Section 4043 of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).
“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the Aggregate Credit Exposures and unused Commitments at such time.
“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” means, without duplication, the Rent or Collateral Access Reserve and any other reserves which the Collateral Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, reserves for consignee’s, warehousemen’s mortgages and bailee’s charges, reserves for unpaid and accrued sales taxes, reserves for banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges and Prior Claims) with respect to the Collateral or any Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary, or any other payment that has a substantially similar effect to any of the foregoing.
“Revolving Canadian Facility Credit Exposure” means, with respect to any Canadian Facility Lender at any time, the sum of the outstanding principal amount of such Canadian Facility Lender’s Canadian Facility Loans, its Canadian LC Exposure, its Applicable Canadian Facility Percentage of the Canadian Facility Swingline Exposure and its Applicable Canadian Facility Percentage of the Canadian Facility Protective Advances at such time.

“Revolving Credit Exposure” means the Revolving U.S. Facility Credit Exposure and the Revolving Canadian Facility Credit Exposure, collectively.
“Revolving Loan” means a Loan made pursuant to Section 2.01(a) or 2.01(b).
“Revolving U.S. Facility Credit Exposure” means, with respect to any U.S. Facility Lender at any time, the sum of the outstanding principal amount of such U.S. Facility Lender’s U.S. Facility Loans, its Dollar LC Exposure, its Applicable U.S. Facility Percentage of the U.S. Facility Swingline Exposure and its Applicable U.S. Facility Percentage of the U.S. Facility Protective Advances at such time.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Secured Indebtedness” means, with respect to any specified Person on any Test Date, the sum of the aggregate outstanding amount of Indebtedness of such Person and its Subsidiaries secured by a Lien, determined on a consolidated basis and in accordance with GAAP as of the last day of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Test Date.
“Secured Leverage Ratio” means, with respect to any specified Person on any Test Date, the ratio, on a pro forma basis, of Secured Indebtedness to EBITDA of such Person and its Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately proceeding the Test Date.
“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more counterparties that are Lenders or Affiliates of Lenders at the time that such Swap Obligations are incurred; provided that (a) within 15 days of the later of the Effective Date and the time that any transaction relating to such Swap Obligation is executed, the Lender party thereto (other than JPMCB) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents and (b) Banking Services Obligations and Swap Obligations (relating to interest rates or currencies) will constitute Secured Obligations only to the extent such obligations, at the time of incurrence, are not prohibited by the terms of the Intercreditor Agreement.
“Secured Parties” has the meaning assigned to such term in the U.S. Security Agreement.
“Security Agreement” means, as the context may require, any U.S. Security Agreement, any Canadian Security Agreement or any Quebec Security Documents, and “Security Agreements” means all U.S. Security Agreements, Canadian Security Agreements and Quebec Security Documents.

“Senior Secured Notes” means (a) the senior secured notes due 2016 issued by the Company on the Effective Date in a public offering or in a Rule 144A or other private placement and (b) any substantially identical senior notes that are registered under the Securities Act of 1933, as amended, and issued in exchange for the senior notes described in clause (a) of this definition.
“Settlement” has the meaning assigned to such term in Section 2.05(d).
“Settlement Date” has the meaning assigned to such term in Section 2.05(d).
“Significant Transaction” means any recapitalization, restructuring, refinancing, financing, merger, acquisition, consolidation or disposition (including the sale of all or a substantial portion of the assets or equity of any Person).
“Specified Change of Control” means a “Change of Control” (or other defined term having a similar purpose) as defined in the Note Documents.
“Specified Event of Default” means (a) any Event of Default pursuant to clauses (a), (b), (h), (i) or (j) of Section 7.01 or (b) an Event of Default triggered by non-compliance with the requirements of Section 5.01(g) or Section 6.12.
“Specified Reserves” means the Dilution Reserve and Rent or Collateral Access Reserve.
“Specified Transactions” means (a) asset dispositions with an aggregate fair market value equal to or in excess of $10,000,000, (b) an Investment (by merger or otherwise) in any Subsidiary (or any Person which becomes a Subsidiary) or (c) an acquisition of Property which constitutes all or substantially all of an operating unit of a business.
“Spot Selling Rate” means, on any date, as determined by the Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for Dollars at approximately 11:00 a.m., London time, two Business Days prior to such date (the “Applicable Quotation Date”); provided that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the rate determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11.00 a.m. London time, on the Applicable Quotation Date for the purchase of the relevant currency for delivery two Business Days later.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) the management of which is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means any direct or indirect subsidiary of the Company.
“Successor Collateral Agent” has the meaning assigned to such term in Section 8.02.
“Supermajority Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing at least 66 2/3% of the Aggregate Credit Exposure and unused Commitments at such time.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
“Swingline Exposure” means, the U.S. Facility Swingline Exposure and Canadian Facility Swingline Exposure, collectively.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.05.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Test Date” means the last day of the most recently ended Test Period.
“Test Period” means, at any time, the most recent period of 12 consecutive fiscal months of the Company ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each fiscal month, fiscal quarter or fiscal year in such period have been (or were required to have been) delivered pursuant to Section 5.01(a), 5.01(b) or 5.01(c), as applicable.
“Title Company” means a title insurer or title insurance agent which shall be reasonably acceptable to the Administrative Agent and qualified to issue title insurance as required by the Administrative Agent.
“Total Canadian Facility Commitment” means, at any time, the aggregate amount of the Canadian Facility Commitments as in effect at such time.
“Total Commitment” means, at any time, the aggregate amount of the Commitments as in effect at such time.
“Total Indebtedness” means, with respect to any specific Person on any Test Date, the sum of the aggregate outstanding amount of Indebtedness of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP as of the last day of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Test Date.
“Total Leverage Ratio” means, with respect to any specified Person on any Test Date, the ratio, on a pro forma basis, of (a) Total Indebtedness; provided that solely for purposes of calculating the Total Leverage Ratio in connection with the Applicable Rate, Net Funded Debt, to (b) EBITDA, of such Person and its Subsidiaries for the most recently ended four fiscal quarter period for which internal financial statements are available immediately preceding the Test Date.
“Total U.S. Facility Commitment” means, at any time, the aggregate amount of the U.S. Facility Commitments as in effect at such time.
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which they are party, the borrowing of Loans and other credit extensions, the use of the proceeds thereof, the continuation or issuance of Letters of Credit hereunder and the creation and perfection of the Liens created by the Collateral Documents.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate, U.S. Alternate Base Rate, CDOR Rate or Canadian Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
“Unrestricted Cash and Cash Equivalents” means, as to any Person on any Test Date, the average aggregate amount of cash and Permitted Investments of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP as of the last day of each calendar month for the most recently ended twelve-consecutive months for which internal financial statements are available, that (i) do not appear or would not be required to be listed as “restricted” on a consolidated balance sheet of such Person and its Subsidiaries, unless such appearance or requirement is related to one or more non-consensual Liens permitted by Section 6.02 or Liens permitted by Sections 6.02(a), (c) or (g) or clauses (g) or (n) of the definition of “Permitted Encumbrances”, and (ii) are not subject to a Lien in favor of any Person other than one or more of the Liens described in clause (i) above.
“U.S.” means the United States of America.
“U.S. Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted Eurocurrency Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted Eurocurrency Rate for any day shall be based on the rate appearing on the Libor Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the U.S. Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate, respectively.

“U.S. Borrowing Base” means, at any time, an amount equal to the sum of (a) the product of (i) 85% multiplied by (ii) the U.S. Loan Parties’ Eligible Accounts at such time minus the Accounts Reserves related to the U.S. Loan Parties, plus (b) the lesser of (i) the product of (x) 70% multiplied by (y) the U.S. Loan Parties’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Collateral Agent multiplied by the U.S. Loan Parties Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time plus (c) the lesser of (i) the product of (x) 70% multiplied by (y) the U.S. Loan Parties’ Eligible Letter of Credit Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Collateral Agent multiplied by the U.S. Loan Parties Eligible Letter of Credit Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time minus without duplication of any Reserves of the U.S. Loan Parties accounted for in clause (b) above, Reserves related to the Eligible Letter of Credit Inventory of the U.S. Loan Parties, plus (d) U.S. Loan Parties’ cash and cash equivalents (provided that such cash and cash equivalents shall be subject to special blocked account arrangements with such accounts to be held at the Administrative Agent) minus (e) without duplication, Reserves related to the U.S. Loan Parties established by the Collateral Agent in its Permitted Discretion.
The Collateral Agent may, in its Permitted Discretion, adjust Reserves related to the U.S. Loan Parties or reduce (or eliminate any restrictions it has imposed on) one or more of the other elements used in determining standards of eligibility set forth in the respective definitions of “Eligible Accounts”, “Eligible Inventory” and “Eligible Letter of Credit Inventory”, including reserves with respect to sums that the respective U.S. Loan Parties are or will be required to pay (such as sales, excise or similar taxes, assessments, insurance premiums, or, in the case of leased or subleased assets, rents or other amounts payable under such leases or subleases as applicable) and have not yet paid; provided, that, the Collateral Agent shall have provided the Company five Business Days (or, during any Cash Dominion Period, three Business Days) prior written notice thereof, setting forth in reasonable detail the basis therefor; and provided, further, that (A) except in respect of taxes, the Collateral Agent may only establish or increase a reserve or impose additional restrictions to standards of eligibility after the Effective Date based on an event, condition or other circumstance arising after the Effective Date, or based on facts not known to the Collateral Agent as of the Effective Date; (B) any additional restrictions to standards of eligibility and the amount of any new or increased reserves established by the Collateral Agent shall have a reasonable relationship to the event, condition, circumstance or fact that is the basis therefor; (C) to the extent the Collateral Agent may establish additional, or revise existing, restrictions to standards of eligibility for Eligible Accounts, Eligible Inventory or Eligible Letter of Credit Inventory so as to address any such event, condition, circumstance or fact in a manner reasonably satisfactory to the Collateral Agent, the Collateral Agent shall not establish or increase a reserve for the same purpose; (D) any such establishment or increase in reserves or imposition of additional restrictions to standards of eligibility shall become effective for purposes of the first U.S. Borrowing Base Certificate that is delivered pursuant to Section 5.01(g) at least five Business Days after the date of receipt by the Company of such written notice; and (E) any such establishment or increase in reserves or imposition of additional restrictions to standards of eligibility shall be removed if the Collateral Agent has determined in its Permitted Discretion that the event, condition or other matter that is the basis for such establishment or increase in reserves or imposition of additional restrictions to standards of eligibility no longer exists. The Collateral Agent may, in its Permitted Discretion, adjust Reserves related to the U.S. Loan Parties or reduce one or more of the other elements used in computing the U.S. Borrowing Base, with any such changes to be effective five days (or, during any Cash Dominion Period, three days) after delivery of notice thereof to the Company and the Lenders. The U.S. Borrowing Base shall be determined by reference to the U.S. Borrowing Base Certificate most recently delivered to the Collateral Agent pursuant to Section 5.01(g), subject to adjustments and changes made by the Collateral Agent in its Permitted Discretion as provided above. Upon the disposition of a U.S. Loan Party, or a sale of all or substantially all of the assets of a U.S. Loan Party, the Company shall promptly give the Collateral Agent written notice of such disposition together with such information as shall be required for the Collateral Agent to adjust the U.S. Borrowing Base to reflect such disposition.

“U.S. Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Company, in substantially the form of Exhibit C-2 or another form which is acceptable to the Collateral Agent in its reasonable discretion.
“U.S. Collection Account” has the meaning assigned to such term in the U.S. Security Agreement.
“U.S. Facility” means the U.S. Facility Commitment and the provisions herein related to the extensions of credit made thereunder.
“U.S. Facility Availability” means, at any time, the U.S. Facility Maximum minus the Aggregate U.S. Facility Credit Exposure.
“U.S. Facility Commitment” means, as to each U.S. Facility Lender, the obligation of such U.S. Facility Lender to make Revolving Loans and to acquire participations in Dollar Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving U.S. Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s U.S. Facility Commitment is set forth on the Commitment Schedule or in the Assignment and Assumption pursuant to which such Lender shall have assumed its U.S. Facility Commitment. The initial aggregate amount of the Total U.S. Facility is $250,000,000.
“U.S. Facility Lender” means (a) on the Effective Date, the Lenders designated as having U.S. Facility Commitments on the Commitment Schedule under the heading “U.S. Facility Lenders” and (b) thereafter, the Lenders from time to time holding Loans made pursuant to U.S. Facility Commitments or holding U.S. Facility Commitments, after giving effect to any assignments thereof permitted by Section 9.04(b).
“U.S. Facility Loan” means a Revolving Loan under the U.S. Facility.
“U.S. Facility Maximum” means, at any time, the lesser of (a) the U.S. Facility Commitment minus the Aggregate Canadian Facility Credit Exposure and (b) the U.S. Borrowing Base.
“U.S. Facility Protective Advance” has the meaning assigned to such term in Section 2.04.

“U.S. Facility Swingline Exposure” means, at any time, the aggregate principal amount of all U.S. Facility Swingline Loans outstanding at such time. The U.S. Facility Swingline Exposure of any U.S. Facility Lender at any time shall be its Applicable U.S. Facility Percentage of the U.S. Facility Swingline Exposure at such time.
“U.S. Facility Swingline Loan” means a loan made under Section 2.05(a) that is denominated in U.S. Dollars.
“U.S. Gross Availability” means, at any time, the U.S. Gross Facility Maximum minus the Aggregate U.S. Facility Credit Exposure.
“U.S. Gross Borrowing Base” means the U.S. Borrowing Base without a reduction for Specified Reserves related to the U.S. Loan Parties.
“U.S. Gross Facility Maximum” means, at any time, the lesser of (a) the U.S. Facility Commitment minus the Aggregate Canadian Facility Credit Exposure and (b) the U.S. Gross Borrowing Base.
“U.S. Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
“U.S. Guarantor” means, individually and collectively, any Guarantor (including the Company) organized under the laws of the United States.
“U.S. Loan Party” means, individually and collectively, any Loan Party (including the Company) organized under the laws of the United States.
“U.S. Person” has the meaning assigned to such term by Section 7701(a)(30) of the Code.
“U.S. Security Agreement” means that certain U.S. Pledge and Security Agreement, dated as of the Effective Date, among the U.S. Loan Parties, the Company and the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other U.S. Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).
“Wholly-Owned Subsidiary” means, when qualifying a Subsidiary, a Subsidiary of a Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (i) directors’ or managers’ qualifying shares or (ii) shares issued to foreign nationals to the extent required by applicable law) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned Subsidiaries of such Person or by such Person and one or more wholly-owned Subsidiaries of such Person. Unless otherwise specified, “Wholly-Owned Subsidiary” means a wholly-owned Subsidiary of the Company.

“Withdrawal Liability” means withdrawal liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”), by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “Borrowing of Revolving Loans”), by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing” or a “Eurocurrency Borrowing of Revolving Loans”).
SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In the event that the historical accounting practices, systems or reserves relating to the components of the Aggregate Borrowing Base or the Borrowing Base of any Borrower are modified in a manner that is adverse to the Lenders in any material respect, the Borrowers will agree to maintain such additional reserves (for purposes of computing the Aggregate Borrowing Base and the Borrowing Base of each Borrower) in respect to the components of the Aggregate Borrowing Base and the Borrower Base of each Borrower and make such other adjustments (which may include maintaining additional reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Aggregate Borrowing Base and the Borrowing Base of each Borrower) as may be appropriate to eliminate the adverse effects thereof. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein.

SECTION 1.05 Currency Translations. (a) For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, such amounts shall be deemed to refer to Dollars or Dollar Equivalents (but determined according to the spot selling rates set forth in the Wall Street Journal on the Business Day immediately preceding the date on which the transaction is consummated); provided that no Default or Event of Default shall arise as a result of any limitation set forth in Dollars in Section 6.01, 6.02 or 6.06 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness, Liens or sale and leaseback transactions were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.04 or 6.05, the amount of each Investment, disposition or other applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the Spot Selling Rate on the date such Investment, disposition or other transaction is consummated.
(b) The Administrative Agent shall determine the Dollar Equivalent of (x) the Credit Exposure (i) as of the end of each fiscal quarter of the Company, (ii) on or about the date of the related notice requesting any extension of credit hereunder and (iii) on any other date, in its reasonable discretion and (y) any other amount to be converted into Dollars in accordance with the provisions hereof at the time of such conversion.
SECTION 1.06 Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, the Fixed Charge Coverage Ratio, Total Leverage Ratio and Secured Leverage Ratio for purposes of any covenant herein shall be calculated in the manner prescribed by this Section 1.06 (regardless whether any such covenant references that such test shall be calculated on a “Pro Forma Basis”).
(b) In the event that since the beginning of the most recent 12-month period for which internal financial statements of the Company are then available the Company or any Subsidiary since the beginning of such period has incurred any Indebtedness that remains outstanding or repaid, prepaid or redeemed any Indebtedness (other than ordinary working capital borrowings), or the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, Total Leverage Ratio or Secured Leverage Ratio is an incurrence or repayment, prepayment or redemption of Indebtedness, Interest Expense, Total Indebtedness, Secured Indebtedness and EBITDA for such period shall be calculated after giving effect on a pro forma basis to such incurrence or repayment, prepayment or redemption as if such Indebtedness was incurred or repaid on the first day of such period, provided that, in the event of any such repayment of Indebtedness, EBITDA for such period shall be calculated as if the Company or such Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to repay such Indebtedness.

(c) In the event that since the beginning of the most recent 12-month period for which internal financial statements of the Company are then available (1) a Specified Transaction has occurred, (2) the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, Total Leverage Ratio or Secured Leverage Ratio is such a Specified Transaction, or (3) since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into the Company or any Subsidiary since the beginning of such period) shall have made such a Specified Transaction, EBITDA for such period shall be calculated after giving pro forma effect to such Specified Transactions as if such Specified Transactions occurred on the first day of such period.
(d) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the interest rate in effect for such floating rate of interest on the date of determination had been the applicable interest rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months). In the event the Equity Interests of any Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (b) above, to have repaid during such period the Indebtedness of such Subsidiary to the extent the Borrower and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale.
(e) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be determined in good faith by the Chief Financial Officer of the Company and may include operating expense reductions for such period attributable to the transaction to which pro forma effect is being given (including, without limitation, operating expense reductions attributable to execution or termination of any contract, reduction of costs related to administrative functions, the termination of any employees or the closing (or the approval by the Board of Directors of the closing) of any facility) that have been realized or for which all steps necessary for the realization of which have been taken or are reasonably expected to be taken following such transaction, provided, that such adjustments are set forth in an officers’ certificate which states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Chief Financial Officer.
ARTICLE II
The Credits
SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein:
(a) each U.S. Facility Lender agrees to make Revolving Loans to the Company in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving U.S. Facility Credit Exposure exceeding such Lender’s U.S. Facility Commitment or (ii) the Aggregate U.S. Facility Credit Exposure exceeding the lesser of (x) the Total U.S. Facility Commitment and (y) the U.S. Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04; and

(b) each Canadian Facility Lender agrees to make Revolving Loans to the Canadian Facility Borrowers in Dollars or Canadian Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Canadian Facility Credit Exposure exceeding such Lender’s Canadian Facility Commitment or (ii) the Aggregate Canadian Facility Credit Exposure exceeding the lesser of (x) the Total Canadian Facility Commitment and (y) the Canadian Borrowing Base plus U.S. Facility Availability, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04.
Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02 Loans and Borrowings. (a) Each Loan (other than a Swingline Loan or Protective Advance) shall be made as part of a Borrowing consisting of Revolving Loans of the same Class, Currency and Type made by the applicable Lenders ratably in accordance with their respective applicable Facility Commitments of the applicable Class. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05, respectively. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b) Subject to Section 2.14, each Revolving Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans and each Revolving Borrowing denominated in Canadian Dollars shall be comprised entirely of ABR Loans or CDOR Rate Loans as the Borrowers may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurocurrency Borrowings or CDOR Rate Borrowings, as applicable, in accordance with Section 2.08. Each Swingline Loan and each Protective Advance shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing or CDOR Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 or C$100,000, as applicable and not less than $1,000,000 or C$1,000,000, as applicable. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 or C$100,000, as applicable and not less than $500,000 or C$500,000, as applicable; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the applicable Facility Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f). Each Swingline Loan shall be in an amount that is an integral multiple of $25,000 or C$25,000, as applicable and not less than $100,000 or C$100,000, as applicable; provided that a Swingline Loan may be in an aggregate amount that is equal to the entire unused amount of the applicable Facility. Borrowings of more than one Type, Class and Currency may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings or CDOR Rate Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in substantially the form of Exhibit F and signed by such Borrower or by telephone (i) in the case of a CDOR Rate Borrowing denominated in Canadian Dollars, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, (ii) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (iii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit F and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
(i) the aggregate amount and Currency of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;
(ii) the date of such Borrowing, which shall be a Business Day;
(iii) whether such Borrowing is to be denominated in Dollars or Canadian Dollars;
(iv) whether such Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing or a CDOR Rate Borrowing;
(v) whether such Borrowing shall constitute a utilization of the U.S. Facility Commitment or Canadian Facility Commitment;
(vi) in the case of a Eurocurrency Borrowing or CDOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(vii) the location and number of the applicable Borrowers’ account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07; and
(viii) that as of such date the conditions set forth in Sections 4.02(a), (b) and (c) are satisfied.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing or CDOR Rate Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration (or 30 days for a CDOR Rate Borrowing). Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04 Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make (i) Loans to the Company, on behalf of the U.S. Facility Lenders (each such Loan, a “U.S. Facility Protective Advance”) and (ii) Loans to the Canadian Facility Borrowers, on behalf of the Canadian Facility Lenders (each such Loan, a “Canadian Facility Protective Advance”), which, in each case, the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to collectively as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed 5% of the Total Commitment (excluding the Commitment of any Defaulting Lender); provided, further, that (A) the aggregate Revolving U.S. Facility Credit Exposure of all U.S. Facility Lenders shall not exceed the Total U.S. Facility Commitment, (B) the aggregate Revolving Canadian Facility Credit Exposure of all Canadian Facility Lenders shall not exceed the Total Canadian Facility Commitment and (C) the Credit Exposure of any Lender shall not excede such Lender’s Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. For the avoidance of doubt, the Administrative Agent may elect to make Protective Advances from either the U.S. Facility Commitments or the Canadian Facility Commitments in its discretion and shall not be obligated to make Protective Advances ratably as between the Facility Commitments. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Canadian Facility Availability or U.S. Facility Availability, as applicable, and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each U.S. Facility Lender or Canadian Facility Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such U.S. Facility Protective Advance or Canadian Facility Protective Advance, as applicable, in proportion to its Applicable U.S. Facility Percentage or Applicable Canadian Facility Percentage, as applicable. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable U.S. Facility Percentage or Applicable Canadian Facility Percentage, as applicable, of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
SECTION 2.05 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers, from time to time during the Availability Period, in Dollars from the U.S. Facility Commitments and Canadian Dollars from the Canadian Facility Commitments, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all outstanding Swingline Loans exceeding $25,000,000, (ii) the aggregate principal amount of outstanding Swingline Loans denominated in Canadian Dollars exceeding the U.S. Dollar equivalent of $5,000,000, (iii) the sum of the total Revolving U.S. Facility Credit Exposures of all U.S. Facility Lenders exceeding the Total U.S. Facility Commitment, (iv) the sum of total Revolving Canadian Facility Credit Exposures of all Canadian Facility Lenders exceeding the Total Canadian Facility Commitment, (v) the sum of total Revolving Credit Exposure of all Lenders exceeding the Total Commitment, (vi) the sum of Aggregate U.S. Facility Credit Exposure exceeding the lesser of (x) the Total U.S. Facility Commitment and (y) the U.S. Borrowing Base, (vii) the sum of Aggregate Canadian Facility Credit Exposure exceeding the lesser of (x) the Total Canadian Facility Commitment and (y) the Canadian Borrowing Base plus U.S. Facility Availability, or (viii) the sum of Aggregate Credit Exposure exceeding the lesser of (x) the Total Commitment and (y) the Aggregate Borrowing Base; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.
(b) To request a Swingline Loan, the Borrowers shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount and Currency of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrowers. The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the general deposit account of the applicable Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the relevant Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(d), by remittance to the Administrative Agent to be distributed to the Lenders) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Upon the making of a Swingline Loan in Dollars (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each U.S. Facility Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage. Upon the making of a Swingline Loan in Canadian Dollars (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Canadian Facility Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage. The Swingline Lender may, at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan; provided that any such payment so remitted shall be repaid to the Swingline Lender if and to the extent such payment is required to be refunded to the Borrowers for any reason.
(d) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) of all outstanding Swingline Loans with the applicable Lenders on at least a weekly basis or on any earlier date that the Administrative Agent elects, by notifying such Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon, New York City time on the date of such requested Settlement (the “Settlement Date”). Each applicable Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Swingline Loan or Swingline Loans with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., New York City time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute U.S. Facility Loans or Canadian Facility Loans, as applicable, of such Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any applicable Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.
SECTION 2.06 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrowers may request the issuance of standby and documentary letters of credit denominated in either Dollars or Canadian Dollars by an Issuing Bank for their own account or for the account of any Subsidiary (provided, that Borrowers shall be a co-applicant, and be jointly and severally liable, with respect to each such Letter of Credit issued for the account of such Subsidiary) in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period, either under the U.S. Facility Commitments or under the Canadian Facility Commitments, it being understood that all Canadian Dollar Letters of Credit shall be issued under the Canadian Facility Commitments. For the avoidance of doubt, Letters of Credit issued hereunder, including the Dollar Equivalent of Letters of Credit denominated in Canadian Dollars, shall constitute utilization under the Commitments.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. (i) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank of such Letter of Credit) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the Currency (which shall be Dollars or Canadian Dollars), the amount of such Letter of Credit, the name of the account party (which shall be the one of the Borrowers or a Subsidiary and a Borrower as co-applicants), the name and address of the beneficiary thereof, whether such Letter of Credit is to be made under the U.S. Facility Commitments or the Canadian Facility Commitments and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. It is understood that the reinstatement of all or a portion of a Letter of Credit in accordance with the terms thereof following a drawing thereunder shall not constitute an amendment, renewal or extension of such Letter of Credit. If requested by such Issuing Bank, the Borrowers also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(ii) On the Effective Date, each Issuing Bank that has issued an Existing Letter of Credit shall be deemed, without further action by any party hereto, to have granted to each Lender and each Lender shall be deemed to have purchased from such Issuing Bank a participation in such Existing Letter of Credit in accordance with paragraph (e) below. The applicable Issuing Banks and the Lenders that were also party to the Existing Credit Agreement agree that concurrently with such grant, the participations in the Existing Letters of Credit granted to such lenders under the Existing Credit Agreement shall be automatically canceled without further action by any of the parties thereto. On and after the Effective Date, each Existing Letter of Credit shall constitute a Letter of Credit for all purposes hereof.
(c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $25,000,000, (ii) the Canadian Dollar LC Exposure shall not exceed the Dollar Equivalent of $5,000,000, (iii) the aggregate amount of standby Letters of Credit shall not exceed $15,000,000, (iv) the total Revolving U.S. Facility Credit Exposures shall not exceed the Total U.S. Facility Commitment, (v) the total Revolving Canadian Facility Credit Exposures shall not exceed the Total Canadian Facility Commitment, (vi) the Aggregate Credit Exposure shall not exceed the Total Commitment, (vii) the Aggregate U.S. Facility Credit Exposure would not exceed the lesser of (x) the U.S. Borrowing Base and (y) the Total U.S. Facility Commitment, (viii) the Aggregate Canadian Facility Credit Exposure would not exceed the lesser of (x) the Canadian Borrowing Base plus U.S. Facility Availability and (y) the Total Canadian Facility Commitment and (ix) the Aggregate Credit Exposure would not exceed the lesser of (x) the Aggregate Borrowing Base and (y) the Total Commitment.

(d) Expiration Date. No Letter of Credit shall have a stated expiry date that is later than the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one year periods (which shall in no event extend beyond the date referred to in clause (ii) above) under customary “evergreen” provisions.
(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof), and without any further action on the part of any Issuing Bank or the Lenders, (i) in the case of a Dollar Letter of Credit, the relevant Issuing Bank hereby grants to each U.S. Facility Lender (other than the relevant Issuing Bank), and each U.S. Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable U.S. Facility Percentage, and (ii) in the case of a Canadian Dollar Letter of Credit, the relevant Issuing Bank hereby grants to each Canadian Facility Lender (other than the relevant Issuing Bank), and each Canadian Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Canadian Facility Percentage, of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each relevant Issuing Bank, such Lender’s Applicable U.S. Facility Percentage (in the case of a Dollar Letter of Credit) and such Lender’s Applicable Canadian Facility Percentage (in the case of a Canadian Dollar Letter of Credit) of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (f) of this Section 2.06, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each U.S. Facility Lender and each Canadian Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the U.S. Facility Commitment or Canadian Facility Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the relevant Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrowers receive such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to such time on the day of receipt; provided, that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan of the Currency in which such Letter of Credit is issued in an equivalent amount and, to the extent so financed, each Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each applicable Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each applicable Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank, the amounts so received by it from the applicable Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank, as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.
(g) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Banks under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any

Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse the Issuing Banks from liability to the Borrowers to the extent of any direct damages (as opposed to consequential or special damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Banks’ failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Banks (as finally determined by a court of competent jurisdiction), the Issuing Banks shall be deemed to have exercised the requisite standard of care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Banks may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(h) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(i) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to, but excluding, the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans in the applicable currency; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section 2.06, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section 2.06 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(j) Replacement of the Issuing Bank. An Issuing Bank may be added, or an existing Issuing Bank may be replaced or terminated, under this Agreement at any time by written agreement among the Company, the Administrative Agent, the replaced or terminated Issuing Bank and the new or successor Issuing Bank, as applicable. The Administrative Agent shall notify the Lenders of any such addition, replacement or termination. At the time any such replacement or termination shall become effective, the Company shall pay all unpaid fees accrued for the account of the Issuing Bank being replaced or terminated. From and after the effective date of any such replacement or addition, the new or successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter. References herein to the term “Issuing Bank” shall be deemed to refer to each new Issuing Bank or to any previous Issuing Bank, or to such new Issuing Bank and all previous Issuing Banks, as the context shall require. After the replacement or termination of an Issuing Bank hereunder, the replaced or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to any outstanding Letters of Credit issued by it prior to such replacement or termination, but shall not be required to issue any new Letters of Credit or to renew or extend any such outstanding Letters of Credit.

(k) Cash Collateralization. If either (i) an Event of Default shall have occurred and be continuing and the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, (ii) the aggregate amount of Revolving U.S. Facility Credit Exposure of all U.S. Facility Lenders hereunder exceeds the Total U.S. Facility Commitment, (iii) the aggregate amount of Revolving Canadian Facility Credit Exposure of all Canadian Facility Lenders hereunder exceeds the Total Canadian Facility Commitment, or (iv) any of the other provisions of this Agreement require cash collateralization, the Borrowers shall deposit within one Business Day after notice from the Administrative Agent of the requirement thereof into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8-501 of the UCC as in effect in the State of New York), in the name of the Administrative Agent and for the benefit of the applicable Lenders (the “LC Collateral Account”), an amount in immediately available funds in Dollars equal to 105% of the LC Exposure as of such date, converting the aggregate Canadian Dollar LC Exposure into the Dollar Equivalent thereof as of such date, plus any accrued and unpaid interest thereon; provided that the obligation to deposit such amount shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in paragraph (h) or (i) of Section 7.01. Such deposits shall be held by the Administrative Agent as collateral for the LC Exposure under this Agreement and for the payment and performance of the Secured Obligations, and for this purpose the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account, the LC Collateral Account shall be subject to a Deposit Account Control Agreement and the Borrowers hereby grant a security interest to the Administrative Agent for the benefit of the Secured Parties in the LC Collateral Account and in any financial assets (as defined in the UCC) or other property held therein. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys and financial assets in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing more than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. The Administrative Agent shall cause all such cash collateral (to the extent not applied as aforesaid) to be returned to the Borrowers within three Business Days after (A) in the case of clause (i) above, the applicable Event of Default shall have been cured or waived (so long as no other Event of Default has occurred and is continuing at such time), (B) in the case of clauses (ii) and (iii) above, the aggregate amount of Revolving U.S. Facility Credit Exposure of all U.S. Facility Lenders or the aggregate amount of Revolving Canadian Facility Credit Exposure of all Canadian Facility Lenders hereunder ceases to exceed the Total U.S. Facility Commitment or the Total Canadian Facility Commitment, as applicable, for five consecutive Business Days or (C) in the case of clause (iv) above, such cash collateral shall no longer be required pursuant to the applicable provision hereof.

(l) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrowers pursuant to Section 2.06(b) no later than the Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on the first Business Day of each week, the activity for each day during the immediately preceding week in respect of Letters of Credit issued by it, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (B) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, whether such Letter of Credit is a trade, financial or performance Letter of Credit, whether such Letter of Credit is a Dollar Letter of Credit or a Canadian Dollar Letter of Credit and the aggregate face amount and Currency of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof changed), and no Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit without first obtaining written confirmation from the Administrative Agent that such issuance, amendment, renewal or extension is then permitted by the terms of this Agreement, (C) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount and Currency of such LC Disbursement and (D) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.
SECTION 2.07 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable U.S. Facility Percentage or Applicable Canadian Facility Percentage, as the case may be; provided that, Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account(s) or such other account as may be specified in a Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(f) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower agree (severally and not jointly) to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower, to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of either the Federal Funds Effective Rate (in the case of Dollar-denominated amounts) or the Administrative Agent’s cost of funds (in the case of Canadian Dollar-denominated amounts) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans in the applicable currency. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.08 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing or CDOR Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing or a CDOR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided, however, that a Borrowing denominated in one Currency may not be converted to a Borrowing in a different Currency. Subject to the foregoing, the Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.
(b) To make an election pursuant to this Section, the Borrowers shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit G signed by the applicable Borrower.
(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i) the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing or a CDOR Rate Borrowing; and
(iv) if the resulting Borrowing is a Eurocurrency Borrowing or a CDOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).
If any such Interest Election Request requests a Eurocurrency Borrowing or a CDOR Rate Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration for a Eurocurrency Borrowing or 30 days for a CDOR Rate Borrowing.
(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
(f) If the Borrower fails to deliver a timely Interest Election Request with respect to a CDOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a CDOR Rate Borrowing and (ii) unless repaid, each CDOR Rate Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.09 Termination and Reduction of Commitments; Increase in Commitments. (a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit reasonably satisfactory to the Administrative Agent) equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations (other than Unliquidated Obligations) together with accrued and unpaid interest thereon.
(c) The Borrowers may from time to time reduce the Commitments (and each Facility Commitment); provided, that (i) each reduction of the Commitments (and of either Facility Commitment) shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000, (ii) each reduction of the Commitments shall be pro rata as between the Facilities and (iii) the Borrowers shall not reduce the Commitments (or either Facility Commitment) if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10 or Section 2.11, (A) the Aggregate Credit Exposure would exceed the lesser of the Total Commitment and the Aggregate Borrowing Base, (B) the sum of the Revolving U.S. Facility Credit Exposure would exceed the Total U.S. Facility Commitment or (C) the sum of the Revolving Canadian Facility Credit Exposures would exceed the Total Canadian Facility Commitment.
(d) The Borrowers shall notify the Administrative Agent of (i) any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section 2.09, and (ii) in the case of a reduction, the amount of such reduction (if any) to be allocated to the U.S. Facility Commitment and/or Canadian Facility Commitment hereunder, in each case, at least three Business Days prior to the effective date of such termination or reduction, specifying such election, the aggregate amount of a reduction and any allocation as aforesaid, and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section 2.09(d) shall be irrevocable; provided, that a notice of termination of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments (and of Facility Commitments) shall be permanent. Each reduction of the Commitments and Facility Commitments shall be made ratably among the Lenders in accordance with their respective Commitments and Facility Commitments, as the case may be.
(e) The Company shall have the right to increase the U.S. Facility Commitment by obtaining additional U.S. Facility Commitments, either from one or more of the Lenders or another lending institution, in an aggregate amount not to exceed $50,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Company may make a maximum of five such requests, (iii) the Administrative Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (v) the procedures described in Section 2.09(f) have been satisfied.

(f) Any amendment hereto for such an increase of U.S. Facility Commitments shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Company and the Lender(s) being added or increasing their U.S. Facility Commitment. As a condition precedent to such an increase, (i) the Company shall deliver to the Administrative Agent a certificate of each U.S. Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, (ii) before and after giving effect to such increase, (x) the representations and warranties contained in Article III and the other Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date and (y) no Default or Event of Default shall have occurred and be continuing and (iii) if requested by the Administrative Agent, the Company shall deliver to the Administrative Agent customary legal opinions, in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
(g) Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase and shall distribute such revised Commitment Schedule to each of the Lenders and the Company, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement. On the Business Day following any such increase, all outstanding ABR Loans shall be reallocated among the U.S. Facility Lenders (including any newly added Lenders) in accordance with the U.S. Facility Lenders’ respective revised Applicable U.S. Facility Percentages. Eurocurrency Advances shall not be reallocated among the U.S. Facility Lenders prior to the expiration of the applicable Interest Period in effect at the time of any such increase.
SECTION 2.10 Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender extended to such Borrower on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance extended to such Borrower on the earliest of the Maturity Date and demand by the Administrative Agent and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan extended to such Borrrower on the earlier of the Maturity Date and the date that is the seventh day (or if such day is not a Business Day, the next succeeding Business Day) after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made by the Company, the Company shall repay all Swingline Loans then outstanding.
(b) During any Cash Dominion Period, on each Business Day, the Administrative Agent shall (i) apply all funds credited to the U.S. Collection Account as of 4:00 p.m., New York City time, on such Business Day (whether or not immediately available) first to prepay any U.S. Facility Protective Advances that may be outstanding, pro rata, second to prepay U.S. Facility Swingline Loans, third to prepay the U.S. Facility Revolving Loans and fourth, to cash collateralize outstanding Dollar LC Exposure and (ii) apply all funds credited to the Canadian Collection Account as of 4:00 p.m., Toronto time, on such Business Day (whether or not immediately available) first to prepay any Canadian Facility Protective Advances that may be outstanding, pro rata, second to prepay Canadian Facility Swingline Loans, third to prepay the Canadian Facility Revolving Loans and fourth, to cash collateralize outstanding Canadian Dollar LC Exposure; provided that if the proceeds from the Canadian Collections Account are inadequate to repay the Loans under the Canadian Facility, the Administrative Agent shall apply any excess balance in the U.S. Collections Account, after the application of proceeds in accordance with clause (i) above, to the repayment of Loans under the Canadian Facility in accordance with this clause (ii). If the Company is required to provide (and has provided the required amount of) cash collateral pursuant to this Section 2.10(b), at the end of any Cash Dominion Period, the amount of such cash collateral shall be returned to the Company within two Business Days.

(c) Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.
(d) The Administrative Agent shall maintain records in which it shall record (i) the amount and Currency of each Loan made hereunder, the Facility Commitment, Class and Type thereof and the Interest Period applicable thereto, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(e) The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.
(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Company. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.11 Prepayment of Loans. (a) Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to Section 2.16, and prior notice in accordance with paragraph (c) of this Section.
(b) Mandatory Prepayments. In the event and on such occasion that:
(i) the Credit Exposure of any Lender exceeds such Lender’s Commitment;

(ii) the Aggregate Credit Exposures (including the Dollar Equivalent of any Revolving Canadian Facility Credit Exposure denominated in Canadian Dollars) exceeds the lesser of (x) the Total Commitment or (y) the Aggregate Borrowing Base, including as a result of any currency exchange fluctuation;
(iii) the Aggregate U.S. Facility Credit Exposure exceeds the lesser of (x) the U.S. Facility Commitment or (y) the U.S. Borrowing Base;
(iv) the Aggregate Canadian Facility Credit Exposure exceeds the lesser of (x) the Canadian Facility Commitment or (y) the Canadian Borrowing Base plus U.S. Facility Availability; or
(v) the Dollar Equivalent of the aggregate Revolving Canadian Facility Credit Exposure of all Canadian Facility Lenders exceeds (x) 105% of the Total Canadian Facility Commitment as then in effect at any point in time or (y) 100% but less than 105% of the Total Canadian Facility Commitment as then in effect for a period of ten (10) consecutive Business Days;
the Borrowers shall promptly prepay the Revolving Loans and/or Swingline Loans (and/or provide cash collateral for LC Exposure as specified in Section 2.06(k)) in an aggregate amount equal to (1) in the case of clauses (b)(i), (b)(ii), (b)(iii) and (b)(iv) of this Section, such excess and (2) in the case of clause (b)(v) of this Section, the amount by which the Dollar Equivalent of the aggregate Revolving Canadian Facility Credit Exposure of all Canadian Facility Lenders exceeds the Total Canadian Facility Commitment as then in effect. If the Company is required to provide (and has provided the required amount of) cash collateral pursuant to this Section 2.11(b) and such excess is subsequently reduced, cash collateral in an amount equal to the lesser of (x) any such reduction and (y) the amount of such cash collateral (to the extent not applied as set forth in Section 2.06(k)) shall be returned to the Company within five Business Days after any such reduction.
(c) The Company or Canadian Facility Borrowers, as applicable, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile or by other electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing or a CDOR Rate Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (specifying the Currency thereof) and, in the case of a mandatory prepayment, set forth a reasonably detailed calculation of the amount of such prepayment, provided that a notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or any other event, in which case such notice of prepayment may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans) the Administrative Agent shall advise the Lenders of the contents thereof. Each partial optional prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type and Currency as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12 Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period from and including the Effective Date to but excluding the Maturity Date. Accrued commitment fees shall be payable in arrears on the first Business Day of each fiscal month of the Company and on the Maturity Date, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
(b) The Company agrees to pay to the Administrative Agent for the account of each U.S. Facility Lender and Canadian Facility Lender a participation fee with respect to its participations in Dollar Letters of Credit and Canadian Dollar Letters of Credit, respectively, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans (in the case of Dollar Letters of Credit) or CDOR Rate Loans (in the case of Canadian Dollar Letters of Credit) on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the Maturity Date and the date on which such Lender ceases to have any LC Exposure.
(c) The Company agrees to pay to each Issuing Bank (i) a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and the applicable Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by it (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the Maturity Date and the date on which there ceases to be any LC Exposure under such Letters of Credit and (ii) such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by it or processing of drawings thereunder.
(d) Participation fees and fronting fees accrued through and including the last day of each fiscal month shall be payable on the first Business Day of each fiscal month; provided that all such fees shall be payable on the Maturity Date and any such fees accruing after the Maturity Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
(e) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(f) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13 Interest.
(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the U.S. Alternate Base Rate (for ABR Borrowings and Swingline Loans denominated in Dollars) or the Canadian Alternate Base Rate (for ABR Borrowings and Swingline Loans denominated in Canadian Dollars) plus, in each case, the Applicable Rate.
(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c) Each Protective Advance shall bear interest at the U.S. Alternate Base Rate (for Protective Advances denominated in Dollars) or the Canadian Alternate Base Rate (for Protective Advances denominated in Canadian Dollars) plus, in each case, the Applicable Rate for Revolving Loans plus 2%.
(d) Notwithstanding the foregoing, if any principal of or interest on any Loan (other than a Protective Advance) or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, by mandatory prepayment, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.
(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) or (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan or any CDOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Canadian Alternate Base Rate or CDOR Rate and interest computed by reference to the U.S. Alternate Base Rate at times when the U.S. Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable U.S. Alternate Base Rate, Canadian Alternate Base Rate, CDOR Rate, Adjusted Eurocurrency Rate or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g) Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.
(h) Limitation on Interest. If any provision of this Agreement or of any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under this Section 2.13, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrower. Any amount or rate of interest referred to in this Section 2.13(h) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.
SECTION 2.14 Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for such Interest Period; or
(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or facsimile or by other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any such Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be converted to, or continued as, an ABR Borrowing and (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.
(b) If prior to the commencement of any Interest Period for a CDOR Rate Borrowing:
(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the CDOR Rate for such Interest Period; or
(ii) the Administrative Agent is advised by the Required Lenders that the CDOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a CDOR Rate Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be converted to, or continued as an ABR Borrowing, and (ii) if any Borrowing Request requests a CDOR Rate Borrowing, such Borrowing shall be made as an ABR Borrowing.
SECTION 2.15 Increased Costs. (a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuing Bank;
(ii) subject any Lender or any Issuing Bank to any (or any increase in any) Other Connection Taxes with respect to this Agreement or any other Loan Document, any Letter of Credit, or any participation in a Letter of Credit or any Loan made or Letter of Credit issued by it, except any such Taxes imposed on or measured by its net income or profits (however denominated) or franchise (or similar) Taxes imposed in lieu of net income or profits Taxes; or
(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost, or expense affecting this Agreement or Eurocurrency Loans or CDOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or CDOR Rate Loan, (or in the case of clause (ii), any Loan, any Letter of Credit, or any participation in a Letter of Credit or any Loan made or a Letter of Credit issued by it) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers, subject to Section 2.19, will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Agreement, if, after the Effective Date, (x) any Change in Law shall make it unlawful for any Canadian Facility Lender to make or maintain any CDOR Rate Loan denominated in Canadian Dollars or to give effect to its obligations as contemplated hereby with respect to any CDOR Rate Loan denominated in Canadian Dollars, or (y) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls, but excluding conditions otherwise covered by this Section 2.15) or currency exchange rates which would make it impracticable for the Canadian Facility Lenders to make or maintain any CDOR Rate Loan denominated in Canadian Dollars to, or for the account of, the Canadian Facility Borrowers, then, by written notice to the Company and to the Administrative Agent and subject to Section 2.19:
(i) such Canadian Facility Lender or Canadian Facility Lenders may declare that such CDOR Rate Loan will not thereafter (for the duration of such unlawfulness) be made by such Canadian Facility Lender or Canadian Facility Lenders hereunder (or be continued for additional Interest Periods), whereupon any request for a CDOR Rate Loan or to continue a CDOR Rate Loan, as the case may be, for an additional Interest Period shall, as to such Canadian Facility Lender or Canadian Facility Lenders only, be of no force and effect, unless such declaration shall be subsequently withdrawn; and
(ii) such Canadian Facility Lender may require that any outstanding CDOR Rate Loan, made by it be converted to a Eurocurrency Loan or ABR Loan denominated in Dollars, as the case may be (unless repaid by the Canadian Facility Borrowers as described below), in which event any such CDOR Rate Loan, shall be converted to a Eurocurrency Loan or ABR Loan denominated in Dollars, as the case may be, as of the effective date of such notice as provided in Section 2.15(f) and at the Spot Selling Rate on the date of such conversion or, at the option of the Canadian Facility Borrowers, repaid on the last day of the then current Interest Period with respect thereto or, if earlier, the date on which the applicable notice becomes effective.
If any Canadian Facility Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay such converted CDOR Rate Loan shall instead be applied to repay the Eurocurrency Loans or ABR Loans denominated in Dollars, as the case may be, made by such Lender resulting from such conversion.
(f) For purposes of Section 2.15(e), a notice to the Canadian Facility Borrowers by any Canadian Facility Lender shall be effective as to each CDOR Rate Loan made by such Canadian Facility Lender, if lawful, on the last day of the Interest Period, if any, currently applicable to such Revolving Loan; in all other cases such notice shall be effective on the date of receipt thereof by the Canadian Facility Borrowers.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or CDOR Rate Loan prior to the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan or CDOR Rate Loan prior to the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan (or to convert any ABR Loan into a Eurocurrency Loan or a CDOR Rate Loan, as applicable) on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers to replace a Lender pursuant to Section 2.19(b), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan or a CDOR Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate or the CDOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period to such Eurocurrency Loan from other banks in the eurocurrency market, or for Canadian Dollar deposits of a comparable amount and period to such CDOR Rate Loan from other banks in the Canadian bankers’ acceptance market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.17 Taxes.
(a) Except as provided in this Section 2.17, any and all payments made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any applicable law (as determined in the good faith discretion of an applicable Loan Party or the Administrative Agent) requires the deduction or withholding of any Indemnified Tax or Other Tax from any such payment (including, for the avoidance of doubt, any such deduction or withholding required to be made by the applicable Loan Party or the Administrative Agent), such Loan Party or the Administrative Agent shall make such deductions and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender, any Issuing Bank or its beneficial owner, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.
(b) Without limiting the provisions of paragraph (a) above but without duplicating any payment obligation by the Loan Parties in either paragraph (a) above or paragraph (c) below, the Loan Parties shall timely pay, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after receipt of the certificate described below, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent, such Lender (for its beneficial owner) or each Issuing Bank, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, provided that such Agent or Lender, as the case may be, provides the Loan Party with a certificate, setting forth in reasonable detail calculations of the amount of such payment or liability delivered to the Borrowers by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank.
(d) Each Lender shall indemnify the Administrative Agent within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.
(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Loan Parties to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f) All Lenders, to the extent they are legally entitled to do so, shall deliver to the Company (with a copy to the Administrative Agent), on or prior to the Closing Date and at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and duly executed documentation prescribed by applicable law as will permit payments hereunder or under any other Loan Document to be made without withholding or at a reduced rate of withholding. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower such updated or other documentation as is reasonably requested by the Loan Parties or Administrative Agent or promptly notify the Loan Parties or Administrative Agent of its legal inability to do so. In addition, any Lender, if requested by the Loan Parties or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Loan Parties or the Administrative Agent as will enable the Loan Parties or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding tax other than the U.S. federal withholding tax, the completion, execution and submission of such forms shall not be required if in the Foreign Lender’s judgment such completion, execution or submission would subject such Foreign Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender. Without limiting the foregoing:
(i) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent), whichever of the following is applicable:
(A) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
(B) properly completed and duly executed copies of Internal Revenue Service Form W-8ECI,
(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the Form of Exhibit I to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (D) the interest payments in question are not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN,
(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner, or
(E) any other form, including Form W-8EXP, prescribed by applicable law as a basis for claiming exemption from United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.
(ii) Any Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Loan Parties and Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from federal backup withholding.

(g) If the Administrative Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by any Loan Party pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such indemnifying party, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over pursuant to this Section 2.17(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will any Issuing Bank or Lender be required to pay any amount to any Loan Party the payment of which would place such Issuing Bank or such Lender in a less favorable net after-Tax position than such Issuing Bank or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent, any Issuing Bank or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers or any other Person.
(h) Each party’s obligations under this Section 2.17 shall survive termination of the Loan Documents and payment of any obligations thereunder.
SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursements of LC Disbursements, or of amounts payable under Section 2.15, 2.16, 2.17 or 9.03, or otherwise) at or prior to the time expressly required hereunder or under any other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent or at such other address that the Administrative Agent shall advise the Borrowers in writing, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under any Loan Document shall be made in Dollars, except that unless otherwise specified herein or in any other Loan Document, all payments in respect of Loans (and interest thereon) and LC Exposures shall be made in the same Currency in which such Loan was made or such Letter of Credit was issued. At all times during a Cash Dominion Period, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.10(b)) from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations on the Business Day after receipt, subject to actual collection.

(b) Any proceeds of Collateral from the U.S. Loan Parties or any other amounts received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11), (C) amounts to be used to cash collateralize LC Exposures or (D) amounts to be applied from the Collection Accounts during any Cash Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied, subject to the Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, any Issuing Bank or the Swingline Lender under any Loan Document (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the U.S. Facility Lenders from the U.S. Loan Parties (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the U.S. Facility Protective Advances, fourth, to pay the principal of the U.S. Facility Protective Advances, fifth, to pay interest then due and payable on the U.S. Facility Loans (other than the U.S. Facility Protective Advances) and unreimbursed Dollar LC Disbursements along with any amounts due under Section 2.16 in connection with the foregoing ratably, sixth, to prepay principal on the U.S. Facility Loans (other than the U.S. Facility Protective Advances) and unreimbursed Dollar LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Dollar Letters of Credit and the aggregate amount of any unpaid Dollar LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services and Swap Obligations (in each case, to the extent constituting Secured Obligations), and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the U.S. Loan Parties; provided that any remaining funds shall be applied in the manner detailed in the immediately following sentence. Any proceeds of Collateral from the Canadian Loan Parties or any other amounts received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11), (C) amounts to be used to cash collateralize LC Exposures or (D) amounts to be applied from the Collection Accounts during any Cash Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied, subject to the Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, any Issuing Bank or the Swingline Lender under any Loan Document (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Loan Parties (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Canadian Facility Protective Advances, fourth, to pay the principal of the Canadian Facility Protective Advances, fifth, to pay interest then due and payable on the Canadian Facility Loans (other than the Canadian Facility Protective Advances) and unreimbursed Canadian Dollar LC Disbursements along with any amounts due under Section 2.16 in connection with the foregoing ratably, sixth, to prepay principal on the Canadian Facility Loans (other than the Canadian Facility Protective Advances) and unreimbursed Canadian Dollar LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Canadian Dollar Letters of Credit and the aggregate amount of any unpaid Canadian Dollar LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services and Swap Obligations (in each case, to the extent constituting Secured Obligations owed by the Canadian Loan Parties), and ninth, to the payment of any other Secured Obligation owed by the Canadian Loan Parties due to the Administrative Agent or any Lender by the Canadian Loan Parties. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrowers, or unless a Default has occurred and is continuing, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurocurrency Loan or any CDOR Rate Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or such CDOR Rate Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
(c) Except to the extent otherwise provided herein: (i) each Borrowing of U.S. Facility Loans or Canadian Facility Loans in a particular Currency from the Lenders under Section 2.01 hereof shall be made from the relevant Lenders, each payment of Commitment Fees or of participation fees under Section 2.12 hereof in respect of the U.S. Facility Commitment or the Canadian Facility Commitment shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitment, U.S. Facility Commitment or Canadian Facility Commitment under Section 2.09 hereof shall be applied to the respective Commitments and Facility Commitments of the relevant Lenders, pro rata according to the amounts of their respective Commitments or Facility Commitments, as applicable; (ii) the making, conversion and continuation of Loans of a particular Type and Currency (other than conversions provided for by Section 2.14 hereof) shall be made pro rata among the relevant Lenders according to the amounts of their respective Facility Commitments (in the case of the making of Loans) or their respective Loans (in the case of conversions and continuations of Loans) and the then current Interest Period for each Eurocurrency Loan, as applicable, shall be coterminous; and (iii) each payment or prepayment of principal of U.S. Facility Loans or of Canadian Facility Loans, or interest thereon, by the Borrowers shall be made for the account of the U.S. Facility Lenders or the Canadian Facility Lenders, as applicable, pro rata in accordance with their respective Applicable U.S. Facility Percentages or Applicable Canadian Facility Percentages, as the case may be.

(d) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents that are not paid when due (after any applicable grace period) in accordance with the Loan Documents, subject to five Business Days prior written notice to the Borrower, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrowers pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the any Borrower maintained with the Administrative Agent. Each Borrower hereby irrevocably authorizes, solely to the extent a payment is not paid by a Loan Party by the required time set forth in the Loan Documents (after any applicable grace period) (i) the Administrative Agent to make a Borrowing in the name of such Borrower for the purpose of paying each payment of principal, interest and fees payable by such Borrower due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Protective Advances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of the any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees due hereunder or any other amount due under the Loan Documents.
(e) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements, Swingline Loans or Protective Advances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, participations in LC Disbursements, Swingline Loans and Protective Advances and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements, Swingline Loans and Protective Advances of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements, Swingline Loans and Protective Advances, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in any LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(f) Unless the Administrative Agent shall have received notice from the Borrowers, prior to the date on which any payment is due to the Administrative Agent for the account of a Lender or an Issuing Bank hereunder, that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lender or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers has not in fact made such payment, then each of the Lenders and the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(g) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.
SECTION 2.19 Mitigation Obligations; Replacement of Lenders.
(a) Designation of a Different Lending Office. If any Lender or any Issuing Bank requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender, Issuing Bank or any Governmental Authority for the account of any Lender or any Issuing Bank pursuant to Section 2.17, then such Lender or such Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans, LC Disbursements or participations in LC Disbursements hereunder (as applicable) or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or such Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender or such Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such Issuing Bank; provided that, upon any such change in any lending office or assignment, such Lender or such Issuing Bank shall provide or cause to be delivered to the Administrative Agent and the Borrowers the appropriate forms specified in and to the extent required by Section 2.17. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank in connection with any such designation or assignment.
(b) Replacement of Lenders or Issuing Banks. If any Lender or any Issuing Bank requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender, any Issuing Bank or any Governmental Authority for the account of any Lender or any Issuing Bank pursuant to Section 2.17, then the Company may, at its sole expense and effort, require such Lender or such Issuing Bank or any Lender that becomes a Defaulting Lender (each a “Departing Lender”), upon notice to such Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender or another Issuing Bank, if a Lender or Issuing Bank accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, each Issuing Bank and the Swingline Lender (which consent in each case shall not unreasonably be withheld), (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans, LC Disbursements and participations in LC Disbursements and Swingline Loans (as applicable and to the extent funded), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or such Issuing Bank or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
SECTION 2.20 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.
SECTION 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a) fees set forth in Section 2.12(a) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender;
(b) to the extent permitted by applicable law, (i) any voluntary prepayment of Revolving Loans shall, if the Company so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Credit Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if the Company so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders, but not to the Revolving Loans of such Defaulting Lender, it being understood and agreed that the Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b);
(c) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(d) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i) (A) all or any part of such U.S. Facility Swingline Exposure and Dollar LC Exposure shall be reallocated among the U.S. Facility Lenders that are not Defaulting Lenders in accordance with their respective Applicable U.S. Facility Percentages and (B) all or any part of such Canadian Facility Swingline Exposure and Canadian Dollar LC Exposure shall be reallocated among the Canadian Facility Lenders that are not Defaulting Lenders in accordance with their respective Applicable Canadian Facility Percentages but, in any case, only to the extent (x) the sum of the Revolving U.S. Facility Credit Exposures of all U.S. Facility Lenders that are not Defaulting Lenders plus such Defaulting Lender’s U.S. Facility Swingline Exposure and Dollar LC Exposure does not exceed the total of the U.S. Facility Commitments of all U.S. Facility Lenders that are not Defaulting Lenders, (y) the sum of the Revolving Canadian Facility Credit Exposures of all Canadian Facility Lenders that are not Defaulting Lenders plus such Defaulting Lender’s Canadian Facility Swingline Exposure and Canadian Dollar LC Exposure does not exceed the total of the Canadian Facility Commitments of all Canadian Facility Lenders that are not Defaulting Lenders and (z) the conditions set forth in Section 4.02 are satisfied at such time; and
(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (A) prepay such Swingline Exposure and (B) cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(k) for so long as such LC Exposure is outstanding;
(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to this paragraph (d), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this paragraph (d), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or
(v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this paragraph (d), then, without prejudice to any rights or remedies of the Issuing Banks or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks until such LC Exposure is cash collateralized and/or reallocated; and

(e) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with paragraph (d) of this Section, and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with paragraph (d)(i) of this Section (and Defaulting Lenders shall not participate therein).
(f) In the event that each of the Administrative Agent, the Borrowers, the Issuing Banks and the Swingline Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable U.S. Facility Percentage and Applicable Canadian Facility Percentage, as applicable.
ARTICLE III
Representations and Warranties
Each Loan Party represents and warrants to the Lenders that:
SECTION 3.01 Organization; Powers. Each of the Loan Parties and each of its Subsidiaries (a) is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and, (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
SECTION 3.02 Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) do not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) do not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) do not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents and, in each case, except as could not be reasonably expected to have a Material Adverse Effect.
SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended January 3, 2009, reported on by Ernst & Young, LLP, independent public accountants and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended October 3, 2009, certified by its Chief Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b) No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since January 3, 2009.
(c) No Material Undisclosed Liabilities. On the date of this Agreement, no Loan Party has any contingent liabilities, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected in the balance sheets as at October 3, 2009.
SECTION 3.05 Properties. (a) Title to Properties. As of the date of this Agreement, Schedules 3.05(a) and (b) set forth the address of (i) each parcel of real property that is owned by each Loan Party and (ii) each parcel of real property that is leased or subleased by/to each Loan Party, respectively, in each case located in the United States or Canada. To the knowledge of the Loan Parties, each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and subject to general principles of equity and except certain of the leases and subleases for which the term has expired are continuing on a month to month basis, and, to the knowledge of the Loan Parties, no default by any Loan Party or default by any other party to any such lease or sublease exists. Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real property, fixtures and personal property free of all Liens other than Permitted Liens.

(b) Intellectual Property. Except, in each case, as could not reasonably be expected, either individually, or in the aggregate, to have a Material Adverse Effect, (i) each Loan Party and its Subsidiaries owns, or is licensed to use, all issued patents, patent applications, trademarks, service marks, trade names, trade dress, internet domain names, copyright, trade secrets, and know how (collectively, “Intellectual Property”) necessary to its business as currently conducted, (ii) the conduct of each of the Loan Parties and its Subsidiaries’ business does not infringe, dilute, misappropriate, or otherwise violate (“Infringe”) upon the rights of any other Person, and (iii) to the knowledge of the Loan Parties, there are no claims asserted by the Loan Parties in writing (including cease and desist letters) against third parties asserting that the Loan Parties’ Intellectual Property rights are being Infringed. A correct and complete list of all U.S. and material foreign registered trademarks, trade names, copyrights, patents, and pending applications thereof, and domain names owned by each Loan Party as of the date of the Agreement is set forth on Schedule 3.05(c).
SECTION 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), or (ii) that involve this Agreement, the other Loan Documents or the Transactions.
(b) Except for the Disclosed Matters (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.
(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.
SECTION 3.07 Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08 Investment Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09 Taxes. Except as set forth in Schedule 3.09, each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes exceeding $7,500,000 in the aggregate required to have been paid by it, except those Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. No tax liens have been filed and no claims are being asserted with respect to any such taxes other than those liens or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings and for which a Loan Party or Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events from which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, such that it is reasonably expected, that such underfunding will result in a Material Adverse Effect.
SECTION 3.11 Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered, it being understood that such projections may vary from actual results and that such variances may be material.
SECTION 3.12 Margin Regulations. No Loan Party or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of “buying” or “carrying” “margin stock” within the meaning of each of the quoted terms under Regulation U as now and from time to time hereafter in effect, and no part of the proceeds of any extension of credit hereunder will be used to “buy” or “carry” any “margin stock”.
SECTION 3.13 Indebtedness, Liens. (a) Indebtedness. Part A of Schedule 3.13 hereto is a complete and correct list, as of the Effective Date after giving effect to the Refinancing, of each credit agreement, loan agreement, indenture, note purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, any Loan Party or any of its Subsidiaries (including the Note Documents) the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $10,000,000 and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement as in effect on the Effective Date is correctly described in Part A of said Schedule.

(b) Liens. Part B of Schedule 3.13 hereto is a complete and correct list, as of the Effective Date after giving effect to the Refinancing, of each Lien securing Indebtedness described in Part A of Schedule 3.13 of any Person covering any property of any Loan Party or any of its Subsidiaries, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of said Schedule 3.13.
SECTION 3.14 No Default. No Loan Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
SECTION 3.15 Solvency. (a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of the Loan Parties, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent (to the extent constituting identified contingent liabilities) or otherwise; (ii) the present fair saleable value of the property of the Loan Parties will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent (to the extent constituting identified contingent liabilities) or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties will, on a consolidated basis, not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.
(b) The Loan Parties, on a consolidated basis, do not intend to or believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by them and the timing of the amounts of cash to be payable on or in respect of their Indebtedness.
(c) With respect to the Canadian Loan Parties, immediately after the consummation of the Transactions to occur on the Effective Date, (i) the property of the Canadian Loan Parties, on a consolidated basis, at a fair valuation, is greater than the total amount of their debts and liabilities, subordinated, contingent or otherwise; (ii) the Canadian Loan Parties’ property, on a consolidated basis, is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all their obligations, due and accruing due; (iii) the Canadian Loan Parties, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities generally become due; and (iv) the Canadian Loan Parties, on a consolidated basis, have not ceased paying their current obligations in the ordinary course of business as they generally become due.
SECTION 3.16 Insurance. Schedule 3.16 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and its Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Company believes that the insurance maintained by or on behalf of the Company and its Subsidiaries is adequate.

SECTION 3.17 Capitalization and Subsidiaries. (a) Subsidiaries. As of the Effective Date, Schedule 3.17 sets forth (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Subsidiaries, (b) a true and complete listing of each class of each of the Borrowers’ authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and, in the case of each Loan Party other than the Company, owned beneficially and of record by the Persons identified on Schedule 3.17, and (c) the type of entity of the Company and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party in any Subsidiary (other than any Subsidiary that is a shell entity that does not own any material assets) has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.
(b) Investments. Set forth in Part B of Schedule 3.17 hereto is a complete and correct list, as of the Effective Date after giving effect to the Refinancing, of all Investments (other than Investments disclosed in Part A of said Schedule 3.17 hereto and Investments permitted pursuant to clauses (a), (g), (h), (i), (l) and (m) of Section 6.04) held by any Loan Party in a Person and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule 3.17 hereto, each Loan Party owns, free and clear of all Liens (other than non-consensual Liens arising by operation of law and Permitted Liens), all such Investments.
SECTION 3.18 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, and, upon filing of UCC financing statements and the taking of any other actions or making of filings required for perfection under the laws of the relevant Collateral Documents and specified herein or in such Collateral Documents, as, and when necessary and required (including but not limited to the filing of financing statements under the PPSA, in the case of collateral located in Quebec, Canada, upon filings of the required forms of registrations in the Register of Personal Property and movable real rights and with respect to cash and Permitted Investments, as and when required pursuant to Section 5.16 and the Collateral Documents), and, if applicable, the taking of actions or making of filings with respect to Intellectual Property registrations or applications issued or pending as specified, such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law), and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law, (b) Liens perfected only by possession (including possession of any certificate of title or bond) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral, or (c) Liens or minor defects in title that are not reasonably expected to present a continuing, material encumbrance on the Collateral.

SECTION 3.19 Employment Matters. As of the Effective Date, except as in the aggregate could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened; (b) the terms and conditions of employment, the hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act, the Employee Standards Act (Ontario) or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters; (c) all payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages, vacation pay and employee health and welfare insurance and other benefits including without limitation, on account of the Canada and Quebec pension plans, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary; and (d) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries are bound.
SECTION 3.20 Affiliate Transactions. Except as set forth on Schedule 3.20, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party.
SECTION 3.21 Common Enterprise. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.
SECTION 3.22 Canadian Pension Plan and Benefit Plans. Schedule 3.22 lists all Canadian Benefit Plans and Canadian Pension Plans currently maintained or contributed to by the Loan Parties and their Subsidiaries. The Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration. Each Loan Party and each of their Subsidiaries has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations). All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws. There have been no improper withdrawals or applications of the assets of the Canadian

Pension Plans or the Canadian Benefit Plans. No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made except where such improvement could not be reasonably expected to have a Material Adverse Effect and, in any event, no such improvements will result in a solvency deficiency or going concern unfunded liability in the affected Canadian Pension Plans. The pension fund under each Canadian Pension Plan is exempt from the payment of any income tax and there are no taxes, penalties or interest owing in respect of any such pension fund. All material reports and disclosures relating to the Canadian Pension Plans required by such plans and any Requirement of Law to be filed or distributed have been filed or distributed. There has been no partial termination of any Canadian Pension Plan and no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a partial termination of any Canadian Pension Plan under Requirements of Law. Except as set forth on Schedule 3.22, there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as set forth on Schedule 3.22, each of the Canadian Pension Plans is fully funded on both a going concern and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles).
ARTICLE IV
Conditions
SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission or by other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) duly executed copies of the other Loan Documents (or written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or by other electronic transmission of a signed signature page) that such party has signed a counterpart of such Loan Documents) and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender, and (iii) a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Banks and the Lenders in substantially the form of Exhibit B.
(b) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Company for the fiscal year which ended on January 3, 2009 and (ii) unaudited interim consolidated financial statements of the Company for each fiscal month ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph to the extent such financial statements are available.

(c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent and the Collateral Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a certificate of good standing/compliance/status (as applicable) for each Loan Party from its jurisdiction of organization and each jurisdiction in which it carries on business.
(d) No Default Certificate. The Administrative Agent and the Collateral Agent shall have received a certificate, signed by the Chief Financial Officer of each of the Borrowers, on the initial Borrowing date (i) stating that no Default has occurred and is continuing and (ii) stating that the representations and warranties contained in Article III are true and correct in all respects (for representations and warranties qualified by materiality, true and correct in all respects) as of such date.
(e) Fees. The Lenders, the Joint Lead Arrangers, the Administrative Agent and the Collateral Agent shall have received all fees required to be paid, and all out-of-pocket expenses for which invoices have been presented (including the reasonable fees and out-of-pocket expenses of legal counsel), on or before the Effective Date.
(f) Lien Searches. The Administrative Agent and the Collateral Agent shall have received the results of a recent lien search in each of the jurisdictions where assets constituting Collateral of the Loan Parties are located, and such search shall reveal no liens on any of the assets constituting Collateral of the Loan Parties except for Permitted Liens or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.
(g) Funding Accounts. The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrowers (the “Funding Accounts”) to which the Lender is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
(h) [Reserved].
(i) Solvency. The Administrative Agent and the Collateral Agent shall have received a solvency certificate from a Financial Officer of the Company.

(j) Borrowing Base Certificate. The Administrative Agent and the Collateral Agent shall have received (i) an Aggregate Borrowing Base Certificate, a U.S. Borrowing Base Certificate and a Canadian Borrowing Base Certificate, each of which calculates such Borrowing Base as of October 28, 2009 and (ii) all Borrowing Base Supplemental Documentation with respect thereto. The Aggregate Borrowing Base Certificate delivered on the Effective Date shall show Availability of not less than $75,000,000 after giving effect to all Borrowings to be made as of the Effective Date as if made on October 28, 2009 and the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder.
(k) Senior Secured Notes. The Company shall have received proceeds of at least $350,000,000 in consideration of the issuance of the Senior Secured Notes, upon terms and conditions reasonably satisfactory to the Administrative Agent.
(l) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received, subject to the Intercreditor Agreement (i) the certificates, if any, representing the shares of Equity Interests pledged pursuant to the Security Agreements, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, except as set forth on Schedule 4.01(l) and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreements endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(m) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code and PPSA financing statement) required by the Collateral Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
(n) Appraisals and Field Exams. The Collateral Agent shall have received and be reasonably satisfied with (i) appraisals of Inventory of the Loan Parties and (ii) field exams of the Accounts, Inventory, related working capital matters, financial information, equipment and related data processing and other systems of the Loan Parties, in each case from appraisers and/or examiners reasonably satisfactory to the Collateral Agent.
(o) Evidence of Insurance. The Administrative Agent and the Collateral Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.09 hereof and Section 4.12 of the U.S. Security Agreement (or any similar provision of any other Security Agreement).

(p) Filings, Registrations and Recordings. All governmental and third party approvals necessary in connection with the Transactions, the continuing operations of the Loan Parties shall have been obtained and be in full force and effect.
(q) [Reserved].
(r) “Know Your Customer” Requirements. The Lenders shall have received all documentation and other information requested by the Administrative Agent required under applicable “know your customer” and anti-money laundering rules and regulations, including all information required to be delivered pursuant to Section 9.14.
(s) Letter of Credit Application. The Administrative Agent shall have received a properly completed letter of credit application if the issuance of a Letter of Credit will be required on the Effective Date.
(t) Projections. The Administrative Agent shall have received and shall be reasonably satisfied with (i) the Company’s most recent projected income statement, balance sheet and cash flows for (A) each fiscal quarter through fiscal year-end 2010 and (B) fiscal years 2011 and 2012 and (ii) the Company’s quarterly liquidity analysis for each of the four fiscal quarters following the Effective Date (commencing with the first full fiscal quarter after the Effective Date).
(u) Existing Senior Subordinated Notes Payoff. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Company has given notice for the redemption in full of the Existing Senior Subordinated Notes pursuant to the indenture governing the Existing Senior Subordinated Notes.
(v) Existing Credit Agreement Payoff. The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) all principal, interest and fees owing under the Existing Credit Agreement have been paid, or simultaneously with the closing of the Transactions will be prepaid and (ii) all Liens granted in favor of the lenders under the Existing Credit Agreement shall have been released, or simultaneously with the closing of the Transactions will be released or such other arrangements with the Administrative Agent shall have been agreed.
(w) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Collateral Agent, any Issuing Bank or their respective counsel may reasonably request.
The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on December 31, 2009 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:
(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, or, in the case of any representation and warranty qualified by materiality, in all respects as of such earlier date).
(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
(c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) the Aggregate U.S. Facility Credit Exposure shall not exceed the lesser of (x) the U.S. Facility Commitment or (y) the U.S. Borrowing Base then in effect, (ii) the Aggregate Canadian Facility Credit Exposure shall not exceed the lesser of (x) the Canadian Facility Commitment or (y) the Canadian Borrowing Base plus U.S. Availability then in effect and (iii) the Aggregate Credit Exposure shall not exceed the lesser of (x) the Total Commitment or (y) the Aggregate Borrowing Base then in effect.
Each Borrowing (provided that a conversion or continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or been cash collateralized and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:
SECTION 5.01 Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:
(a) within 90 days after the end of each fiscal year of the Company (or such later date if the Company has obtained an extension for filing its audited financials, but in no event later than 105 days after the end of each fiscal year of the Company), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;

(b) within 45 days after the end of each of the first three fiscal quarters of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the Chief Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c) within 30 days after the end of each fiscal month (other than the last month of any fiscal quarter of the Company or the last month of any fiscal year of the Company), the Company’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the Chief Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(d) concurrently with any delivery of financial statements under paragraphs (a), (b) or (c) above, a certificate of the Chief Financial Officer of the Company substantially in the form of Exhibit D (a “Compliance Certificate”) certifying (i) in the case of the financial statements delivered pursuant to paragraphs (b) or (c) above as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) in the case of the financial statements delivered pursuant to paragraphs (a) or (b) above, setting forth reasonably detailed calculations of the Total Leverage Ratio, (iv) to the extent required, setting forth the Fixed Charge Coverage Ratio and demonstrating compliance with the covenant contained in Section 6.12, and, if such certificate demonstrates an Event of Default under Section 6.12, the Company may deliver, prior to or together with such certificate, notice of the intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 7.02 (provided that, except as otherwise expressly set forth herein, the delivery of a Notice of Intent to Cure shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Administrative Agent and the Lenders under any Loan Document) and (v) stating whether any change in GAAP or in the application thereof that applies to the Company or any of its consolidated Subsidiaries has occurred since the later of the date of the audited financial statements referred to in Section 3.04 and the date of the prior certificate delivered pursuant to this paragraph (d) indicating such a change and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(e) concurrently with any delivery of financial statements under paragraph (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
(f) as soon as available, but in any event not more than 30 days after the end of each fiscal year of the Company, detailed consolidated financial projections for the next fiscal year (including projected monthly consolidated balance sheets, income statements and cash flow statements and the corresponding liquidity analyses in a form reasonably acceptable to the Administrative Agent and setting forth the assumptions used for purposes of preparing such budget);
(g) as soon as available (but in any event within 30 days of the end of each of the first three full fiscal months commencing on the Effective Date and within 15 Business Days of the end of each fiscal month thereafter (or, during any Reporting Frequency Increase Period, within three Business Days of the end of each week), (i) an Aggregate Borrowing Base Certificate, a U.S. Borrowing Base Certificate and a Canadian Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Bases as the Collateral Agent may reasonably request and (ii) all Borrowing Base Supplemental Documentation;
(h) promptly after the filing thereof, copies of all reports on Form 10-K, Form 10-Q and Form 8-K and all proxy statements filed by any Loan Party with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be;
(i) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan, provided that if the Loan Parties or any of the ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or the ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrowers shall provide copies of such documents and notices promptly to the Administrative Agent after receipt thereof;

(j) concurrently with the delivery of each Borrowing Base Certificate (or at such other times as the Administrative Agent may reasonably request), a certificate from a Financial Officer of the applicable Borrower setting forth the Aggregate Availability, U.S. Facility Availability and Canadian Facility Availability, as applicable, as of the period then ended, together with supporting information in connection therewith;
(k) promptly upon obtaining knowledge of any such event, circumstance or change, a written notice of any event, circumstance or change that has occurred since the delivery of the most recent Borrowing Base Certificate in accordance with the terms of this Agreement that would materially reduce the aggregate amount of the Eligible Accounts or result in a material portion of the Eligible Accounts ceasing to be Eligible Accounts, in each case, other than a result of payments thereof; and
(l) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request.
Information required to be delivered pursuant to Sections 5.01(a), (b), and (h) shall be deemed to have been delivered on the date on which the Company provides notice to the Administrative Agent that such information has been posted on the SEC website on the Internet at www.sec.gov, or at another website identified in such notice and accessible by the Lenders without charge, provided that such notice may be included in a certificate delivered pursuant to Section 5.01(d).
SECTION 5.02 Notices of Material Events. The Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a) the occurrence of any Default or Event of Default;
(b) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $20,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, any Canadian Benefit Plan, any Canadian Pension Plan its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws, (vi) contests any Tax, fee, assessment, or other governmental charge in excess of $20,000,000, or (vii) involves any material product recall; provided, that with respect to any product liability case, the Company shall be required to furnish such notices only (x) contemporaneously with the delivery of the financial statements under Section 5.01(b) and (y) to the extent not covered by insurance;

(c) any Lien (other than Permitted Liens) or claim made or asserted against any portion of the Collateral with a fair market value in the amount of $10,000,000 or more;
(d) any loss, damage, or destruction to any portion of the Collateral with a fair market value in the amount of $10,000,000 or more, to the extent not covered by insurance;
(e) any and all default notices received under or with respect to any leased or subleased location or public warehouse where any portion of the Collateral with a fair market value in the amount of $10,000,000 or more is located (which shall be delivered within two Business Days after receipt thereof);
(f) all material amendments to the Note Documents, together with a copy of each such amendment;
(g) the fact that a Loan Party has entered into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendments thereto that extend the term thereof or materially increase the Loan Parties’ exposure thereunder (which shall be delivered within two Business Days);
(h) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(i) any event, notice or circumstance or any correspondence with any Governmental Authority (including with respect to any release into the indoor or outdoor environment of any Hazardous Material that is required by any applicable Environmental Law to be reported to a Governmental Authority) which could reasonably be expected to result in a Material Adverse Effect; and
(j) any other development including that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the applicable Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03 Existence. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; except where the failure to do so could not be reasonably expected to have a Material Adverse Effect; provided, however, that the Loan Party shall not be required to preserve any such right, franchise, licenses and permits if the preservation thereof is no longer desirable in the conduct of the business of such Person and the loss thereof is not adverse in any material respect to such Person or the Lenders; provided, further, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04 Payment of Taxes. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05 Maintenance of Properties Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted; provided, however, that the Loan Party shall not be required to maintain any property if the preservation thereof is no longer desirable in the conduct of the business of such Person and the loss thereof is not adverse in any material respect to such Person or the Lenders.
SECTION 5.06 Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent, or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records (including environmental assessment reports and Phase I or Phase II studies (with respect to such environmental reports and studies, subject to any limitations of any lease, sublease or other agreement with, or other obligations to, any third party by which any Loan Party is bound with respect to the property at issue; and, with respect to any Phase II study, subject to execution of a customary access agreement reasonably acceptable to the Administrative Agent and the relevant Loan Party) and to discuss its affairs, finances and condition with its officers and independent accountants, (provided that the Company shall be provided the opportunity to participate in any such discussions with its independent accountants), all at such reasonable times and as often as reasonably requested. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07 Compliance with Laws. (a) Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b) Canadian Pension Plans and Benefit Plans.
(i) For each existing, or hereafter adopted, Canadian Pension Plan and Canadian Benefit Plan, each Loan Party will, and will cause each Subsidiary to, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).
(ii) All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan shall be paid or remitted by each Loan Party and each Subsidiary of each Loan Party in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.
(iii) The Loan Parties shall deliver to Lender (i) if requested by Lender, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Loan Party or any Subsidiary of any Loan Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; (iii) notification within 30 days of any increases having a cost to one or more of the Loan Parties and their Subsidiaries in excess of $10,000,000 per annum in the aggregate, in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any such plan to which any Loan Party was not previously contributing; and (iv) notification within 30 days of any voluntary or involuntary termination of, or participation in, a Canadian Pension Plan or a Canadian Benefit Plan.
(c) Except as could not reasonably be expected to have a Material Adverse Effect, the Loan Parties and each of their respective Subsidiaries: (i) shall be at all times in compliance with all applicable Environmental Laws, and take commercially reasonable efforts to ensure compliance by all tenants and subtenants and invitees with all applicable Environmental Laws, and (ii) shall generate, use, treat, store, release, transport, dispose of, and otherwise manage all Hazardous Materials in a manner that would not reasonably be expected to result in a liability to any Loan Party or any of its Subsidiaries or to adversely affect any real property owned or operated by any of them, and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, transporting, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a liability to, or adversely affect any real property owned or operated by, any Loan Party or any of its Subsidiaries; it being understood that this clause (c) shall be deemed not breached by a noncompliance with (i) or (ii) above provided that, upon learning of such noncompliance or any condition that results from such noncompliance, which, in either case, could reasonably be considered material, any affected Loan Parties and Subsidiaries promptly develop and diligently implement a response to such noncompliance and any such condition that is consistent with principles of prudent environmental management and all applicable Environmental Laws, and provided that such response and condition, in the aggregate with any other such responses and conditions, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.08 Use of Proceeds. The proceeds of the Loans will be used, and Letters of Credit will be issued, to refinance certain existing Indebtedness of the Company and for other general corporate purposes (including Permitted Acquisitions) of the Company and the Subsidiaries. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X as in effect from time to time.
SECTION 5.09 Insurance. (a) Each Loan Party will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loans Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. The Borrowers will furnish to the Administrative Agent, upon the request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
(b) All insurance policies required under paragraph (a) of this Section 5.09, to the extent such insurance policies by their terms insure any portion of the Collateral, shall name the Administrative Agent (for the benefit of the Secured Parties) as an additional insured or as a loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance reasonably satisfactory to the Administrative Agent, that provide that (i) all proceeds thereunder with respect to any Collateral shall be payable to the Administrative Agent, the Note Representative or the Borrowers and (ii) such policy and loss payable clauses may be canceled or terminated only upon at least 30 days’ prior written notice given to the Administrative Agent. For the avoidance of doubt the application of any insurance proceeds will be subject to the terms of the Intercreditor Agreement.
(c) All premiums on any such insurance shall be paid when due by the Borrowers and their Subsidiaries, and summaries of the policies shall be delivered annually upon renewal of such insurance policy. If the Borrowers or any of their Subsidiaries shall fail to obtain any insurance as required by this Section 5.09, the Administrative Agent may obtain such insurance at the Borrowers’ expense. By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Default arising from the applicable Borrower’s or such Subsidiary’s failure to maintain such insurance or pay any premiums therefor.
SECTION 5.10 Casualty and Condemnation. The Borrowers (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any portion of the Collateral with a fair market value in the amount of $10,000,000 or more or the commencement of any action or proceeding for the taking of any material portion of the Collateral with a fair market value in the amount of $10,000,000 or more or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement, the Collateral Documents and the Intercreditor Agreement.

SECTION 5.11 Governmental Authorizations. Each Loan Party will, and will cause each Subsidiary to, promptly from time to time obtain or make and maintain in full force and effect all material licenses, consents, authorizations and approvals of, and filings and registrations with, any Governmental Authority from time to time necessary under the laws of the jurisdiction in which each Loan Party is located for the making and performance in all material respects by each such Loan Parties of the Loan Documents.
SECTION 5.12 Depository Banks.
The Borrowers and their Subsidiaries will maintain one or more of the Lenders as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.
SECTION 5.13 Appraisals. Once in each twelve month period, at the request of the Collateral Agent, the Loan Parties will cooperate with an appraiser selected and engaged by the Collateral Agent to provide Inventory appraisals or updates thereof, prepared on a basis reasonably satisfactory to the Collateral Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however that (a) if an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of such appraisals and (b) if Aggregate Gross Availability is less than the greater of (i) 20% of the Aggregate Gross Borrowing Base (not to exceed 20% of the Total Commitment) and (ii)(A) during September, October and November, $35,000,000 and (B) during any other month, $40,000,000, for any period of five consecutive Business Days in any calendar year, then two times during the twelve month period commencing with any month during which clause (b) is triggered, at the request of the Collateral Agent, the Loan Parties will cooperate with the Collateral Agent to provide such appraisals. For purposes of this Section 5.13, it is understood and agreed that a single appraisal may consist of appraisals conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets. All such appraisals shall be at the sole expense of the Loan Parties.
SECTION 5.14 Field Examinations. Once in each twelve month period, at the request of the Collateral Agent, the Loan Parties will permit, upon reasonable notice, the Collateral Agent to conduct a field examination to ensure the adequacy of Collateral included in any Borrowing Base and related reporting and control systems; provided, however that (a) if an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of field examinations and (b) if Aggregate Gross Availability is less than the greater of (i) 20% of the Aggregate Gross Borrowing Base (not to exceed 20% of the Total Commitment) and (ii) (A) during September, October and November, $35,000,000 and (B) during any other month, $40,000,000, for any period of five consecutive Business Days in any calendar year, then two times during the twelve month period commencing with any month during which clause (b) is triggered, at the request of the Collateral Agent, the Loan Parties will permit the Collateral Agent to conduct such examinations. For purposes of this Section 5.14, it is understood and agreed that a single field examination may be conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets. All such field examinations shall be at the sole expense of the Loan Parties.

SECTION 5.15 Additional Collateral; Further Assurances. (a) Subject to applicable law, the Borrowers and each of their Subsidiaries that are Loan Parties shall promptly cause any Wholly-Owned Domestic Subsidiary or Wholly-Owned Canadian Subsidiary created or acquired after the Effective Date to (A) become a Loan Party by executing the Joinder Agreement set forth as Exhibit E hereto (the “Joinder Agreement”) and (B) to execute and deliver such amendments, supplements or documents of accession to any Collateral Documents as the Administrative Agent reasonably deems necessary for such Subsidiary to grant to the Administrative Agent (for the benefit of the Secured Parties) a perfected security interest (with the priority required by the Intercreditor Agreement) in the Collateral described in such Collateral Document with respect to such Subsidiary, subject only to Permitted Liens. Upon execution and delivery of such documents and agreements, each such Person (i) shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Secured Parties), in any property of such Loan Party which constitutes Collateral, other than any real property owned or leased.
(b) Each U.S. Loan Party will, to the extent required under the applicable Collateral Documents, cause (i) 100% of the issued and outstanding Equity Interests of each of its Wholly-Owned Domestic Subsidiaries and (ii) 65% of the issued and outstanding Equity Interests in each Wholly-Owned Foreign Subsidiary and Wholly-Owned Canadian Subsidiary directly owned by such Loan Party to be subject at all times to a perfected Lien (with the priority required by the Intercreditor Agreement and subject to Permitted Liens) in respect of the Secured Obligations (other than the Canadian Secured Obligations) in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request. Each Canadian Loan Party will, to the extent required under the applicable Collateral Agreement cause 100% of the issued and outstanding Equity Interests of each of its Wholly-Owned Subsidiaries directly owned by such Loan Party to be subject at all times to a perfected Lien (with the priority required by the Intercreditor Agreement and subject to Permitted Liens) in respect of the Canadian Secured Obligations.
(c) Each Loan Party will, to the extent required under the applicable Collateral Documents, cause 100% of the issued and outstanding Equity Interests of each of its Wholly-Owned Subsidiaries directly owned by such Loan Party to be subject at all times to a perfected Lien (with the priority required by the Intercreditor Agreement and subject to Permitted Liens) in respect of the Canadian Secured Obligations in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.
(d) Without limiting the foregoing, each Loan Party will execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties. In addition, each Loan Party will execute and deliver, or cause to be executed and delivered, to the Administrative Agent filings with any governmental recording or registration office in any jurisdiction required by the Administrative Agent, in the exercise of its Permitted Discretion, in order to perfect or protect the Liens of the Administrative Agent granted under any Collateral Document in any Intellectual Property, all at the expense of the Loan Parties.

(e) If any material assets (other than any real property) are acquired by the Company or any other Loan Party after the Effective Date (other than assets constituting Collateral under any of the Security Agreements that become subject to the Lien in favor of the Administrative Agent pursuant to the applicable Security Agreement upon acquisition thereof), the Company will notify the Administrative Agent and, if requested by the Administrative Agent or the Required Lenders, the Company will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (d) of this Section, all at the expense of the Loan Parties.
Notwithstanding the foregoing, neither the Company nor any Subsidiary shall be required to grant a security interest in any property to the extent that such grant of a security interest is prohibited by any requirement of law of a governmental authority, requires a consent not obtained of any governmental authority pursuant to such requirement of law or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of the parties thereto other than the Company and its Subsidiaries to terminate (or materially modify) or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any investment property, pledged stock or pledged note, any applicable shareholder or similar agreement, except to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or right of termination or modification or requiring such consent is ineffective under applicable law.
Additionally, the parties hereto agree that, notwithstanding anything to the contrary contained herein or in the Loan Documents, neither the Company nor any subsidiary shall be required to provide any guarantee, pledge or asset support arrangement that, in the reasonable judgment of the Company, would subject the Company to any adverse tax consequence due to the application of Section 956 of the Code.
In addition, and notwithstanding anything else to the contrary contained in this Section or elsewhere in the Agreement, perfection of Collateral (including the pledge of any Equity Interests) shall not be required where either the burden or costs of perfecting a security interest, lien or mortgage is reasonably determined (in consultation with the Borrowers) by the Administrative Agent to be excessive in relation to the benefit afforded to the Lenders thereby. For the avoidance of doubt, it is understood and agreed that limitations under applicable law regarding the pledge of Equity Interests in any Subsidiary shall be considered a basis for the exclusion of such pledge from the requirements of perfection pursuant to this Section.

SECTION 5.16 Control Agreements. (a) The Borrowers will, and the Borrowers will cause each applicable Loan Party to, (i) enter into the Deposit Account Control Agreements required to be provided pursuant to the Security Agreements and (ii) open the Collection Accounts with the Administrative Agent, in each case within 60 days of the Effective Date (or such later date as the Administrative Agent shall agree in its Permitted Discretion). In connection with the foregoing, the Borrowers shall, if requested by the Administrative Agent, promptly deliver to the Administrative Agent a written opinion (addressed to the Administrative Agent and the Lenders) of counsel for the Borrowers and the other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and covering customary matters relating to such Deposit Account Control Agreements.
(b) The Borrowers shall determine the aggregate balance of cash and Permitted Investments of all Loan Parties in accounts located in the United States or Canada (other than (i) each deposit account, the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation, pension benefits and similar expenses or taxes related thereto, (ii) each deposit account used, in the ordinary course of business, solely for daily accounts payable and that has an ending daily balance of zero and (iii) each account, all the cash and Permitted Investments contained in which consist of (A) proceeds from the issuance of Indebtedness; (B) proceeds from the sale or other disposition of assets (other than ABL First Priority Collateral), or (C) proceeds of insurance and condemnation awards (and payments in lieu thereof) relating to any assets (other than ABL First Priority Collateral), in each case, to the extent such cash or Permitted Investments is required to be deposited in such account pursuant to the documentation governing any Indebtedness having a first-priority lien on any assets (other than ABL First Priority Collateral)) not subject to Deposit Account Control Agreements or other appropriate control agreements in favor of the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent at each time when the Borrowers deliver any Borrowing Base reports pursuant to Section 5.01(g), and, if during any Cash Dominion Period the aggregate balance on a daily average basis over a 30-day period of cash and Permitted Investments not subject to a perfected first-priority lien as described above is equal to or greater than $5,000,000, the Borrowers shall promptly eliminate such excess from such accounts or shall within 30 days enter, or cause the applicable Loan Parties to enter, into one or more Deposit Account Control Agreements or other appropriate control agreements in favor of the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent so that there shall not thereafter be any such excess.
SECTION 5.17 Post-Closing Actions. Subject to the terms of the Security Agreement, the Loan Parties shall use commercially reasonable efforts to deliver to the Administrative Agent, within 90 days of the Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion), Collateral Access Agreements required to be provided pursuant to Section 4.13 of the Security Agreement; provided that the Loan Parties shall not be required to make payments to obtain such Collateral Access Agreements, except for any payments already required pusuant to the underlying lease agreements (together with any renewals, extensions, amendments, modifications, substitutions or replacements thereof) and minimum processing fees not to exceed $500.

ARTICLE VI
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements shall have been reimbursed, each of the Loan Parties covenants and agrees, jointly and severally, with the Lenders that:
SECTION 6.01 Indebtedness. No Loan Party will, nor will it permit any of its Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Indebtedness, except:
(a) the Secured Obligations;
(b) the Senior Secured Notes and Guarantees thereof by the Guarantors in an initial aggregate principal amount not to exceed $350,000,000;
(c) Indebtedness existing on the Effective Date and set forth on Schedule 6.01 and any extensions, renewals and replacements of any such Indebtedness in accordance with clause (g) hereof;
(d) Indebtedness of any Borrower to any Subsidiary or any other Borrower and of any Subsidiary to any Borrower or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Company or any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of the Company to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;
(e) Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (e) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
(f) Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (g) hereof; provided that (i) such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $5,000,000 at any time outstanding;

(g) Indebtedness which represents an extension, refinancing, replacement or renewal (collectively, “Refinancing”) of any of the Indebtedness described in clauses (b), (c), (f), (g), (j), (k), (l), (m) and (n) hereof; provided that, (i) the principal amount (or accreted value, if applicable) of such Indebtedness is not increased, except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such Refinancing, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such Refinancing does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such Refinancing are, taken as a whole, not materially less favorable to the obligor thereunder than the original terms of such Indebtedness and (iv) if the Indebtedness that is Refinanced was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the Refinancing Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the Indebtedness subject to the Refinancing;
(h) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(i) Indebtedness of the Company or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
(j) Indebtedness of Foreign Subsidiaries and Canadian Subsidiaries; provided, that, the aggregate principal amount of Indebtedness permitted by this paragraph (j) shall not exceed $20,000,000 at any time outstanding;
(k) Indebtedness of any Person that becomes a Subsidiary after the Effective Date; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (k) shall not exceed $10,000,000 at any time outstanding; and
(l) other Indebtedness in an aggregate principal amount not exceeding $20,000,000 at any time outstanding;

(m) (x) the incurrence or assumption by the Company or a Subsidiary of Indebtedness to finance or assumed in connection with a Permitted Acquisition or (y) the incurrence or assumption by the Company or a Subsidiary of Indebtedness of Persons that are acquired by the Company or any Subsidiary or merged into the Company or a Subsidiary; provided that in the case of (x) and (y) after giving effect to such acquisition or merger on a pro forma basis (A) (1) the Fixed Charge Coverage Ratio is (i) greater than 1.20 to 1.00 and (ii) greater than the Fixed Charge Coverage Ratio immediately prior to such acquisition or merger or (2) the Fixed Charge Coverage Ratio is greater than 1.20 to 1.00 and such Indebtedness is incurred or assumed on an unsecured subordinated basis, in each case, the Fixed Charge Coverage Ratio shall be calculated in a manner set forth in the first sentence of this covenant and (B) the Aggregate Gross Availability is not less than 20% of the Aggregate Gross Borrowing Base;
(n) the incurrence by the Company or any of its Subsidiaries of Indebtedness, the net proceeds of which are used to fund scheduled cash interest payments on, or repay, prepay, repurchase, redeem, defease or retire, any Indebtedness under the Holdings Credit Facilities or to pay to unrelated third parties any fees, expenses or premiums, if any, related thereto; provided, however, that (A) after giving pro forma effect thereto (i) the Total Leverage Ratio would be no greater than 5.00 to 1.00 as of the end of the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such incurrence and (ii) the Aggregate Gross Availability would be not less than 20% of the Aggregate Gross Borrowing Base and, (B) any Indebtedness the proceeds of which are used to repay, prepay, repurchase, redeem, defease or retire Indebtedness under the Holdco Credit Facilities is incurred on an unsecured senior or unsecured subordinated basis; provided that the principal amount of such Indebtedness matures no earlier than 91 days after the maturity date of the Senior Secured Notes and (C) the amount of Indebtedness incurred pursuant to this Section 6.01(n) does not exceed the sum of (x) Indebtedness under the Holdings Credit Facilities outstanding on the Effective Date plus any accrued and capitalized interest thereon, (y) the aggregate amount of accrued but unpaid interest thereon and (z) fees, expenses and premiums, if any, relating to such transaction;
(o) Indebtedness in respect of Swap Agreements permitted under Section 6.07;
(p) Indebtedness of the Company or any Subsidiary supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;
(q) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;
(r) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
(s) Indebtedness representing deferred compensation to employees of the Company or any of its Subsidiaries incurred in the ordinary course of business;
(t) Indebtedness consisting of obligations of the Company or any Subsidiary under deferred compensation or similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(u) Indebtedness consisting of (a) financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(v) Indebtedness incurred by the Company or any of its Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty, or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; and
(w) Promissory notes issued in connection with the repurchase, redemption or other acquisition or retirement of Equity Interests held by any current or former officer, director or employee of any Parent, the Company or any of its Subsidiaries; provided, that, such repurchase, redemption, or other acquisition or retirement is permitted by Section 6.08(a)(iii).
SECTION 6.02 Liens. No Loan Party will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a) Liens securing the Secured Obligations;
(b) Permitted Encumbrances;
(c) Liens on the Collateral securing Indebtedness incurred pursuant to Section 6.01(b), and any extensions, renewals and replacements of any such Indebtedness in respect thereof in accordance with Section 6.01(g), in each case, to the extent subject to the Intercreditor Agreement;
(d) any Lien on any property or asset of any Borrower or any Subsidiary existing on the Effective Date and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of any Borrower or any Subsidiary and (ii) such Lien shall secure only (A) those obligations that it secures on the Effective Date, or (B) obligations that shall have been extended, renewed, replaced or refinanced in accordance with Section 6.01(g);
(e) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01 (or any Refinancing of such Indebtedness permitted under clause (g) of Section 6.01) and (ii) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;

(f) any Lien existing on any property or asset (other than Accounts and Inventory of any Loan Party) prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory of any Loan Party) of any Person that becomes a Subsidiary or is merged or consolidated with any Borrower or any Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary or is so merged or consolidated securing Indebtedness permitted under Section 6.01(k); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary or any other Borrower or Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition, merger or consolidation or the date such Person becomes a Subsidiary, as the case may be, or, with respect to any such obligations that shall have been subject to a Refinancing in accordance with Section 6.01, such Refinancing in respect thereof;
(g) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon, (ii) attaching to a commodity trading account or other commodities brokerage account incurred in the ordinary course of business and (iii) in favor of banking or other financial institutions arising as a matter of law or under customary contractual provisions encumbering deposits or other funds maintained with such banking or other financial institutions (including the right of set off and grants of security interests in deposits and/or securities held by such banking or other financial institution) and that are within the general parameters customary in the banking industry;
(h) Liens arising out of sale and leaseback transactions permitted by Section 6.06;
(i) Liens granted by a Subsidiary that is not a Loan Party in favor of the a Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;
(j) Liens securing Indebtedness permitted by Section 6.01(j), provided that such Lien shall only cover the property of Foreign Subsidiaries and Canadian Subsidiaries; and
(k) Liens securing Indebtedness of the Company or any of its Subsidiaries the proceeds of which are used to finance a Permitted Acquisition, so long as after giving pro forma effect to such acquisition, (i) the Secured Leverage Ratio of the Company would be no greater than 3.50 to 1.00 as of the end of the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such incurrence and (ii) the Aggregate Gross Availability would be equal to or greater than 20% of the Aggregate Gross Borrowing Base;
(l) other Liens so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $50,000,000;

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clauses (a) and (c) above and, in the case of Liens junior in priority to the Liens securing the Secured Obligations and subject to an intercreditor agreement reasonably acceptable to the Collateral Agent, clauses (k) and (l) above and (2) Inventory, other than those permitted under clauses (a), (b) and (i) of the definition of Permitted Encumbrance and clauses (a) and (c) above and, in the case of Liens junior in priority to the Liens securing the Secured Obligations and subject to an intercreditor agreement reasonably acceptable to the Collateral Agent, clauses (k) and (l) above. Notwithstanding anything to the contrary contained in this Agreement or any Collateral Document (including any provision for, reference to, or acknowledgement of, any Lien or Permitted Lien), nothing herein and no approval by the Administrative Agent or Lenders of any Lien or Permitted Lien (whether such approval is oral or in writing) shall be construed as or deemed to constitute a subordination by the Administrative Agent or the Lenders of any security interest or other right, interest or Lien in or to the Collateral or any part thereof in favour of any Lien or Permitted Lien or any holder of any Lien or Permitted Lien.
Furthermore, it is understood and agreed that except for Liens permitted by Section 6.02(c) and Section 6.02(f) above, no Loan Party will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien (other than Permitted Encumbrances) on any real property now owned or hereafter acquired that is pledged as collateral security for the Senior Secured Notes unless a mortgage is delivered in connection with such real property to the Administrative Agent for the benefit of the Secured Parties.
SECTION 6.03 Fundamental Changes; Business Activities. (a) Mergers, Sales of Assets, Etc. No Loan Party will, nor will it permit any of its Subsidiaries to, amalgamate with, merge into or consolidate with any other Person, or permit any other Person to amalgamate with, merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge into a Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any U.S. Loan Party (other than the Company) may merge into any U.S. Loan Party in a transaction in which the surviving entity is a U.S. Loan Party, (iii) any Canadian Loan Party may merge into any other Canadian Loan Party in a transaction in which the surviving entity is a Canadian Loan Party, (iv) any Subsidiary may liquidate or dissolve if (x) the Borrower which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders and (y) in connection with any such dissolution or a Loan Party, all the assets of such Loan Party are transferred to another Loan Party; and (v) any non-Loan Party may merge into, amalgamate with, or consolidate with another non-Loan Party; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.
(b) Line of Business. No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Company and the Subsidiaries on the date of execution of this Agreement and businesses reasonably related or similar thereto or reasonable extensions thereof.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a Wholly-Owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any Person or any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) (each such transaction, an “Investment”), except:
(a) Permitted Investments, subject to, in the case of Loan Parties, control agreements in favor of the Administrative Agent for the benefit of the Lenders to the extent required under Section 5.16, or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Lenders (other than (i) Permitted Investments maintained in Excluded Accounts and (ii) Permitted Investments held by any Foreign Subsidiary or other non-Loan Party;
(b) Investments (i) in existence on the date of this Agreement and (with respect to any Investment held by any Loan Party) described in Schedule 6.04(b);
(c) Investments by the Loan Parties and their Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the applicable Security Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary or Canadian Subsidiary, as applicable referred to in Section 5.15(b)) and (B) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $20,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
(d) loans or advances made by any Borrower to any Subsidiary and made by any Subsidiary to any other Borrower or any other Subsidiary, provided that the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $20,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
(e) Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d)) shall not exceed $20,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f) Permitted Acquisitions;
(g) loans or advances made to directors, officers and employees of a Parent, the Company or any Subsidiary (x) on an arms length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes and (y) to finance the purchase by such person of Equity Interests of the Parent, Company or any Subsidiary or otherwise in an aggregate principal amount not to exceed $250,000 at any one time outstanding;
(h) subject to Sections 4.2(a) and 4.4 of the U.S. Security Agreement (or any similar provision of any other Security Agreement), notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
(i) Investments in the form of Swap Agreements permitted by Section 6.07;
(j) Investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;
(k) Investments received in connection with the dispositions of assets permitted by Section 6.05;
(l) Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances.”
(m) Guarantees by a Borrower or any of its Subsidiaries of leases (other than Capital Leases) or of other obligations of a Borrower or any of its Subsidiaries that do not constitute Indebtedness, in each case, entered into in the ordinary course of business;
(n) Investments consisting of stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors of any Loan Party or Subsidiary;
(o) other Investments in an aggregate amount not to exceed $10,000,000 at any time outstanding plus, so long as both immediately before and immediately after giving effect thereto on a Pro Forma Basis (i) no Default or Event of Default shall have occurred and be continuing and (ii) Aggregate Gross Availability shall not have been less than 20% of the Aggregate Gross Borrowing Base at any time during the prior 90-day period, any other Investments.

SECTION 6.05 Asset Sales. No Loan Party will, nor will it permit any of its Subsidiaries to, sell, transfer, license, assign, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:
(a) dispositions of cash and Permitted Investments;
(b) leases, subleases, licenses and sublicenses, in each case which do not materially interfere with the business of the Company and its Subsidiaries;
(c) sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property (including intellectual property) in the ordinary course of business;
(d) sales, transfers, leases, licenses and dispositions to any Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.09;
(e) sales, transfers, dispositions and discounts of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business;
(f) sales, transfers and dispositions of Permitted Investments in the ordinary course of business;
(g) sale and leaseback transactions permitted by Section 6.06;
(h) Restricted Payments permitted by Section 6.08, Investments permitted by Section 6.04, Liens permitted by Section 6.02;
(i) dispositions resulting from any casualty or other damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;
(j) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (j) shall not exceed $20,000,000 during any fiscal year of the Company and $50,000,000 in the aggregate since the Effective Date;
(k) dispositions of property listed on Schedule 6.05(k); and
(l) any merger, amalgamation, consolidation, liquidation, wind-up or dissolution, the purpose of which is to effect a disposition otherwise permitted in this Section 6.05;

provided that all sales, transfers, leases, licenses and other dispositions permitted hereby (i) (other than those permitted by paragraphs (d), (h) and (i) above) shall be made for fair value and (ii) in the case of paragraphs (j) and (k), shall be for at least 75% cash consideration, provided, further, that the following shall be deemed to be cash: (x) the repayment or assumption of Indebtedness secured by Liens with a priority to the Liens in favor of the Secured Parties and (y) any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are, within 180 days of the disposition of Collateral, converted by the Company or such Subsidiary into cash or Permitted Investments.
SECTION 6.06 Sale and Leaseback Transactions. No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease or license such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 120 days after such Borrower or Subsidiary acquires or completes the construction of such fixed or capital asset, provided that the aggregate amount of sale and leaseback transactions consummated in reliance on this Section 6.06 shall not exceed $10,000,000.
SECTION 6.07 Swap Agreements. No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Subsidiary of the Company), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) or foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement for the purpose of fixing, hedging or swapping currency exchange rates with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.
SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness. (a) Restricted Payments. No Loan Party will, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except
(i) each Loan Party and its Subsidiaries may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock,
(ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests,

(iii) the Borrowers may make Restricted Payments, not exceeding (x) $2,000,000 during any 12-month period (plus the Net Proceeds from the issuance of Equity Interests to officers, directors or employees) or (y) $10,000,000 (plus the Net Proceeds from the issuance of Equity Interests to officers, directors or employees) in the aggregate since the Effective Date, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of a Parent, the Company and the Subsidiaries; provided, that, the Company may carry over and make in subsequent 12-month periods, in addition to the amounts permitted for such 12-month period, the amount of such Restricted Payments permitted to have been made but not made in any preceding 12-month period;
(iv) Restricted Payments in an amount not to exceed $5,000,000 plus, so long as both immediately before and immediately after giving effect thereto on a Pro Forma Basis (i) no Default or Event of Default shall have occurred and be continuing, (ii) no Cash Dominion Period shall be continuing, (iii) the Fixed Charge Coverage Ratio for the Test Period then in effect is at least 1.20 to 1.00 and (iv) Aggregate Gross Availability shall not have been less than 20% of the Aggregate Gross Borrowing Base at any time during the prior 90-day period, any other Restricted Payment;
(v) from and after May 1, 2012 the Company may make Restricted Payments to RBG to enable RBG to make Restricted Payments to Holdings to make scheduled payments of interest or principal or mandatory “AHYDO catch-up” or similar payment in cash under the Holdings Credit Agreement so long as immediately before and immediately after giving effect thereto on a Pro Forma Basis, (y) Aggregate Gross Availability is greater than or equal to the greater of (i) 20% of the Aggregate Gross Borrowing Base (not to exceed 20% of the Total Commitments) and (ii)(A) during September, October and November, $35,000,000 and (B) during any other month, $40,000,000, and (z) the Fixed Charge Coverage Ratio is greater than or equal to 1.00 to 1.00;
(vi) pay dividends or make distributions or advances to Parent to repay, prepay, repurchase, redeem, defease or retire Indebtedness under the Holdings Credit Facilities, and to pay to unrelated third parties related fees and expenses; provided, however, that after giving pro forma effect thereto (x) no Default or Event of Default shall have occurred and be continuing and (y) the Total Leverage Ratio would be no greater than 5.00 to 1.00 as of the end of the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such payment and (z) other than in connection with Restricted Payments made with the proceeds of Indebtedness incurred pursuant to Section 6.01(n), (i) Aggregate Gross Availability would be equal to or greater than 20% of the Aggregate Gross Borrowing Base, (ii) the Fixed Charge Coverage Ratio would be equal to or greater than 1.00 to 1.00 (without giving effect to such dividends, distributions or advances in calculating the Fixed Charge Coverage Ratio) and (iii) any Indebtedness the proceeds of which are used to repay, prepay, repurchase, redeem, defease or retire Indebtedness under the Holding Credit Facilities is incurred on an unsecured senior or unsecured subordinated basis; provided further that the principal amount of such Indebtedness matures no earlier than 91 days after the Maturity Date;

(vii) Restricted Payments made on the Effective Date in connection with the Refinancing or made in connection with expenses arising out of the Refinancing paid within 180 days after the Effective Date;
(viii) Permitted Payments to Parent;
(ix) Restricted Payments related to the payment of Management Fees pursuant to the Management Agreement in effect on the Effective Date, provided, both immediately before and immediately after giving effect to the payment of such Management Fee (except for the reimbusement of costs and out-of-pocket expenses and indemnification obligations) on a Pro Forma Basis (i) no Default or Event of Default shall have occurred and be continuing (ii) Aggregate Gross Availability shall not be less than 20% of the Aggregate Gross Borrowing Base and (iii) the Fixed Charge Coverage Ratio shall not be less than 1.20 to 1.00; and
(x) The repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options.
(xi) payments made or expected to be made by the Company or any Subsidiary in respect of withholding or similar Taxes payable by any future, present or former employee, director, officer, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options; and
(xii) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of a Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Subsidiaries.
(b) Payments of Indebtedness. No Loan Party will, nor will it permit any of its Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
(i) payment of Indebtedness created under the Loan Documents;
(ii) payment of (A) regularly scheduled interest and principal payments as and when due (including at maturity) in respect of any Indebtedness, other than payments in respect of Subordinated Indebtedness prohibited by the subordination provisions thereof, and (B) Indebtedness owing to the Company or any Subsidiary that is otherwise permitted hereunder;
(iii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(v) Payment of Indebtedness owed to the Company or any Subsidiary of the Company in accordance with the terms of any subordination provisions thereof;
(vi) Payment of Indebtedness owed by non-Loan Parties to the Company or its Subsidiaries;
(vii) other payments of Indebtedness in an amount not to exceed $5,000,000 plus, other payments of Indebtedness so long as both immediately before and immediately after giving effect thereto on a Pro Forma Basis (i) no Default or Event of Default shall have occurred and be continuing, (ii) no Cash Dominion Period shall be continuing, (iii) the Fixed Charge Coverage Ratio for the Test Period then in effect is at least 1.20 to 1.00 and (iv) Aggregate Gross Availability shall not have been less than 20% of the Aggregate Gross Borrowing Base at any time during the prior 90-day period;
(viii) the conversion (or exchange) of any Indebtedness to (or with) Equity Interests of a Parent or Indebtedness of a Parent; and
(ix) the prepayment of Indebtedness of the Company or any Subsidiary with the proceeds of any issuance of Equity Interests by a Parent.
SECTION 6.09 Transactions with Affiliates. No Loan Party will, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrower and one or more Subsidiaries not involving any other Affiliate, (c) any Investment permitted by Sections 6.04, (d) any Indebtedness permitted under Section 6.01(d), (e) any Restricted Payment permitted by Section 6.08, (f) any disposition of assets permitted under Section 6.05, (g) the payment of reasonable fees to directors of the Company or any Subsidiary who are not employees of the Company or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or the Subsidiaries in the ordinary course of business and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Company’s board of directors, (i) so long as no payment Default has occurred and is continuing, the payment of the Management Fees permitted under Section 6.08, (j) any contribution to the capital of Parent by the Equity Investors or any purchase of Equity Interests of Parent by the Equity Investors and (k) any transaction listed on Schedule 3.20.

SECTION 6.10 Restrictive Agreements. No Loan Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or (c) the ability of any Domestic Subsidiary or Canadian Subsidiary to Guarantee Indebtedness of the Borrowers or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to (A) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line or line of business of a Subsidiary, pending such sale, provided such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line or line of business of such Subsidiary, that is to be sold and such sale is permitted hereunder, and (B) restrictions and conditions imposed by (1) the Note Documents, (2) any agreement or document governing or evidencing refinancing Indebtedness in respect of the Senior Secured Notes permitted under Section 6.01(g), or (3) any additional Indebtedness permitted to be incurred under Section 6.01(m) or (n), provided that the restrictions and conditions contained in any such agreement or document in clause (2) or (3) above are not less favorable to the Lenders in any material respect, taken as a whole, than the restrictions and conditions imposed by the Note Documents, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and such property or assets do not constitute Collateral, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to agreements entered into by any Subsidiary that is not a Guarantor (including Foreign Subsidiaries) that are otherwise permitted by this Agreement (so long as such agreements do not prohibit the Loan Parties from complying with the other provisions of this Agreement).
SECTION 6.11 Amendment of Material Documents. No Loan Party will, nor will it permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) any agreement or instrument governing or evidencing the Senior Secured Notes or any Subordinated Indebtedness or (b) its certificate/articles of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, in each case to the extent such amendment, modification or waiver is adverse in any material respect to the Lenders, unless consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed).
SECTION 6.12 Fixed Charge Coverage Ratio. During any period commencing on the Business Day after the third Business Day during any period of five Business Days (each a “Fixed Charge Ratio Commencement Date”) on which Aggregate Gross Availability is less than the greater of (i) 12.5% of the Aggregate Gross Borrowing Base (not to exceed 12.5% of the Total Commitment) and (ii) $20,000,000, and continuing until any later date on which Aggregate Gross Availability shall have exceeded such threshold for at least 30 consecutive days (a “Fixed Charge Coverage Ratio Trigger Termination Event”), the Loan Parties will not permit the Fixed Charge Coverage Ratio, determined for any Test Period ending on the last day of each fiscal month, to be less than 1.10 to 1.00.

SECTION 6.13 Changes in Fiscal Periods. No Loan Party will change its fiscal year or change its method of determining fiscal quarters in any way other than switching to a calendar system.
ARTICLE VII
Events of Default and Remedies
SECTION 7.01 Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:
(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days or more;
(c) any representation, warranty or statement made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any representation, warranty or statement qualified by materiality, in any respect) when made or deemed made;
(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article VI of this Agreement or any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 4.11 of the U.S. Security Agreement (or any similar provision of any other Security Agreement); provided, that, with respect to any failure to perform or observe any term, covenant or agreement contained in Section 6.12, such failure shall only result in an Event of Default if such failure is continuing after the earlier of (A) the Cure Expiration Date and (B) the date upon which the Company has delivered financial statements with respect to the applicable fiscal period without having delivered a Notice of Intent to Cure;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another clause of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of (i) five Business Days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.09, 5.10 or 5.12 of this Agreement or (ii) 15 Business Days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document;
(f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable subject to applicable grace periods;
(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or a trustee or agent on its or their behalf to cause such Indebtedness to become due or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h) an involuntary case or proceeding (including the filing of any notice of intention in respect thereof) shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, liquidation, winding up, dissolution, reorganization, examination, suspension of general operations or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law including any Canadian Insolvency Laws now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, receiver and manager, liquidator, administrator, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, (iii) the composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of its debts or obligations, (iv) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets, of such Loan Party or any Subsidiary of any Loan Party, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or more or an order or decree approving or ordering any of the foregoing shall be entered;
(i) any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition, pass any resolution or make an application seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law including any Canadian Insolvency Laws now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, custodian, sequestrator, administrator, examiner, conservator or similar official for such Loan Party or any Subsidiary of a Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment, or any Loan Party or any Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
(l) (i) any Loan Party or any of its Subsidiaries shall, directly or indirectly, terminate or cause to terminate, in whole or in part, or initiate the termination of, in whole or in part, any Canadian Pension Plan so as to result in any liability which could have a Material Adverse Effect; (ii) any event or condition exists in respect of any Canadian Pension Plan which presents the risk of liability of such Loan Party or any of its Subsidiaries which could have a Material Adverse Effect;
(m) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(n) a Change in Control shall occur;
(o) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;
(p) any Collateral Document shall for any reason fail to create a valid and perfected security interest (with the priority required by the Intercreditor Agreement) in any Collateral with an aggregate fair market value in excess of $10,000,000 purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document; or

(q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).
then, and in every such event (other than an event with respect to the Borrowers described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to the Borrowers described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and continuance of any Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
SECTION 7.02 Company’s Right to Cure.
(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event of any Event of Default under Section 6.12 and until the expiration of the tenth Business Day after the date on which financial statements are required to be delivered with respect to the applicable fiscal period hereunder (such date, the “Cure Expiration Date”), the Company (or any Parent) may on one or more occasions sell or issue Equity Interests and the Company may designate any portion of the Net Proceeds thereof as an increase to EBITDA with respect to such applicable month; provided that all such Net Proceeds to be so designated (i) are actually received by the Company (including through capital contribution of such Net Proceeds to the Company) no later than ten days after the date on which financial statements are required to be delivered with respect to such fiscal period hereunder and (ii) the aggregate amount of Net Proceeds that are so designated shall not exceed 100% of the aggregate amount necessary to cure such Event of Default under Section 6.12 for any applicable period.
(b) Upon receipt by the Company of any such designated Net Proceeds (the “Cure Amount”), EBITDA for any period of calculation which includes the last fiscal month of the Test Period ending immediately prior to the date on which such Cure Amount was paid shall be increased, solely for the purpose of calculating the Fixed Charge Coverage Ratio set forth in Section 6.12, by an amount equal to the Cure Amount. The resulting increase to EBITDA from designation of a Cure Amount shall not result in any adjustment to EBITDA or any other financial definition for any purpose under this Agreement other than for purposes of calculating the Fixed Charge Coverage Ratio under Section 6.12.

(c) If, after giving effect to the foregoing recalculations, the Company shall then be in compliance with the requirements of Section 6.12, the Company shall be deemed to have satisfied the requirements of Section 6.12 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.12 that had occurred shall be deemed cured for this purpose of the Agreement.
(d) (i) In each period of six months, there shall be no more than one exercise of a cure pursuant to Section 7.02(a) and (ii) in each period of twelve months, there shall be no more than two exercises of a cure pursuant to Section 7.02(a); provided that after any such exercise the Company shall for the following 12-month period (the “Initial Period”) maintain Aggregate Availability not less than the greater of (1) 10% of the Aggregate Borrowing Base (not to exceed 10% of the Total Commitment) and (2)(A) during September, October and November, $15,000,000 and (B) during any other month, $20,000,000 (“Initial Period Minimum Availability”). If at any time the Company shall fail to comply with the requirements contained the clause (y) of the proviso in the immediately preceding sentence, the Company shall be deemed to have been in breach of Section 6.12 as of the end of the Test Period ending immediately prior to the Initial Period.
(e) Any increase to EBITDA with respect to any fiscal month pursuant to Section 7.02(a) above will apply to any 12-month period containing such fiscal month.
(f) For the avoidance of doubt, any failure to comply with the Fixed Charge Coverage Ratio after a Fixed Charge Coverage Ratio Commencement Date shall be deemed to be cured upon a Fixed Charge Coverage Ratio Trigger Termination Event.
ARTICLE VIII
The Administrative Agent; Collateral Agent; Other Agents
SECTION 8.01 The Administrative Agent. Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Except as expressly provided below with respect to the replacement of the Administrative Agent or the Collateral Agent, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Lender and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.
For the purposes of holding any security granted by the Borrower or any other Loan Party pursuant to the laws of the Province of Quebec to secure payment of any bond issued by Borrower or any Loan Party, each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the person holding the power of attorney (i.e. “fondé de pouvoir”) (in such capacity, the “Attorney”) of the Lenders as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Lender hereby irrevocably appoints and authorizes the Administrative Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Lenders to hold and be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents. Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time. Any person who becomes a Lender shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Custodian in such capacity. The Substitution of the Administrative Agent pursuant to the provisions of this Article 8 shall also constitute the substitution of the Attorney and the Custodian.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Administrative Agent in good faith to be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or believed by the Administrative Agent in good faith to be necessary) or in the absence of its own willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness, genuineness or accuracy of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any representation, notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrowers (not to be unreasonably withheld), to appoint a successor; provided that no such consent of the Borrowers shall be required at any time during the existence of an Event of Default. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a commercial bank or finance company or an Affiliate of any such commercial bank or finance company which in each case has at least $500,000,000 in capital and is organized or doing business under the laws of the U.S. or any state thereof. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, obligations, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all its duties and obligations under the Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.17(c), Section 2.17(d) and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
SECTION 8.02 The Collateral Agent. Each of the Lenders and Issuing Banks hereby irrevocably appoints the Collateral Agent as its agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Collateral Agent, and such Lender and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Collateral Agent hereunder.

The Collateral Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers except as expressly set forth in this Agreement and (c) except as expressly set forth in the Loan Documents, the Collateral Agent shall not have any duty to disclose, nor shall be liable for the failure to disclose, any information relating to any Loan Party or any of the Subsidiaries that is communicated to or obtained by any bank serving as Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be liable for any action taken nor not taken by it in the absence of its own willful misconduct. The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the adequacy, accuracy or completeness of any information (whether oral or written) set forth or in connection with any Loan Document, (v) the legality, the validity, enforceability, effectiveness, adequacy or genuineness of any Loan Document or any other agreement, instrument or document, (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vii) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.
The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any representation, notice, request, certificate, consent, statement, instrument, document or other writing or communication believed by it to be genuine, correct and to have been authorized, signed or sent by the proper Person. The Collateral Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by them, in their Permitted Discretion, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Collateral Agent.
The Collateral Agent may resign at any time by notifying the Administrative Agent, the Issuing Banks and the Borrowers and the Required Lenders shall have the right, with the consent of the Borrowers (not to be unreasonably withheld), to appoint a successor collateral agent, who shall be the successor collateral agent hereunder (the “Successor Collateral Agent”). If a Successor Collateral Agent has not been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the Collateral Agent has given notice of such resignation, then the retiring Collateral Agent may, on behalf of the Lender Parties, appoint a Successor Collateral Agent which shall be a commercial bank or finance company or an Affiliate of any such commercial bank or finance company which in each case has at least $500,000,000 in capital and is organized or doing business under the laws of the U.S. or any state thereof. Upon the acceptance of its appointment as Successor Collateral Agent, such Person shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from the duties and obligations hereunder.

The fees payable by the Borrowers to the Successor Collateral Agent shall be the same as those payable to the Collateral Agent unless otherwise agreed between the Borrowers and the Successor Collateral Agent, as the case may be. After the Collateral Agent’s resignation hereunder, the provisions of this Article, Section 2.17(c), Section 2.17(d) and Section 9.03 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Agent.
Each Lender and Issuing Bank hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Collateral Agent; (b) the Collateral Agent (i) does not make any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report or (ii) shall be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Collateral Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, and it will not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Collateral Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
SECTION 8.03 Appointment of Fondé de Pouvoir. The Borrowers and the Lenders acknowledge that they have entered into an Appointment of fondé de pouvoir Agreement dated as of December 2, 2009 providing for the appointment of the Attorney in anticipation of the execution of this Agreement. The appointment of the Attorney hereunder is a confirmation and ratification of the appointment of the Attorney under the Appointment of fondé de pouvoir Agreement.
SECTION 8.04 Other Agents. The Joint Lead Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX
Miscellaneous
SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or by other electronic transmission, as follows:
(i)	if to any Loan Party (including each Borrower), to the Company at:
Easton-Bell Sports, Inc.
7855 Haskell Avenue, Suite 200
Van Nuys, CA 91406-1999
Attention: Mark Tripp
Facsimile No: (818) 782-9733
Easton-Bell Sports, LLC
c/o Fenway Partners
152 W. 57th Street
New York, NY 10019
Attention: Aron Schwartz
Facsimile No.: (212) 581-1205
With a copy to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention: Sunil Savkar
Facsimile No: (646) 728-1533
(ii)	if to the Administrative Agent or the Swingline Lender, to:
JPMorgan Chase Bank, N.A.
3 Park Plaza, Suite 900
CA2-4950
Irvine, CA 92614
Attention: Teresa B. Keckler
Facsimile No: (949) 471-9892
With a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Patrick Ryan
Facsimile No: (212) 455-2502

(iii)	if to JPMCB as an Issuing Bank, to:
JPMorgan Chase Bank, N.A.
3 Park Plaza, Suite 900
CA2-4950
Irvine, CA 92614
Attention: Teresa B. Keckler
Facsimile No: (949) 471-9892
With a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Patrick Ryan
Facsimile No: (212) 455-2502
(iv) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile or by other electronic transmission shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrowers and the Administrative Agent).
SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time. No notice to or demand on the Borrowers or any Loan Party in any case shall entitle the Borrowers or any Loan Party to any other or further notice or demand in similar or other circumstances.
(b) Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that, without limiting the provisions of Section 2.09(f), no such agreement shall:
(i) increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.01) without the written consent of such Lender,
(ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby,
(iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby,
(iv) change Section 2.18(b), (c) or (e) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender directly affected thereby,

(v) add new categories of eligible assets or make changes affecting any Borrowing Base eligibility criteria that have the effect of increasing Aggregate Availability, U.S. Facility Availability or Canadian Availability, without the written consent of the Collateral Agent and the Supermajority Lenders,
(vi) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender,
(vii) permit the Borrowers to assign their rights or obligations hereunder, release any Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), or increase the advance rates set forth in the definitions of Aggregate Borrowing Base, U.S. Borrowing Base or Canadian Borrowing Base, without the written consent of each Lender, or
(viii) except as provided in clauses (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swingline Lender, as the case may be.
(c) Notwithstanding anything to the contrary in this Section, if the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.
(d) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (A) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (B) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry) (C) constituting property leased or subleased by/to a Loan Party under a lease or sublease, respectively, which has expired or been terminated in a transaction permitted under this Agreement, or (D) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $10,000,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(e) If, in connection with any proposed amendment, waiver, modification or consent, the consent of the Lenders holding greater than 50% of the Aggregate Credit Exposure is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash at par the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption in accordance with Section 9.04(b) and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
(f) This Agreement will be amended to remove any Canadian Loan Party as a Canadian Borrower (a “Removed Borrower”) upon execution and delivery by the Company to the Administrative Agent of a written notification to such effect and repayment in full of all Loans made to such Removed Borrower, cash collateralization of all L/C Obligations in respect of Letters of Credit issued for the account of such Removed Borrower and repayment in full of all other amounts owing by such Removed Borrower under this Agreement and the other Loan Documents (it being agreed that any such repayment shall be in accordance with the other terms of this Agreement); provided that any such Removed Borrower may be reinstated as a Canadian Borrower (a “Reinstated Borrower”) upon (x) execution and delivery by such Reinstated Borrower of a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent to each of this Agreement and the applicable Collateral Documents, providing for such Reinstated Borrower to become a party thereto, (y) agreement and acknowledgment by the Loan Parties and such Reinstated Borrower that the Loan Guaranty covers the obligations of such Reinstated Borrower and (z) delivery to the Administrative Agent of (1) corporate or other applicable resolutions, other corporate or other applicable documents, certificates and legal opinions in respect of such Reinstated Borrower substantially equivalent to comparable documents delivered on the Effective Date and (2) such other documents or information with respect thereto as the Administrative Agent shall reasonably request.

SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the Lead Arrangers and each of their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents, (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Collateral Agent in connection with the performance of its duties pursuant to the provisions of the Loan Documents and (iv) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, reasonable out-of-pocket costs and expenses incurred in connection with:
(i) appraisals and insurance reviews;
(ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Collateral Agent or the internally allocated fees for each Person employed by the Collateral Agent with respect to each field examination, together with the reasonable fees and expenses associated with collateral monitoring services performed by the Specialized Due Diligence Group of the Administrative Agent and the Borrowers agree to modify or adjust the computation of the Borrowing Bases which may include maintaining additional Reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Borrowing Bases to the extent required by the Collateral Agent as a result of any such evaluation, appraisal or monitoring;
(iii) Taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;
(iv) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(v) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing reasonable out-of-pocket costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, to the extent permitted under Section 2.18(d).
(b) The Borrowers shall, jointly and severally, indemnify the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Banks and each Lender, and the affiliates and the respective Related Parties of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by the Borrowers or any Loan Party or any other Person arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on, at, to or from any property currently or formerly owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their Subsidiaries, (iv) the failure of the Borrowers to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by any Loan Parties for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, tax, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.
(c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section and without limiting each Borrower’s obligation to do so, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.
(d) To the fullest extent permitted by applicable law, no party shall assert, and each hereby waives, any claim against any other party or Indemnitee (i) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, and (ii) for contribution or any other rights of recovery under or related to Environmental Laws that it now or hereafter may have by statute or otherwise against any Indemnitee.

(e) All amounts due under this Section shall be payable promptly, and in no event, later than five Business Days after receipt of written demand therefor.
SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Banks that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, any Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees (other than the Borrowers or any Affiliate thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of: (A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that the Borrowers shall be deemed to have consented to any such assignment unless the Company shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; (B) the Administrative Agent (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and (C) each Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld).
(ii) Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Facility Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Company and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers shall be required if a Specified Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.19(b) or Section 9.02(e) shall not require the signature of the assigning Lender to become effective;
(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any Tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assigned designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
(E) no assignment of all or a portion of a Lender’s Canadian Facility Commitment shall be permitted without an equivalent assignment (to the same assignor) of the assignee’s U.S. Commitment
For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any Tax forms required by Section 2.17 (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, 2.05, 2.06(e) or (f), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c) (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.19(b) with respect to any payments made by such Lender to its participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) (other than clause (v)

thereof) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of and limitations of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(e) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Loan Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant shall not be entitled to the benefits of Section 2.17 unless the Borrowers and the Administrative Agent are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers and any withholding Agent, to comply with Section 2.17(f) as though it were a Lender.
(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any central bank or a Federal Reserve Bank and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08 Right of Setoff. If a Specified Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or such Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that, no such Lender shall exercise any right of set off prior to the date on which the Loans are declared to be immediately due and payable, without the prior consent of the Administrative Agent. The applicable Lender shall notify the Borrowers and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with and governed by the law of the State of New York, but giving effect to federal laws applicable to national banks.
(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York, the courts of the United States for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any other party or its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify the Company of any request by any regulatory authority or representative thereof for disclosure of any such confidential information prior to disclosure of such confidential information, (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any central bank, Federal Reserve Bank or any other governmental entity to which a Lender has pledged a security interest in all or any portion of its rights hereunder pursuant to Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by such Person or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than a Loan Party that is not to the knowledge of the receiving party in violation of any confidentiality restrictions. For the purposes of this Section, “Information” means all information received from a Loan Party or its representatives relating to the Loan Parties, the Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by a Loan Party or its representative. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS AND THE TERMS HEREOF.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS AND THE TERMS HEREOF.

SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Issuing Banks nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
SECTION 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.
SECTION 9.15 Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
SECTION 9.16 No Fiduciary Relationship. The Loan Parties agree that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Loan Parties, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Issuing Banks, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.
SECTION 9.17 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.18 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.19 Intercreditor Arrangements. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Administrative Agent pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by the Administrative Agent hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control with respect to any right or remedy. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Administrative Agent (and the Lenders) with respect to the Note Priority Collateral shall be subject to the terms of the Intercreditor Agreement, and until the Note Payment Date, any obligation of any Borrower and any Guarantor hereunder or under any other Loan Document with respect to the delivery or control of any Note Priority Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case in connection with any Note Priority Collateral, shall be deemed to be satisfied if such Borrower or such Guarantor, as applicable, complies with the requirements of the similar provision of the applicable Note Document. Until the Note Obligations Payment Date, the delivery of any Note Priority Collateral to the Note Representative pursuant to the Note Documents shall satisfy any delivery requirement hereunder or under any other Loan Document.
SECTION 9.20 Judgment Currency Conversion.
(a) The obligations of the Loan Parties hereunder and under the other Loan Documents to make payments in Dollars or in Canadian Dollars, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Administrative Agent’s quoted rate of exchange prevailing, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties each covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. Any amount due from a Loan Party under this Section 9.20(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.
(c) For purposes of determining the prevailing rate of exchange, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
ARTICLE X
Loan Guaranty
SECTION 10.01 Guaranty. Each U.S. Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all out-of-pocket costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower or any Guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “ U.S. Guaranteed Obligations”). Each Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Canadian Secured Obligations and, and all out-of-pocket costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Canadian Secured Obligations from, or in prosecuting any action against, any Borrower or any Guarantor of all or any part of the Canadian Secured Obligations (such costs and expenses, together with the Canadian Secured Obligations, collectively the “Canadian Guaranteed Obligations”, together with the U.S. Guaranteed Obligations, the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender to sue any Borrower, any Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
SECTION 10.03 No Discharge or Diminishment of Loan Guaranty (a) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Collateral Agent, any Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.
(b) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
(c) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.
SECTION 10.05 Rights of Subrogation. Any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification of any Guarantor against any Obligated Party, or any collateral, shall be subordinated in right of payment to the Obligations until the Loan Parties and the Guarantors have fully performed all their obligations to the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders.
SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lender.
SECTION 10.07 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Collateral Agent, any Issuing Bank nor any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08 Taxes.
All payments of the Guaranteed Obligations will be made by each Guarantor free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Guarantor shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and (iii) such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
SECTION 10.09 Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any corporate law, or any provincial, state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Loan Guaranty would otherwise be held or determined to be void, voidable, avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.10 Contribution. In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the Effective Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Borrowers after the Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Administrative Agent, the Collateral Agent, the Issuing Banks, the Lenders and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
SECTION 10.11 Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EASTON-BELL SPORTS, INC.
By
Name:
Title:

4078624 CANADA INC.
By
Name:
Title:

ALL-AMERICAN SPORTS (CANADA) LTD.
By
Name:
Title:

BELL SPORTS CANADA INC.
By
Name:
Title:

EASTON SPORTS CANADA, INC.
By
Name:
Title:

OTHER LOAN PARTIES: [NAME OF LOAN PARTY]
By
Name:
Title:

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender
By
Name:
Title:

[OTHER BANKS]
By
Name:
Title:

EXHIBIT D
[FORM OF]
COMPLIANCE CERTIFICATE
This Compliance Certificate (the “Certificate”) is furnished pursuant to that certain Revolving Credit Agreement, dated as of December 3, 2009 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”), among EASTON-BELL SPORTS, INC. (the “Company”), 4078624 CANADA INC., ALL-AMERICAN SPORTS (CANADA) LTD., BELL SPORTS CANADA INC., and EASTON SPORTS CANADA, INC. (the “Canadian Borrowers”, and together with the Company, the “Borrowers”), the Guarantors from time to time parties thereto, the Lenders party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
1. I am the duly elected, qualified and acting Chief Financial Officer of the Company.
2. I have reviewed and am familiar with the contents of this Certificate.
3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”).
4. [The Financial Statements fairly present in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.]1
5. No Default has occurred during or at the end of the accounting period covered by the Financial Statements [except as set forth below].2
6. [Attached hereto as Attachment 2 are reasonably detailed calculations of the Total Leverage Ratio for the most recently ended four fiscal quarter period of the Company and its consolidated Subsidiaries.]3
7. [Attached hereto as Attachment 3 are the reasonably detailed calculations demonstrating compliance with the covenant set forth in Section 6.12 of the Credit Agreement.]4

[1]	To be inserted in the case of Financial Statements delivered pursuant to Section 5.01(b) or (c) of the Credit Agreement.

[2]	To the extent a Default/Event of Default has occurred, the details thereof and any action taken or proposed to be taken with respect thereto must be provided.

[3]	To be inserted in the case of Financial Statements delivered pursuant to Section 5.01(a) or (b) of the Credit Agreement.

[4]	Insert if Section 6.12 is applicable.

8. No change in GAAP or in the application thereof that applies to the Company or any of its consolidated Subsidiaries has occurred since the later of January 3, 2009 and the date of the prior Certificate delivered pursuant to Section 5.01(d) of the Credit Agreement.5

[5]	To the extent a change has occurred, the effect of such change on the financial statements accompanying this certificate must be specified.

IN WITNESS WHEREOF, I have executed this Certificate this  _____  day of  _______, 20  ___.

Name:
Title:

Attachment 1
to Compliance Certificate
[Attach Financial Statements]

Attachment 2
to Compliance Certificate
The information described herein is as of                       ___,  _____, and pertains to the period from                       ___,  _____  to                       ___, _______.
[Set forth Covenant Calculations]

SCHEDULE 1.01A
Schedule 1.01A
Commitments Schedule

				Canadian Sub
Lender	Bookrunner	Agent Title	Allocation	Tranche
JPMorgan Chase Bank, N.A.	Joint Lead Arranger	Administrative Agent	37,131,578.95	5,368,421.05
Wells Fargo Capital Finance, LLC	Joint Lead Arranger	Co-Syndication Agent	37,131,578.95	5,368,421.05
Bank of America, N.A.		Co-Syndication Agent	34,947,368.42	5,052,631.58
US Bank National Association		Documentation Agent	34,947,368.42	5,052,631.58
General Electric Capital Corporation			17,473,684.21	2,526,315.79
PNC Bank, National Association			17,473,684.21	2,526,315.79
Union Bank, N.A.			17,473,684.21	2,526,315.79
Capital One Leverage Finance Corp.			12,500,000.00	—
Siemens Financial Services, Inc.			10,921,052.63	1,578,947.37

Totals			220,000,000.00	30,000,000.00